                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the

[x]  Definitive Proxy Statement               Commission Only (as permitted

[_]  Definitive Additional Materials          by Rule 14a-6(e)(2))

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          NORTHWESTERN FINANCIAL CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2), or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

          Common Stock, par value $.01 per share
          ----------------------------------------------------------------------

     2.   Aggregate number of securities to which transaction applies:
          558,283
          ----------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $23.25 (Proposed cash purchase price per share)
          ----------------------------------------------------------------------

     4.   Proposed maximum aggregate value of transaction:

          $12,980,080
          ----------------------------------------------------------------------

     5.   Total Fee Paid:

          $2,597.00
          ----------------------------------------------------------------------

[x]  Fee paid previously with preliminary materials:  $2,597.00

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

          ---------------------------------------

     2.   Form, Schedule or Registration Statement No.:

          ---------------------------------------

     3    Filing Party:

          ---------------------------------------

     4.   Date Filed:

          ---------------------------------------

                   [Northwestern Financial Corp. Letterhead]



                                  June 3, 1996



Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Northwestern Financial Corp. (the "Company") to be held at Northwestern Savings Bank, F.S.B.'s South Bank office located at 1301 30th Avenue South, Fargo, North Dakota, on Friday, June 28, 1996 at 11:00 a.m., local time.

     As described in the enclosed Proxy Statement, at the Special Meeting, the stockholders of the Company will be asked to approve a Reorganization and Merger Agreement, dated as of February 13, 1996 (the "Agreement"), which provides for the acquisition of the Company by AFS Financial Corporation, for a per share cash purchase price of $23.25. Further information concerning the proposed acquisition is contained in the accompanying Notice of Special Meeting and Proxy Statement.

     Your Board of Directors has unanimously approved the proposed acquisition and recommends that you vote FOR approval of the Agreement. An abstention or
                                                             ----------------
failure to vote is the equivalent of voting against the proposal.
- ----------------------------------------------------------------

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will NOT prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.


                                    Sincerely,

                                    /s/ David S. Paulson

                                    David S. Paulson
                                    President and Chief Executive Officer



        ** PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME **

- --------------------------------------------------------------------------------

                          NORTHWESTERN FINANCIAL CORP.
                                720 MAIN AVENUE
                           FARGO, NORTH DAKOTA  58103
                                 (701) 235-4248

- --------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 1996

- --------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournment or postponement, the "Special Meeting") of Northwestern Financial Corp. (the "Company") will be held at Northwestern Savings Bank, F.S.B.'s South Bank office located at 1301 30th Avenue South, Fargo, North Dakota, on Friday, June 28, 1996 at 11:00 a.m., local time for the purpose of considering and acting upon the following proposals:

 1. The approval of a Reorganization and Merger Agreement, dated as of February 13, 1996 (the "Agreement"), by and between the Company and Northwestern Savings Bank, F.S.B. (the "Bank") on the one hand and AFS Financial Corporation ("AFS"), American Federal Bank ("American Federal") and American Acquisition Corp. ("NewSub") on the other hand, pursuant to which:
     (i) the Company will be acquired by AFS by means of the merger of NewSub, a wholly owned subsidiary of American Federal, with and into the Company (the "Merger") with the Company as the surviving corporation; (ii) each share of the Company's common stock, $0.01 par value per share (the "Common Stock"), will be converted into the right to receive $23.25 in cash; and (iii) each holder of an option to acquire Common Stock will receive a cash payment in an amount determined by multiplying the number of shares of Common Stock subject to option by an amount equal to the difference between $23.25 and the per share exercise price of the option, under such terms and conditions as are described in the Proxy Statement and the Agreement and the other transactions contemplated thereby; and

 2. The transaction of such other matters as may properly come before the Special Meeting or any adjournment thereof.

     A Proxy Card and a Proxy Statement for the Special Meeting are enclosed. A copy of the Agreement is attached as Appendix A to the Proxy Statement which accompanies this Notice.

     Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on May 3, 1996, as the record date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     Stockholders of the Company will be entitled to and may exercise dissenters' rights under the provisions of Division XIII of the Iowa Business Corporation Act ("IBCA"). A copy of Division XIII of the IBCA is attached as Appendix B to the Proxy Statement that accompanies this Notice.

     You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Mary K. Nelson

                              Mary K. Nelson
                              Secretary
Fargo, North Dakota
June 3, 1996

                          NORTHWESTERN FINANCIAL CORP.
                                720 MAIN AVENUE
                           FARGO, NORTH DAKOTA  58103

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 1996

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Northwestern Financial Corp. (the "Company") to be used at a Special Meeting of Stockholders (including any adjournment or postponement, the "Special Meeting") to be held at Northwestern Savings Bank, F.S.B.'s South Bank office located at 1301 30th Avenue South, Fargo, North Dakota on Friday, June 28, 1996 at 11:00 a.m., local time, and at any adjournment or postponement thereof. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to: (i) approve a Reorganization and Merger Agreement (the "Agreement"), dated February 13, 1996, by and between the Company and Northwestern Savings Bank, F.S.B. (the "Bank") on the one hand and AFS Financial Corporation ("AFS"), American Federal Bank ("American Federal"), a wholly owned subsidiary of AFS, and American Acquisition Corp. ("NewSub"), a wholly owned subsidiary of American Federal, on the other.
A copy of the Agreement is attached to this Proxy Statement as Appendix A. Only stockholders of record as of the close of business on May 3, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. The accompanying Notice of Special Meeting and this Proxy Statement, together with the enclosed proxy card, are being mailed to stockholders of record on or about June 3, 1996.

     The Agreement provides for the acquisition of the Company by AFS by means of the merger of NewSub with and into the Company (the "Merger"). The Company will be the surviving corporation and as a result of the Merger shall become a wholly owned subsidiary of American Federal. At the effective time of the Merger (the "Effective Time"), each share of the Common Stock outstanding immediately prior thereto would be cancelled and converted into the right to receive a cash payment from AFS equal to $23.25 (the "Merger Consideration"). In addition, pursuant to the Agreement, at the effective time of the Merger, each outstanding option to acquire Common Stock ("Option") will be cancelled, and, in consideration for such cancellation, each holder of an Option will receive a cash payment in an amount determined by multiplying the number of shares of Common Stock subject to such Option by an amount equal to the difference between the Merger Consideration and the per share exercise price of such Option. THE BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AGREEMENT.

     ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO AFS, AMERICAN FEDERAL AND NEWSUB HAS BEEN SUPPLIED BY AFS, AND ALL INFORMATION WITH RESPECT TO THE COMPANY AND THE BANK HAS BEEN SUPPLIED BY THE COMPANY.

- --------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
- --------------------------------------------------------------------------------

        ** PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME **
              STOCKHOLDERS WILL BE GIVEN DETAILED INSTRUCTIONS FOR
                 SURRENDERING THEIR STOCK CERTIFICATES AS SOON
                        AS PRACTICABLE AFTER THE MERGER
                               BECOMES EFFECTIVE.

                               TABLE OF CONTENTS

                                                            PAGE
                                                            ----

SUMMARY...................................................    3

NORTHWESTERN FINANCIAL CORP. SELECTED
 CONSOLIDATED FINANCIAL AND OTHER DATA....................   11

MEETING INFORMATION.......................................   13
    Date, Time and Place.................................    13
    Voting Rights.........................................   13
    Voting and Revocation of Proxies......................   13
    Solicitation of Proxies...............................   13

PROPOSAL I -- APPROVAL OF THE MERGER......................   14
    General...............................................   14
    The Parties to the Agreement..........................   14
    Background of the Merger..............................   16
    Recommendation of the Board of Directors;
      Reasons for the Merger..............................   19
    Opinion of Financial Advisor..........................   19
    Vote Required.........................................   22
    Dissenters' Rights....................................   23
    Description of the Merger.............................   24
    Exchange of Stock Certificates and Settlement
      of Options..........................................   25
    Effective Time........................................   25
    Conditions to the Merger..............................   25
    Conduct of Business Pending the Merger................   27
    No Solicitation.......................................   28
    Representations and Warranties of the Company
      and the Bank........................................   29
    Representations and Warranties of AFS
      and American Federal................................   29
    Further Agreements of the Parties.....................   29
    Termination of the Agreement..........................   31
     Amendment............................................   32
    Expenses                                                 32
    Interests of Certain Persons in the Merger............   32
    Certain Federal Income Tax Consequences...............   35
    Accounting Treatment..................................   35
    Regulatory Approvals..................................   35

NORTHWESTERN FINANCIAL CORP...............................   36
    General...............................................   36
    Branch Sales..........................................   37
    Past Supervisory Actions..............................   37
    Arizona Lending.......................................   37
    Market Area...........................................   38
    Lending Activities                                       39
    Mortgage-Backed Securities Held to Maturity...........   55
    Securities Available for Sale.........................   55
    Investments Held to Maturity and Other Investments....   55
    Deposit Activity and Other Sources of Funds...........   58
    Subsidiary Activities.................................   63
    Competition...........................................   63
    Employees.............................................   64
    Properties............................................   64
    Legal Proceedings.....................................   64

                                                            PAGE
                                                            ----
REGULATION................................................   65

TAXATION..................................................   75

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS...........................................   77
     Financial Review.....................................   77
     Results of Operations for the Years Ended June 30,
      1995, 1994 and 1993.................................   78
     Financial Condition at June 30, 1995, 1994 and 1993..   84
     Financial Condition at March 31, 1996 and
      June 30, 1995.......................................   91
     Results of Operations for the Nine Months Ended
      March 31, 1996 and 1995.............................   94
     Liquidity and Capital Resources......................   97

STOCK OWNERSHIP OF MANAGEMENT AND
  CERTAIN BENEFICIAL OWNERS...............................   98

MARKET FOR THE COMMON STOCK AND DIVIDENDS.................   99

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..................  100

OTHER MATTERS.............................................  100

STOCKHOLDER PROPOSALS.....................................  100

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
  OF NORTHWESTERN FINANCIAL CORP..........................  101

APPENDICES
  Appendix A - Reorganization and Merger Agreement          A-1
  Appendix B - Opinion of Robert W. Baird & Co.,
      Incorporated........................................  B-1
  Appendix C - Division XIII of the Iowa Business
      Corporation Act.....................................  C-1

                                    SUMMARY

     The following is a brief summary of certain information regarding the
Merger contained in this Proxy Statement and the Appendices hereto.  This
                                                                     ----
summary does not contain a complete statement of all material information
- -------------------------------------------------------------------------
relating to the proposed acquisition of Northwestern Financial Corp. (the
- -------------------------------------------------------------------------
"Company") and is subject to and qualified in its entirety by reference to the
- ------------------------------------------------------------------------------
more detailed information contained elsewhere in this Proxy Statement, including
- --------------------------------------------------------------------------------
the Appendices.  Each stockholder is urged to give careful consideration to all
- ---------------
of the information contained herein before casting his or her vote.

INFORMATION RELATING TO THE SPECIAL MEETING

     The Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of the Company will be held on Friday, June 28, 1996 at 11:00 a.m., local time, at Northwestern Savings Bank, F.S.B.'s South Bank office located at 1301 30th Avenue South, Fargo, North Dakota. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to: (i) approve a Reorganization and Merger Agreement (the "Agreement"), dated February 13, 1996, by and between the Company and Northwestern Savings Bank, F.S.B. (the "Bank") on the one hand and AFS Financial Corporation ("AFS"), American Federal Bank ("American Federal"), a wholly owned subsidiary of AFS, and American Acquisition Corp. ("NewSub), a wholly owned subsidiary of American Federal, on the other. A copy of the Agreement is attached to this Proxy Statement as Appendix A. Only stockholders of record as of the close of business on May 3, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. See "MEETING INFORMATION." The Company and the Bank are collectively referred to herein as "Seller" or "Sellers", and AFS, American Federal and NewSub are collectively referred to herein as "Buyer" or "Buyers".

     APPROVAL OF THE AGREEMENT WILL REQUIRE THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF ALL VOTES ENTITLED TO BE CAST BY THE HOLDERS OF THE COMPANY'S COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON STOCK").

THE MERGER

     The Agreement provides for the acquisition of the Company by AFS by means of a merger of NewSub with and into the Company (the "Merger") in accordance with the provisions of the Agreement and applicable provisions of Iowa law. The Company will be the surviving entity resulting from the Merger (the "Surviving Corporation") and as a result of the Merger will become a wholly owned subsidiary of American Federal. The Agreement has been approved and adopted by the Boards of Directors of the Company and the Bank and by AFS, American Federal and NewSub. At the effective time of the Merger (the "Effective Time"), each share of Common Stock outstanding immediately prior thereto will be cancelled and converted into the right to receive a cash payment from AFS equal to $23.25 (the "Merger Consideration"). In addition, pursuant to the Agreement, prior to the Effective Time, the Company will amend the Northwestern Financial Corp. 1993 Stock Option and Incentive Plan (the "Option Plan") to the extent necessary to permit the cancellation or termination on the Effective Time of each option to purchase Common Stock ("Option") outstanding as of the Effective Time. At the Effective Time, each Option holder will receive a cash payment in an amount determined by multiplying the number of shares of Common Stock subject to such Option by an amount equal to the difference between the Merger Consideration and the per share exercise price of such Option. The amount of such a cash payment to holders of Options with respect to each Option to purchase one share of Common Stock is referred to as the "Stock Option Price." As of the Record Date, there were outstanding Options to acquire 47,023 shares of Common Stock. All Options had an exercise price of $10.00 per share and were held by 11 holders. Following the Effective Time, the Company will be liquidated into American Federal and, thereafter, the Bank will be merged with and into American Federal (the "Bank Merger").

     The Merger Consideration was determined in negotiations between the Company and AFS with the assistance of the Company's financial advisor. For a general discussion of these negotiations, the factors considered by the Board of Directors of the Company in evaluating the Merger and the basis for the opinion of the Company's financial advisor that the Merger Consideration is fair to stockholders from a financial point of view, see

"PROPOSAL I -- APPROVAL OF THE MERGER -- Background of the Merger," " -- Recommendation of the Board of Directors; Reasons for the Merger" and " -- Opinion of Financial Advisor."

THE PARTIES TO THE AGREEMENT

     Northwestern Financial Corp. The Company was incorporated under the laws of the State of Iowa in September 1993 to become a savings institution holding company with the Bank as its sole subsidiary. The Company acquired all of the capital stock of the Bank issued in connection with the Bank's conversion from mutual to stock form (the "Conversion") on December 31, 1993. The Company's principal business is the business of the Bank and its subsidiaries. In conjunction with the Bank's conversion, the Company issued 508,238 shares of Common Stock to the public and registered its Common Stock with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS"). Prior to its acquisition of the capital stock of the Bank, the Company had no assets and no liabilities and engaged in no business activities. Since the acquisition, the Company has not engaged in any significant activity other than holding the stock of the Bank. At March 31, 1996, the Company had total assets of $69.9 million, deposits of $52.8 million and stockholders' equity of $9.7 million.

     The executive offices of the Company are located at 720 Main Avenue, Fargo, North Dakota 58103, and its main telephone number is (701) 235-4248.

     Northwestern Savings Bank, F.S.B. The Bank is a federal savings bank operating through three offices located in Fargo and Wahpeton, North Dakota.
The Bank has operated continuously for over 100 years, having been founded as a North Dakota chartered mutual savings and loan association in 1893. The Bank became a Federal Home Loan Bank ("FHLB") member in 1933, and its deposits became federally insured in 1959. The Bank adopted a federal charter in 1973, at which time it adopted the title Northwestern Federal Savings and Loan Association. In 1991, the Bank adopted its present title of Northwestern Savings Bank, F.S.B. The Bank converted to the stock form of ownership on December 31, 1993, at which time it became a wholly owned subsidiary of the Company.

     The Bank's principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate located primarily in the Bank's primary market area, the Fargo-Moorhead area, which consists of Cass and Richland Counties in North Dakota and Clay and Wilkin Counties in Minnesota. To a limited extent, the Bank has resumed the placement of loans secured by properties in Arizona in its loan portfolio to be held for investment purposes. Such loans are originated by the Bank's loan production office in Chandler, Arizona. The Bank emphasizes the origination of loans for the purchase or construction of residential real estate and multi-family residential property. In addition, to a lesser extent, the Bank originates commercial real estate loans, commercial leases and consumer loans, including automobile loans, home equity loans, and loans secured by savings accounts.

     The Bank derives its income principally from interest earned on loans and, to a lesser extent, loan servicing and other fees, gains on the sale of loans and interest earned on investment and mortgage-backed securities. The Bank's principal expenses are interest expense on deposits and non-interest expense such as compensation and employee benefits, office occupancy and equipment expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, repayments of outstanding loans, sales of loans and operating revenues.

     The Bank is subject to examination and comprehensive regulation by the OTS, and the Bank's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF"), which is administered by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member of and owns capital stock in the FHLB of Des Moines, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained and certain other matters.

     The executive offices of the Bank are located at 720 Main Avenue, Fargo, North Dakota 58103, and its main telephone number is (701) 235-4248.

     AFS Financial Corporation. AFS was formed in April 1991 at the direction of American Federal for the purpose of becoming a holding company for American Federal as part of its conversion from mutual to stock form. AFS is classified as a unitary savings and loan holding company subject to regulation by the OTS. AFS does not engage in any significant activity other than holding the stock of American Federal and operating the business of a savings association through American Federal. At March 31, 1996, AFS had total assets of $204.8 million, deposits of $176.1 million and stockholders' equity of $14.3 million. The executive offices of AFS are located at 124 DeMers Avenue, East Grand Forks, Minnesota 56721, and its main telephone number is (218) 773-9711.

     American Federal Bank. American Federal was incorporated in 1890 as a Minnesota-chartered building and loan association. American Federal converted to a federally chartered savings and loan association in 1934 and to a federally chartered mutual savings bank in 1985. In 1991, American Federal converted to stock form.

     American Federal is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by one- to four-family residential properties located in its market area. To a lesser extent, American Federal originates commercial real estate and multi-family residential real estate loans and consumer loans, and maintains an investment securities and mortgage-backed securities portfolio.

     As a federally chartered savings bank, American Federal is subject to extensive regulation and examination by the OTS and the FDIC, as the administrator of the SAIF, which insures American Federal's deposits up to applicable limits. American Federal is a member of the FHLB of Des Moines, which is one of the 12 district banks comprising the FHLB system.

     The executive offices of American Federal are located at 124 DeMers Avenue, East Grand Forks, Minnesota 56721, and its main telephone number is (218) 773-9711.

     American Acquisition Corp. NewSub is an Iowa corporation and a wholly owned subsidiary of American Federal. NewSub has conducted no business operations and was formed solely to consummate the Merger.

     The executive offices of NewSub are located at 124 DeMers Avenue, East Grand Forks, Minnesota 56721, and its main telephone number is (218) 773-9711.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

     The Board of Directors of the Company has unanimously approved the Agreement and determined that the Merger is in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. See "PROPOSAL I -- APPROVAL OF
                  ---
THE MERGER -- Recommendation of the Board of Directors; Reasons for the Merger." Approval of the Merger requires the affirmative vote of a majority of the shares of Common Stock outstanding. As of the Record Date, directors and executive officers of the Company and their affiliates were the beneficial owners of 130,324 shares, or 23.5%, of the Common Stock outstanding at that date. In addition, the MRP trusts, of which four non-employee directors are trustees, were the beneficial owners of 2,247 shares, or 0.4%, of the outstanding Common Stock, and, at the Record Date, there were 32,016 shares, representing 6.3% of the outstanding Common Stock, held in the ESOP suspense account for future allocation to participating employees. The ESOP trustees, consisting of four non-employee directors of the Company, vote allocated shares in accordance with the instructions of the participants and unallocated shares and shares for which no instructions have been given in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees' best judgment. In addition, as of the Record Date, AFS and its affiliates owned 638 shares, or 0.1%, of the outstanding Common Stock. See "PROPOSAL I -- APPROVAL OF THE MERGER -- Vote Required."

CONDITIONS TO THE MERGER

     The Agreement sets forth a number of conditions which must be satisfied before the Merger may be consummated, including the approval of the Agreement by the requisite vote of the stockholders of the Company and the receipt of all governmental approvals required by the Agreement. An application for approval of the Merger has been submitted to the OTS. No assurance can be given that such application will be approved or that it will not be approved on terms or conditions that may require an amendment to the Agreement. After Company stockholders have approved the Agreement, no amendment without further stockholder approval may change the amount or form of the consideration to be received by the Company stockholders in the Merger.

     If stockholder approval of the Agreement is not obtained, none of the transactions contemplated thereby, including the Merger, shall be consummated. While no definitive plans have been formulated as to what course of action would be pursued in this event, the Board of Directors presently intends to continue the operation of the Company as an independent entity.

     Consummation of the Merger also is subject to receipt by AFS of an opinion of its tax counsel or tax accountants as to the tax consequences of the Merger and the Bank Merger to AFS, American Federal, the Company and the Bank. Such opinion has been received.

     The Merger is also subject to a number of other conditions set forth in the Agreement. It is not known as of the date of this Proxy Statement whether all conditions to the Merger will be satisfied. The Agreement may be terminated by a party if any event occurs which renders it impossible for the other party to satisfy in any material respect a condition to the terminating party's obligation to effect the Merger or the Bank Merger. See "PROPOSAL I -- APPROVAL OF THE MERGER -- Conditions to the Merger" and " -- Termination of the Agreement." Except for conditions relating to Company stockholder approval of the Agreement, receipt of governmental approvals and the absence of governmental or judicial orders prohibiting the Merger, any condition to a party's obligation to consummate the Merger may be waived by that party. Neither party can predict as of the date of this Proxy Statement whether it would waive any condition to its obligation to consummate the Merger.

EXCHANGE OF STOCK CERTIFICATES

     Within five business days after the Effective Time, an exchange agent (the "Exchange Agent") to be mutually agreed upon by Buyer and Seller will send a notice and a form of letter of transmittal ("Letter of Transmittal") to each holder of certificate(s) which immediately prior to the Effective Time represented shares of Common Stock, advising the holders of the terms of the exchange and the procedure for surrendering such certificate(s) in exchange for the Merger Consideration. Upon receipt of the certificate(s) and properly completed transmittal forms or letters, the Exchange Agent will make the appropriate cash payment. The Agreement provides that AFS may act as the Exchange Agent. See "PROPOSAL I -- APPROVAL OF THE MERGER -- Exchange of Stock Certificates and Settlement of Options."

     PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
               ---

OPINION OF FINANCIAL ADVISOR

     The Board of Directors retained Robert W. Baird & Co. Incorporated ("Baird") to render financial advisory services to the Company and requested that Baird render its opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received in the Merger. Baird rendered its opinion to the Board of Directors of the Company as of February 13, 1996 that, from a financial point of view, the consideration to be received in the Merger was fair to the stockholders of the Company. This opinion has been updated and confirmed as of the date of this Proxy Statement. (Such opinion, as updated, is hereinafter referred to as the "Opinion"). The Opinion sets forth a description of the assumptions made and matters considered by Baird and contains certain limitations and qualifications. A copy of the Opinion is attached as Appendix B hereto, and the description set forth herein is qualified in its entirety by reference to the attached Opinion. For additional information, see "PROPOSAL I -- APPROVAL OF THE MERGER -- Opinion of Financial Advisor" and the opinion of Baird attached hereto as Appendix B.

DISSENTERS' RIGHTS

     Under the provisions of Iowa law, any stockholders of the Company who object to the Merger will have a statutory right to demand payment of the "fair value" of their Common Stock in cash. To perfect this right, a Company stockholder must not vote such shares in favor of the Merger at the Special Meeting (this may be done by marking the proxy either to vote against the Merger or to abstain from voting thereon or by not voting at all) and must take such action as is required by the provisions of Part B of Division XIII of the Iowa Business Corporation Act ("IBCA"), including delivering written notice of objection to the Company prior to the vote on the Agreement at the Special Meeting. See "PROPOSAL I -- APPROVAL OF THE MERGER -- Dissenters' Rights" and Appendix C hereto.

NO SOLICITATION

     The Agreement provides that neither the Company nor the Bank will authorize or permit any officer, director, employee, investment banker, attorney, accountant or other representative to initiate contact with any person or entity in an effort to solicit, initiate or encourage any proposal other than as contemplated by the Agreement for a merger or other business combination involving the Company or the Bank or for the acquisition of a 10% or greater equity interest in the Company or the Bank, or for the acquisition of a substantial portion of the assets of the Company or the Bank ("Takeover Proposal"). Except as the fiduciary duties of the Company's Board of Directors may require, the Company and the Bank are not permitted to cooperate with or furnish non-public information concerning its business to any person in connection with a Takeover Proposal, negotiate a Takeover Proposal or enter into an agreement as to any Takeover Proposal. The Company must notify AFS immediately upon becoming aware of the possibility of a Takeover Proposal or having contact initiated by any party other than AFS or American Federal regarding a significant corporate event. The Agreement also provides that the Company and the Bank will upon demand pay $500,000 to AFS and American Federal if the Agreement is terminated under certain circumstances and prior to such termination there occurred either of the following events: (i) the Company or a subsidiary without AFS's prior written consent shall have entered into an agreement to engage in a merger with or acquisition or purchase of the Company's or the Bank's assets by a party other than AFS or an affiliate; or (ii) after a bona fide proposal is made by any person other than AFS or an affiliate to engage in a transaction described in (i) above, either the Company shall have willfully breached a covenant contained in the Agreement, the Company stockholders shall not have approved the Agreement at the Special Meeting, the Special Meeting is not held or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to AFS its recommendations that stockholders vote FOR approval of the Agreement.

     The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with the Company.

     See "PROPOSAL I -- APPROVAL OF THE MERGER -- No Solicitation."

TERMINATION OF THE AGREEMENT

     The Agreement is subject to termination by the mutual agreement of the parties. The Agreement also is subject to termination by either the Company or AFS if the closing of the transactions provided for in the Agreement (the "Closing") has not occurred by October 31, 1996 (the "Termination Date"), except that the right to terminate is not available to any party whose failure to perform an obligation under the Agreement caused the Closing not to occur prior to the Termination Date. The Agreement may be terminated by a party if any event occurs which renders it impossible for the other party to satisfy in any material respect a condition to the terminating party's obligation to effect the Merger or the Bank Merger. See "PROPOSAL I -- APPROVAL OF THE MERGER -- Termination of the Agreement" and " -- Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     All stockholders should read carefully the discussion in "PROPOSAL I -- APPROVAL OF THE MERGER -- Certain Federal Income Tax Consequences" and other sections of this Proxy Statement. Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under applicable tax laws.

     The receipt of cash by a stockholder of the Company in exchange for shares of the Common Stock pursuant to the Merger will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder who receives cash in the Merger in exchange for such stockholder's shares of Common Stock will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash payment of $23.25 per share received from AFS in exchange for the shares of the Common Stock and (ii) the stockholder's tax basis in such shares of Common Stock. See "PROPOSAL I -- APPROVAL OF THE MERGER -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's and the Bank's Boards of Directors and their officers and employees have interests in the Merger in addition to their interests as stockholders of the Company generally. These interests include, among others, provisions in the Agreement relating to liability insurance and indemnification, the accelerated vesting of previously granted awards of restricted shares of Common Stock, accelerated vesting under the Company's Employee Stock Ownership Plan ("ESOP") and the Bank's Directors' Retirement Plan and other employee benefit matters. See "PROPOSAL I -- APPROVAL OF THE MERGER -
- - Interests of Certain Persons in the Merger" and " -- Further Agreements of the Parties."

     The Agreement provides that the employment agreements of Mr. Paulson, the President and Chief Executive Officer of the Company and the Bank, and Ms. Nelson, the Executive Vice President and Secretary of the Company and the Bank, will be terminated at the Effective Time and at the Effective Time, the payments to which Mr. Paulson and Ms. Nelson are due under their agreements upon a change in control will be made. It is currently anticipated that in the event the Closing occurred on June 30, 1996, Mr. Paulson and Ms. Nelson will be entitled to severance payments under their current employment agreements in the approximate amounts of approximately $287,000 and $156,000, respectively. Pursuant to the Agreement, in no event may the aggregate amount of such payments to Mr. Paulson and Ms. Nelson exceed the "golden parachute" limits of the Internal Revenue Code of 1986 or $292,000 and $159,000, respectively.

     The existing severance agreement between Brian P. Wittman, Controller of the Company and the Bank, and the Company will be terminated and in lieu thereof Mr. Wittman and American Federal will enter into a severance agreement providing that: (A) on the earlier to occur of 120 days following the Effective Time or December 31, 1996, Mr. Wittman will receive as consideration for agreeing to terminate his existing severance agreement (and such rights as he may be entitled to thereunder) and for assisting in the transition following the Effective Time a cash payment of $23,130 from American Federal; (B) on the date that is 120 days following the Effective Time, Mr. Wittman will receive an additional cash payment of $23,130 from American Federal, unless on or prior to such date Mr. Wittman and American Federal agree in writing for Mr. Wittman to continue full time employment with American Federal on mutually acceptable terms, in which event such additional $23,130 payment shall not be made; (C) in the event Mr. Wittman's employment is terminated by either AFS or American Federal prior to the date on which a payment is to be made pursuant to clause
(A) or (B) Mr. Wittman will receive a cash payment of $46,260 less any payment previously tendered to him pursuant to clause (A) or (B) effective upon such termination and no further payment shall be required; and (D) no payments still owing to Mr. Wittman will be due if at any time prior to the date on which a payment is required to be made Mr. Wittman voluntarily self-terminates his employment or he is terminated by American Federal for cause.

     Pursuant to the Agreement, at the Effective Time, each holder of an Option will receive, in consideration for the cancellation of such Option, an amount determined by multiplying the number of shares subject to Option by an amount equal to the difference between $23.25 and the exercise price per share of Common Stock underlying such Option. All outstanding Options have an exercise price of $10.00 per share. Assuming that no Options are exercised prior to the Effective Time, the amount each director, director emeritus and executive officer of the Company is expected to receive in exchange for the cancellation of his or her Options outstanding as of the Record Date is as follows:

                                                            NUMBER OF SHARES    NET REALIZABLE
NAME                    POSITION                            UNDERLYING OPTIONS  VALUE OF OPTIONS
- ----                    --------                            ------------------  ----------------

David S. Paulson        Director, President and Chief
                        Executive Officer                         15,006          $  198,830
John M. Grove           Chairman of the Board                      3,602              47,727
Carl R. Ekern           Director                                   3,602              47,727
Robert S. Gibb, Sr.     Director                                   3,602              47,727
Mary K. Nelson          Director, Executive Vice President
                        and Secretary                              7,502              99,402
Mark V. Sweeney         Director                                   3,602              47,727
C. Nicholas Vogel       Director Emeritus                          3,602              47,727
Brian P. Wittman        Controller/Treasurer                          --                  --
Stanley D. Bachmeier    Vice President - Lending                   3,002              39,777
Marlin D. Lindquist     Vice President                             1,251              16,576
Eric B. Rogne           Vice President                             1,251              16,576

     In addition, at the Effective Time, each non-employee director and the director emeritus will become fully vested in 1,440 shares of restricted Common Stock with an individual value of $33,480 at the Effective Time and Messrs. Paulson, Wittman, Bachmeier, Lindquist and Rogne and Ms. Nelson would become immediately fully vested in 6,002, 800, 1,200, 500, 500 and 3,001 shares of restricted Common Stock, respectively, with an approximate value (based on a per share price of $23.25) of $139,547, $18,600, $27,900, $11,625, $11,625 and
$69,773, respectively and would also be entitled to receive any unpaid cash dividends which had accrued on such shares plus interest as well as, in the case of Messrs. Wittman and Bachmeier who did not exercise an election to receive a cash bonus at the time of award, a cash bonus equal to $4.00 per share for each share award received by the individual for the tax liability which such individuals will recognize with respect to such unvested restricted stock awards.

     As a result of the Merger and upon the termination of the ESOP, the ESOP loan from Northwestern Financial Corp. of $320,160 will be repaid from the Merger Consideration received for the 31,016 shares of Common Stock held by the ESOP that remained unallocated at December 31, 1995. The remaining proceeds will be allocated to the ESOP participants. The expected amounts to be allocated as a result of such action to Messrs. Paulson, Wittman, Bachmeier, Lindquist and Rogne and Ms. Nelson are approximately $55,000, $13,000, $28,000, $26,000,
$21,000, and $31,000, respectively. Such amounts are subject to change if additional contributions by the Company are made to the ESOP prior to the Effective Time. In addition, each participant in the ESOP not fully vested will become fully vested in his or her ESOP account upon termination of the ESOP. At December 31, 1995, the only executive officer of the Company who was not fully vested in his ESOP account was Mr. Wittman. As a result of such acceleration in vesting, Mr. Wittman would become fully vested in the unvested $5,000 of his ESOP account.

     At the Effective Time, the Bank's Directors' Retirement Plan will be terminated, and all participants will become fully vested and eligible to receive benefits therein. As a result, within ten days following the Effective Time, Directors Ekern, Sweeney, Paulson, Gibb, Grove and Nelson each will receive a lump sum cash payment of up to $14,400.

     Pursuant to the Agreement, six months after the Effective Time, all employees of the Company or the Bank will receive a cash payment based on years of service and monthly base compensation. The payment to be made to Messrs. Bachmeier, Lindquist and Rogne and Ms. Udart and Ms. Fredericks will be one-half of monthly salary for each year of service up to a maximum of six months. Such payment will not be due if the employee self-terminates or is terminated for cause prior to the expiration of such six month period. In addition, if AFS terminates certain senior officer employees, which include Messrs. Bachmeier, Lindquist and Rogne and Ms. Udart and Ms. Fredericks, within one year following the Effective Time, such terminated senior officer employee will receive an additional payment of one-half of monthly base salary for each year of service up to a maximum of six months. Such additional payment will not be due if the senior officer employee self-terminates or is terminated for cause prior to the expiration of such one-year period.

     The Company's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Agreement and the transactions contemplated thereby.

MARKET FOR THE COMMON STOCK AND DIVIDENDS

     As of May 3, 1996, there were 511,240 shares of Common Stock outstanding. As of the same date, there were approximately 203 stockholders of record.

     At the present time, there is no market in which shares of the Common Stock are actively traded, nor are there any uniformly quoted prices for such shares. Registered brokers can facilitate sales and purchases of Common Stock using standard procedures for trading unlisted stocks. The Common Stock is listed over-the-counter through the National Daily Quotation System "Pink Sheets." Stockbrokers can provide recent price ranges using information contained in the "Pink Sheets."

     On October 24, 1994, the Company declared a cash dividend of $.10 per share of Common Stock payable as of November 20, 1994 to stockholders of record as of November 10, 1994. For certain dividend restrictions see Note 15 of Notes to Consolidated Financial Statements for additional information.

     The last reported sale price for the Common Stock on the National Quotation Bureau Pink Sheets on February 13, 1996, the last business day prior to the announcement of the signing of the Agreement was $16.25. The last reported sale price of the Common Stock on May 15, 1996, the last practicable date prior to the mailing of this Proxy Statement was $20.75 per share.

     See "MARKET FOR THE COMMON STOCK AND DIVIDENDS."

                         NORTHWESTERN FINANCIAL CORP.
                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following tables present selected consolidated financial information for the Company at the dates and for the periods indicated. This information is derived from and should be read in conjunction with the Company's consolidated financial statements and the notes thereto.

                                                      At
                                                   March 31,                     At June 30,
                                                              --------------------------------------------------
                                                    1996 (1)    1995 (1)  1994 (1)  1993 (1)    1992      1991
                                                  --------     ------    ------    ------      ------    ------
SUMMARY OF FINANCIAL CONDITION                                              (In thousands)
 Total assets.................................        $69,873    $64,457   $55,006   $52,881   $82,710   $85,753
 Cash and cash equivalents....................          1,150      1,088     3,532     1,119    18,764     6,869
 Loans receivable, net........................         58,619     48,125    37,405    40,556    54,197    63,693
 Securities available for sale................          3,632        414        --        --        --        --
 Investment securities held to maturity.......            476      7,602     9,470     5,990       495     1,699
 Mortgage-backed securities held to maturity..            877      2,064       380       836     1,364     2,971
 Real estate, net.............................             41         65       179       423     2,774     5,533
 Deposits.....................................         52,752     49,570    43,981    46,349    74,121    77,765
 FHLB advances................................          5,590      3,592        --        --     2,000     2,000
 Stockholders' equity.........................          9,653      9,043     8,856     3,932     3,218     2,602

                                                     Nine Months Ended
                                                         March 31,                     Year Ended June 30,
                                                    ------------------    -------------------------------------------------
SUMMARY OF OPERATIONS                                 1996 (1)   1995 (1)  1995 (1)  1994 (1)  1993 (1)    1992      1991
                                                     ------     ------    ------    ------    ------      ------    -----
                                                                              (In thousands)
 Interest income..............................        $ 3,864    $ 2,980   $ 4,120   $ 3,771   $ 4,919   $ 6,967   $8,608
 Interest expense.............................          2,257      1,585     2,300     1,838     2,982     4,790    6,382
                                                      -------    -------   -------   -------   -------   -------   ------
 Net interest income..........................          1,607      1,395     1,820     1,933     1,937     2,177    2,226
 Provision for loan losses....................             --         --        --        12        --        56       35
                                                      -------    -------   -------   -------   -------   -------   ------
 Net interest income after provision for loan
  losses......................................          1,607      1,395     1,820     1,921     1,937     2,121    2,191
 Gain on sale of loans held for sale, net.....            184         58       121       621       597       364      184
 Rental income................................             20         15        23        16       139       328      352
 Securities gains (losses), net...............             --          6         6      (139)       --        (4)      --
 Gain (loss) on sale of real estate, net......             29        105       124       261       (44)       27      147
 Other income.................................            275        217       291       383       428       546    1,000
                                                      -------    -------   -------   -------   -------   -------   ------
  Total non-interest income...................            508        401       565     1,142     1,120     1,261    1,683
                                                      -------    -------   -------   -------   -------   -------   ------
 Real estate owned expenses...................              7         20        24        36        58       146      337
 Provision for real estate losses.............             --         --        --        --         8       302      514
 Other expenses...............................          1,814      1,755     2,326     2,058     1,955     1,956    2,333
                                                      -------    -------   -------   -------   -------   -------   ------
  Total non-interest expense..................          1,821      1,775     2,350     2,094     2,021     2,404    3,184
                                                      -------    -------   -------   -------   -------   -------   ------
 Income before income taxes and cumulative
  effect of change in accounting principle....            294         21        35       969     1,036       978      690
 Income tax expense (benefit).................           (217)         8       (51)      415       322       362      180
 Cumulative effect of change in accounting
  principle...................................             --         --        --       325        --        --       --
                                                      -------    -------   -------   -------   -------   -------   ------
 Net income                                           $   511    $    13   $    86   $   879   $   714   $   616   $  510
                                                      =======    =======   =======   =======   =======   =======   ======

                          NORTHWESTERN FINANCIAL CORP.
           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA (CONTINUED)

                                                       Nine Month Ended
                                                          March 31,                       Year Ended June 30,
                                                     -------------------  -----------------------------------------------------
OTHER SELECTED DATA                                    1996 (1)  1995 (1)   1995 (1)    1994 (1)     1993 (1)   1992     1991
                                                      ------    ------     ------      ------       ------     ------   ------
   Return on average assets (2).....................     1.02%     0.03%     0.15%     1.59%          1.06%    0.73%    0.55%
   Return on average equity (2).....................     7.32      0.19      0.96     13.25          19.47    21.03    22.60
   Net interest margin (2)..........................     3.44      3.44      3.29      3.68           3.11     2.89     2.73
   Average equity to average assets.................    13.96     15.50     15.17     12.00           5.46     3.49     2.44
   Ratio of average interest-earning assets to
     average interest-bearing liabilities...........   115.44    118.56    117.82    117.01         103.84    98.09    95.25
   Ratio of allowance for losses to total assets
     at end of period...............................     1.24      1.38      1.35      1.59           1.81     1.57     1.92
   Non-performing assets to total assets at
     end of period..................................     2.81      1.19      0.99      1.33           3.09     5.71     8.61
   Dividend payout ratio............................       --    333.33     55.56        --            N/A      N/A      N/A
   Number of full service offices at end of period..        3         3         3         2              2        4        4

                                                       Nine Month Ended
                                                          March 31,                        Year Ended June 30,
                                                     -------------------  -----------------------------------------------------
OTHER SELECTED DATA                                    1996 (1)  1995 (1)   1995 (1)    1994 (1)     1993 (1)   1992     1991
                                                      ------    ------     ------      ------       ------     ------   ------
  Net income per share..............................  $  1.04   $  0.03   $  0.18   $  0.37  (3)   $   N/A   $  N/A   $  N/A
  Book value per share..............................    18.88     17.48     17.69     17.42            N/A      N/A      N/A
  Dividends declared per share......................       --      0.10      0.10        --            N/A      N/A      N/A

_____________________
(1) Reflects financial condition or operations of the Bank after the sale of two of its branch offices on January 2, 1993 and December 31, 1992.
(2)  Annualized for the nine months ended March 31, 1996 and 1995.
(3) Earnings per share for the year ended June 30, 1994 were computed by dividing earnings ($176,719) from the date of conversion, December 31, 1993, to the end of the year, June 30, 1994, by the weighted average common and common equivalent shares (476,669) outstanding.

                              MEETING INFORMATION


DATE, TIME AND PLACE

     The Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of the Company will be held on Friday, June 28, 1996 at 11:00 a.m., local time, at Northwestern Savings Bank, F.S.B.'s South Bank office located at 1301 30th Avenue South, Fargo, North Dakota.

VOTING RIGHTS

     The securities entitled to vote at the Special Meeting consist of the Common Stock. Stockholders of record as of the close of business on the Record Date are entitled to one vote for each share of Common Stock then held. The presence, either in person or by proxy, of a majority of the outstanding Common Stock is required for a quorum. As of the Record Date, the Company had 511,240 shares of Common Stock issued and outstanding, including shares held by certain employee benefit plans of the Company and the Bank. At that date, such shares were held of record by approximately 203 stockholders.

VOTING AND REVOCATION OF PROXIES

     Shares of the Common Stock represented by properly executed proxies will be
     ---------------------------------------------------------------------------
voted in accordance with the instructions indicated on the proxies or, if no
- ----------------------------------------------------------------------------
instructions are indicated, will be voted FOR the proposal to approve the
- -------------------------------------------------------------------------
Agreement.  The proxy confers discretionary authority on the persons named
- ---------
therein to vote with respect to matters incident to the conduct of the Special Meeting. If any other business is presented at the Special Meeting or any adjournment or postponement thereof, properly executed proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. In the event there are insufficient votes represented, in person or by proxy, at the Special Meeting to approve the Agreement, the persons named as proxies may vote for one or more adjournments of the Special Meeting to permit solicitation of additional proxies; provided, however, that no proxy which is voted against the Agreement will be voted in favor of such adjournment. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     Stockholders who execute proxies in the form solicited hereby will retain the right to revoke their proxies at any time before the closing of the polls at the Special Meeting. A stockholder may, however, revoke a proxy by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company at the Company's main office address at any time before the Special Meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the Inspector of Election at the Special Meeting before the closing of the polls or by attending the Special Meeting and voting in person by ballot. The presence of a stockholder at the Special Meeting in itself will not automatically revoke the stockholder's proxy.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Common Stock.

                     PROPOSAL I -- APPROVAL OF THE MERGER

     The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement attached hereto as Appendix A. Stockholders are urged to read this document carefully.


GENERAL

     On February 13, 1996, the Company and AFS entered into the Agreement, which provides for the acquisition of the Company by AFS by means of the Merger, with the Company surviving the Merger and thereupon becoming a wholly owned subsidiary of American Federal. Following the Effective Time, the Company will be liquidated into American Federal and, thereafter, the Bank will be merged with and into American Federal (the "Bank Merger"). The Agreement provides that the Merger is subject to the receipt of all required regulatory approvals, the approval by the holders of the Common Stock and the satisfaction or waiver of a number of other conditions and that each outstanding share of the Common Stock, by virtue of the Merger and without any further action by the holder thereof, will be converted into the right to receive $23.25 in cash. See " -- Description of the Merger."

     The aggregate purchase price to be paid by AFS for the Common Stock in the Merger is approximately $12.5 million (including the cash out of Options). AFS has represented that it will have sufficient cash on hand at the Effective Time to pay for shares of the Common Stock pursuant to the Agreement.

     APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF ALL VOTES ENTITLED TO BE CAST BY THE HOLDERS OF THE COMMON STOCK.

THE PARTIES TO THE AGREEMENT

     Northwestern Financial Corp. The Company was incorporated under the laws of the State of Iowa in September 1993 to become a savings institution holding company with the Bank as its sole subsidiary. The Company acquired all of the capital stock of the Bank issued in connection with the Bank's conversion from mutual to stock form on December 31, 1993. The Company's principal business is the business of the Bank and its subsidiaries. In conjunction with the Bank's conversion, the Company issued 508,238 shares of Common Stock to the public and registered its Common Stock with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS"). Prior to its acquisition of the capital stock of the Bank, the Company had no assets and no liabilities and engaged in no business activities. Since the acquisition, the Company has not engaged in any significant activity other than holding the stock of the Bank. At March 31, 1996, the Company had total assets of $69.9 million, deposits of $52.8 million and stockholders' equity of $9.7 million.

     The executive offices of the Company are located at 720 Main Avenue, Fargo, North Dakota 58103, and its main telephone number is (701) 235-4248.

     Northwestern Savings Bank, F.S.B. The Bank is a federal savings bank operating through three offices located in Fargo and Wahpeton, North Dakota.
The Bank has operated continuously for over 100 years, having been founded as a North Dakota chartered mutual savings and loan association in 1893. The Bank became a Federal Home Loan Bank ("FHLB") member in 1933, and its deposits became federally insured in 1959. The Bank adopted a federal charter in 1973, at which time it adopted the title Northwestern Federal Savings and Loan Association. In 1991, the Bank adopted its present title of Northwestern Savings Bank, F.S.B. The Bank converted to the stock form of ownership on December 31, 1993, at which time it became a wholly owned subsidiary of the Company.

     The Bank's principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate located primarily in the Bank's primary market area, the Fargo-Moorhead area, which consists of Cass and Richland Counties in North Dakota and Clay and Wilkin Counties in Minnesota. To a limited extent, the Bank has resumed the placement of loans secured by properties in Arizona in its loan portfolio to be held for investment purposes. Such loans are originated by the Bank's loan production office in Chandler, Arizona. The Bank emphasizes the origination of loans for the purchase or construction of residential real estate and multi-family residential property. In addition, to a lesser extent, the Bank originates commercial real estate loans, commercial leases and consumer loans, including automobile loans, home equity loans, and loans secured by savings accounts.

     The Bank derives its income principally from interest earned on loans and, to a lesser extent, loan servicing and other fees, gains on the sale of loans and interest earned on investment and mortgage-backed securities. The Bank's principal expenses are interest expense on deposits and non-interest expense such as compensation and employee benefits, office occupancy and equipment expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, repayments of outstanding loans, sales of loans and operating revenues.

     The Bank is subject to examination and comprehensive regulation by the OTS, and the Bank's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF"), which is administered by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Des Moines, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained and certain other matters.

     The executive offices of the Bank are located at 720 Main Avenue, Fargo, North Dakota 58103, and its main telephone number is (701) 235-4248.

     AFS Financial Corporation. AFS was formed in April 1991 at the direction of American Federal for the purpose of becoming a holding company for American Federal as part of its conversion from mutual to stock form. AFS is classified as a unitary savings and loan holding company subject to regulation by the OTS. AFS does not engage in any significant activity other than holding the stock of American Federal and operating the business of a savings association through American Federal. At March 31, 1996, AFS had total assets of $204.8 million, deposits of $176.1 million and stockholders' equity of $14.3 million. The executive offices of AFS are located at 124 DeMers Avenue, East Grand Forks, Minnesota 56721, and its main telephone number is (218) 773-9711.

     American Federal Bank. American Federal was incorporated in 1890 as a Minnesota-chartered building and loan association. American Federal converted to a federally chartered savings and loan association in 1934 and to a federally chartered mutual savings bank in 1985. In 1991, American Federal converted to stock form.

     American Federal is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by one- to four-family residential properties located in its market area. To a lesser extent, American Federal originates commercial real estate and multi-family residential real estate loans and consumer loans, and maintains an investment securities and mortgage-backed securities portfolio.

     As a federally chartered savings bank, American Federal is subject to extensive regulation and examination by the OTS and the FDIC, as the administrator of the SAIF, which insures American Federal's deposits up to applicable limits. American Federal is a member of the FHLB of Des Moines, which is one of the 12 district banks comprising the FHLB system.

     The executive offices of American Federal are located at 124 DeMers Avenue, East Grand Forks, Minnesota 56721, and its main telephone number is (218) 773-9711.

     American Acquisition Corp. NewSub is an Iowa corporation and a wholly owned subsidiary of American Federal. NewSub has conducted no business operations and was formed solely to consummate the Merger.

     The executive offices of NewSub are located at 124 DeMers Avenue, East Grand Forks, Minnesota 56721, and its main telephone number is (218) 773-9711.

BACKGROUND OF THE MERGER

     In the summer of 1995, the Board of Directors determined that it was appropriate to retain an outside financial advisor to help it assess the Company's existing operations, analyze the strategic alternatives available to the Company and advise the Board of Directors as to the most appropriate strategy for the maximization of stockholder returns. Although the market value of the Common Stock had appreciated by approximately 30% since the completion of the Company's initial public offering in December 1993, the Board of Directors was concerned whether the Company would be able to continue to produce favorable returns to stockholders with its existing operating strategy of investing in low-risk assets and operating with capital levels well in excess of regulatory requirements. The Board of Directors was also aware of the continuing merger activity in the financial services industry and believed that it would be beneficial for the Board to inform itself as to the Company's potential value in a business combination.

     The Board of Directors retained Baird to assist the Board of Directors in its strategic review. The Board of Directors engaged Baird because of its expertise in financial analysis and extensive experience in the thrift and banking industries. Baird was directed to analyze the Company's strategic options as an independent company and its potential value in a business combination with another institution. For information regarding the compensation paid to Baird, see " -- Opinion of Financial Advisor."

     Baird presented its review and analysis to the Board of Directors at a special meeting held on August 17, 1995, at which special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., was also present. In its review, Baird analyzed three strategic options, including (i) continuation of its current operating strategy, (ii) leveraging the Company's and the Bank's capital by increasing assets and liabilities to the extent and as quickly as reasonably practicable based on growth opportunities and competitive conditions in the Bank's market area and (iii) a strategy that combined the second strategy with the implementation of a stock repurchase program. Baird did not review any diversification options involving investments in new businesses or any bank or branch acquisitions by the Company because it did not believe that any such actions could enhance shareholders value under the Company's existing market and competitive conditions. Finally, Baird valued the Company in an acquisition using various analyses.

     Baird noted that the Company's return on equity did not compare favorably to those of other publicly traded thrift institutions, and the ratio of the Company's market price per share to the earnings per share of its stock was significantly higher than those of comparable institutions. Baird also believed that the Company's small size would not enable the Company to take advantage of economies of scale, customarily enjoyed by larger community banks, necessary to increase its return on equity and earnings per share. Unless the Company significantly increased its return on equity, the price of the Common Stock was not likely to increase significantly.

     Baird attributed the Company's low return on equity to its comparatively high capital levels, lower yields on assets and volatile cost of deposits, a situation that could be expected to continue if the Company followed its existing strategy. Baird concluded that the present value of the Company, based on reasonable investor expectations of stock price appreciation and assuming that the Company was able to successfully implement the best case asset and liability growth and stock repurchase strategy outlined by Baird, was between $13 and $15 per share. Further, successful implementation of the best case strategy, which called for significant loan growth and over 20% deposit growth from the Bank's new branch office, was subject to considerable uncertainty.
This strategy was unlikely to provide returns in excess of the value which stockholders could expect to receive in a business combination currently, which Baird estimated to be in the range of approximately $22 to $26 per share based on certain assumptions including anticipated earnings for the 1996 fiscal year.

     Following the Baird presentation, the Board of Directors discussed the relative merits of remaining independent and of seeking an affiliation with another company. The Board of Directors noted the significant challenges which the Company faced in remaining independent, including the dramatic operational changes that would be necessary to compete more effectively and the merits and challenges of continuing to operate independently in today's environment given the increasing competition the Company faces from much larger financial institutions in the Fargo market. The Board of Directors discussed the current favorable acquisition market and the impact of an affiliation on the Company's customers and employees and the communities which it serves. The Board of Directors discussed with counsel the procedures for testing the market for the Company and the various legal issues and risks associated with such an endeavor. After discussion, the Board of Directors determined that it was in the best interests of the Company to solicit indications of interest from other financial institutions and authorized Baird to prepare a confidential memorandum for distribution to potentially interested parties for the Board's review, along with recommendations regarding financial institutions to which the confidential memorandum should be sent.

     The Board of Directors next met with representatives of Baird at its regular meeting on October 25, 1995. The Baird representatives presented an overview of the process of soliciting indications of interest and discussed the structural, accounting, regulatory and tax issues which could have an impact on an affiliation. The representatives of Baird reviewed the confidential memorandum and described the procedures that would be followed in soliciting indications of interest. The Board of Directors then discussed the list of potential acquirors which Baird had prepared. The list included 11 financial institution holding companies. Baird also prepared a second list consisting of five financial institution holding companies that could be contacted in the event that insufficient expressions of interest were received after the 11 institutions had been contacted. The institutions consisted of regional financial institution holding companies selected based on geographical proximity, expressed interest in Fargo market acquisitions, past acquisition history and financial ability to consummate an acquisition within Baird's established valuation range. The Board of Directors authorized Baird to distribute the confidential memorandum subject to agreed upon confidentiality procedures.

     The Board of Directors again met with representatives of Baird on December 8, 1995 to discuss the results of the solicitation. Baird reported that 12 institutions were contacted, of which 10 had elected to receive a copy of the confidential memorandum. Although Baird had further discussions with the 10 companies, only three companies, including AFS, submitted an indication of interest. Acquirors that did not bid indicated that the Company's size and relatively modest earnings were major factors in their decision.

     Of the three indications of interest, AFS had proposed a business combination with the highest indicated value of $23.00 per share of Common Stock. A second indication of interest proposed a value below the minimum of Baird's estimated valuation range, and the third indication of interest proposed a lower value. Baird analyzed the expressions of interest in detail and compared them to the terms of other acquisitions of thrift institutions, including the ratio of the valuation to the Company's book value and earnings per share and as a premium to deposits.

     Baird outlined the options available to the Board of Directors and presented for the Board's consideration a strategy which would involve (i) contacting both AFS and the second highest bidder and indicating that they are finalists and requesting that they set up due diligence schedules, and (ii) contacting the lowest bidder and indicating that unless the bidder was prepared to significantly raise its bid, the Company does not intend to proceed further with them. After consideration of this strategy, the Board of Directors instructed Baird, with the assistance of counsel, to prepare letters, subject to review and approval by the Company's President, to be delivered to AFS and the second highest bidder, requesting that in their final expressions of interest following due diligence they clarify various issues raised with respect to their preliminary expressions of interest. It was then agreed that AFS and the second highest bidder would be given until early January 1996 to complete due diligence and provide their final and best bids. The Board of Directors also instructed Baird to contact the lowest bidder to determine if they were prepared to significantly increase their bid. The bidder subsequently indicated to Baird that they would not do so, and the Company did not proceed further with that bidder.

     The indication of interest submitted by AFS stated that up to one-half of the consideration could be in AFS common stock. The Company's Board of Directors noted, however that there was not an active or liquid trading market for AFS common stock and that AFS common stock was not registered under the Securities Exchange Act of 1934, as amended, so that public information regarding AFS was not available to Company stockholders and would not be available in the event they were to become stockholders of AFS. The Board of Directors of the Company also noted that even if a portion of the consideration was in stock, the transaction would still be taxable to stockholders, although to a lesser extent, but concluded that the drawbacks of an illiquid and unregistered stock outweighed the tax benefits of receiving a portion of the consideration in AFS common stock. Accordingly, the Board did not pursue with AFS the possibility of receiving a portion of the consideration in the form of AFS common stock.

     Following the Board meeting, Baird requested certain additional information from AFS and the other bidder regarding their respective indications of interest. Due diligence was conducted by both parties during December 1995 and January 1996. Following due diligence, AFS submitted its final bid in which it raised its valuation to $23.25 per share in cash. No AFS common stock was offered by AFS in its final bid. The second party that conducted due diligence withdrew from the bidding process.

     On January 10, 1996, the Board of Directors convened a special meeting, which also was attended by its legal advisors, Housley Kantarian & Bronstein, P.C., and financial advisors, to discuss the results of the contacts made with AFS and the other institution invited to conduct due diligence and in particular the final expression of interest submitted by AFS. The Baird representative discussed in detail the final expression of interest received from AFS and compared the consideration offered by AFS to the consideration offered in other recently announced thrift acquisitions. Baird explained that the consideration offered approximated the midpoint of the range established by Baird and the Board of Directors at the outset of the bid process. The Board of Directors also reviewed the pro forma financial information furnished by AFS with their bid. It was concluded that further information was needed to understand the assumptions utilized by AFS in preparing the pro forma financial information so that the Board of Directors could satisfy itself that AFS was financially capable of consummating the acquisition. Baird undertook to contact AFS and request additional information and to analyze that information when it was provided. The Board then authorized management, Baird and special counsel to proceed with the negotiation of a definitive agreement for the acquisition of the Company by AFS.

     On February 13, 1995, the Board of Directors met with its legal and financial advisors to discuss in detail the terms of the definitive agreement which had been negotiated between the Company and AFS. A representative of Baird reviewed the entire process to date and presented a comparison of the financial terms of the proposed transaction to the terms of comparable transactions. Based on such analysis, Baird indicated that it was prepared to deliver its opinion that the consideration to be received by the Company's stockholders was fair to such stockholders from a financial point of view. In addition to the adequacy of the consideration, the Board of Directors considered the social and economic effects of a business combination and the ability of the Company to fulfill its corporate objectives. The Board of Directors also discussed again with Baird the financial effect of the Company's continued operation as an independent financial institution on stockholder value and compared the benefits of continued independent operation to the benefits of an affiliation. Baird also reviewed with the Board whether AFS would be able to consummate the transaction in light of AFS's capital and earnings levels and the fact that AFS would be incurring debt to finance the acquisition. The Board reviewed the commitment letter from an outside lender that was providing the financing to AFS. Baird reviewed with the Board their analysis of the pro forma capital and income projections for AFS and American Federal following the acquisition. Legal counsel reviewed with the Board of Directors the definitive agreement and discussed the final changes to the Agreement. Baird also presented its written opinion that the consideration to be received by the Company's stockholders was fair to such stockholders from a financial point of view. After additional discussion, the Board of Directors unanimously approved the execution of the definitive agreement and a public announcement was made.
No affiliation existed between AFS and the Company prior to the execution of the Agreement, except that certain directors and executive officers of AFS owned shares of Common Stock (such individuals owned 638 shares of Common Stock as of the Record Date), and American Federal from time to time has purchased participation interests in loans originated by the Bank.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AGREEMENT. In determining that the Merger is in the best interests of stockholders, the Board of Directors in consultation with its legal and financial advisors considered numerous factors including, but not limited to, the following: (i) the value being offered the Company's stockholders by AFS in relation to the market value, book value and earnings per share of the Company's common stock; (ii) the future business prospects for the Company as an independent savings and loan holding company; (iii) the competitive environment for financial institutions generally and for savings and loan holding companies in its market area; (iv) the financial terms of other recent comparable business combinations in the financial services industry; (v) the solicitation and negotiation process preceding the Agreement; (vi) the value of the Merger Consideration in relation to anticipated returns to stockholders through continued operation as an independent entity; (vii) the ability of AFS to provide comprehensive financial services in relevant markets; (viii) the fact that AFS has the financial and managerial resources to serve the lending and deposit needs of the local communities served by the Company and that the increased financial and managerial resources following the Merger will enhance the long-term customer service potential for the Company's customer base; (ix) the opinion of the Company's financial advisor that the consideration to be received by the Company's stockholders is fair to such stockholders from a financial point of view; (x) the income tax consequences of the Merger; and (xi) the benefits to be received by directors, management and employees in the Merger (see " -- Interests of Certain Persons in the Merger").

     In its deliberations, the Board of Directors discussed a variety of other matters related to the Merger but believes that the foregoing factors represent the principal matters considered in the Board's collective determination that the Merger is in the best interests of stockholders. The Board of Directors did not quantify or otherwise attempt to assign relative weights to the factors considered in making its determination and does not believe that any single factor discussed above was given greater weight than any other factor. Having considered all of the foregoing, the Board of Directors determined that the Merger is in the best interest of stockholders and unanimously recommends that stockholders vote for approval of the Agreement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE AGREEMENT.
             ---

OPINION OF FINANCIAL ADVISOR

     The Company retained Baird to act as financial advisor. Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Baird is familiar with the Company, having provided advisory services in connection with the negotiations leading up to the Agreement. In its role as financial advisor, Baird assisted the Company in identifying potential candidates for business combination, solicited expressions of interest from identified parties and evaluated the proposals received in conjunction with the solicitation.

     On February 13, 1996 and the date hereof, Baird delivered its written Opinion to the Board of Directors that, as of such dates, the consideration to be received by Company stockholders pursuant to the Agreement was fair from a financial point of view.

     THE FULL TEXT OF THE BAIRD OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW A STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     The consideration received by the Company pursuant to the Agreement was determined by the Company and AFS in their negotiations. No limitations were imposed by the Board or management of the Company on Baird with respect to its investigation or procedures followed in rendering the Opinion.

     In connection with the Opinion, Baird reviewed the Agreement; the Company's proxy statement dated September 25, 1995, its audited financial statements for the five fiscal years ended June 30, 1995 and its interim financial statements on Form 10-Q for the periods ended September 30, 1995 and December 31, 1995; financial budgets and analyses prepared by management of the Company; the views of senior management and the Board of Directors of the Company's past and future business operations; and the limited reported price and trading history for the Common Stock. The analysis conducted in connection with providing the Opinion to the Company was based on the most recent financial information available to Baird, and included updated information and estimates provided by and with the assistance of the Company as part of Baird's due diligence process. In developing the Opinion, Baird performed a number of analyses. These analyses included, but were not limited to, an analysis of the Company's audited financial statements for the past five years, an analysis of comparable prices and terms governing recent transactions, a review of earnings forecasts and budgets prepared by the Company. Baird believes, based on its experience as an investment banking firm and its specific expertise valuing financial institutions, that its methods are the most effective means of establishing the fairness of a transaction from a financial point of view.

     Baird has relied without independent verification on the completeness and accuracy of the financial and other records provided it by the Company and has not conducted or ordered any independent appraisals of the Company's assets or liabilities, including real property, the collateral securing such assets or the collectibility of such assets. The Opinion is based on the economic and market conditions that prevailed as of the date of the Opinion.

     Summary of Financial Analysis. In connection with its Opinion on the consideration to be received pursuant to the Agreement and the presentation of that Opinion to the Board of Directors, Baird performed several analyses with respect to the Company. These included:

     .    The Company's limited stock trading history

     . Analysis of comparative prices and terms of recent transactions involving the acquisition of thrifts.

     . Analysis of the Company's value compared to comparative prices and terms of recent transactions involving the acquisition of thrifts by other institutions after adjusting the Company's financial information for an implied dividend which fully leverages the Company's capital.

     .    A discounted earnings analysis for the Company

     . Analysis of earnings per share and book value of the pro forma combined entity as compared to AFS.

     The following presents a summary of the analysis used in connection with providing the Opinion to the Company. This summary is not intended to be a complete description of the analysis performed by Baird.

     Stock Trading History. To the extent that such information was readily available, Baird reviewed the trading prices and volume of the Common Stock of the Company. Baird evaluated the Company against a group of 14 midwestern and Rocky Mountain area savings institution companies believed to have characteristics similar to that of the Company.

     Comparative Transaction Analysis. Baird performed four analyses of premiums paid for selected savings institutions with comparable characteristics to the Company. The comparable transactions were grouped into four major categories. They are:

     . All completed or pending transactions with available pricing date involving savings institutions with assets of between $50 million and $100 million during a period from January 1, 1994 to January 31, 1996 (42 transactions).

     . Midwestern transactions that occurred during calendar 1995 (31 transactions).

     . A "high capitalization" comparative group of savings institution transactions that occurred since mid-1993 (36 transactions).

     . A specific comparative group with characteristics similar to those of the Company, involving transactions that closed since June 30, 1994. (12 transactions).

     The following summarizes the results of the analysis of these transactions.

     Small Institution Transactions. Forty-two small institution transactions were evaluated. Comparatives had no geographic limitations, but the major filtering mechanism was asset size of between $50.0 million and $100.0 million in assets. Median asset size was $76.0 million with a size range of from $51.4 million to $96.8 million. Capitalization ranged from 3.12% of assets to 19.46% of assets with median return on average assets being 0.90%. ROAA ranged from - 3.01% to 2.21% while ROAE ranged from -85.78% to 18.79% with a median of 8.98%. This group had the strongest performance on a price-book basis, at a median price/book ratio of 148.05% but was the laggard among the groups price-earnings multiple, at 14.9x trailing 12 month earnings.

     Midwestern Transactions. Thirty-one transactions in the Midwest were evaluated. No size limitation was placed on the Comparative Group. The only filter was location in one of eight Midwestern states. Selling institutions in this group ranged in size from $25.0 million to $8.5 billion with a median asset size of $131.6 million and median capitalization of 11.51% assets. Median return on average assets was 0.81%, with a range of from -1.93% to 1.68% and median return on equity was 6.17% with a range from -16.81% to 16.67%. Owing to their generally high capitalization, the Midwestern transactions had the lowest median price-earnings level, 126.85%, but the second highest price-earnings multiple -- 19.7x trailing 12 month earnings. Premium paid as a percentage of core deposits -- 5.70% -- was the lowest among the four comparative groups but, again, consistent with the median of the four medians for the Comparatives.

     High Capitalization Group. This group contains 36 transactions involving thrift institutions from across the United States. Asset size ranged from $51.4 million to $194.6 million, with a median of $94.3 million. Capitalization ranged from 10.02% to more than 20.00% with a median capitalization of 13.73%. Among the four groups of comparative institutions, this group was slightly below the median for the four groups on a price-book level, at 132.90%, and the median price-earnings level, at 16.49%.

     Comparative Group. Twelve institutions believed to be comparable to Northwestern were evaluated. These institutions were generally small in size -- all having total assets of less than $100.0 million -- and for the most part, were well-capitalized. The Group's median asset size was $47.3 million and its median capitalization was 12.81%. Median return on average equity was 5.85% and median non-performing assets were 0.45%. All were generally similar to Northwestern, especially the low return on average equity and modest non-performing assets. This group's median price-book ratio was 141.16%, slightly greater than the price-book ratio of AFS' offer but its price-earnings multiple of 21.5x trailing 12 month earnings, was significantly less than the AFS offer received by Northwestern.

     The Company. As of the date of Baird's opinion, the transaction on an aggregate basis represented a price-to-book ratio of 133.44% and a price-earnings multiple of 35.59x trailing 12-month earnings. The Merger Consideration to be paid to stockholders of the Company in conjunction with the Agreement represents a premium of 6.10% of deposits at December 31, 1995. The price-to-book multiple for this transaction was slightly less than the median and average price-to-book levels for the above comparative transactions groups while the price-earnings multiple exceeded median and average figures for the comparative transactions groups. The premium-to-deposit paid in the Merger was slightly less than the average and median premium-to-deposit levels recorded for the comparative transaction groups. At December 31, 1995, the Company had assets of $69.5 million and stockholders' equity of $9.4 million, which represented 13.5% of total assets at that date.

     Deleverage Capital. Baird used the comparative groups of acquisitions to develop a potential range of values by adjusting certain financial statistics to reflect the Company's capital greater than a fully leveraged position. Baird assumed an 8.0% capital-to-assets ratio to be a fully leveraged position, with excess capital treated as if it were paid as a dividend prior to acquisition. Baird used acquisition group multiples of price to book and price to earnings against adjusted Company financial information. On a book basis, this resulted in a valuation range from $12.4 million, or $22.98, per share, to $13.1 million, or $24.31, per share. On an earnings basis, this resulted in a valuation range from $7.0 million, or $13.00, per share, to $8.4 million, or $15.53, per share.

     Discounted Cash Flow Analysis. Using financial performance estimates of the Company, Baird estimated the future earnings stream available to shareholders during the next 10 years. Baird calculated earnings based on 5.0% annual earnings growth using discount rates from 10.0% to 11.5%. Baird's assessment of the present value of the Company's future earnings ranged from $5.2 million to $8.4 million, or from $9.71 per share to $15.67 per share.

     The above discussion is a summary of the material financial analyses performed by Baird and is not intended as a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complex process and does not necessarily lend itself to summary description. Reviewing a portion of the analyses summarized above, without considering the Opinion as a whole, could create an incomplete view of the process underlying Baird's opinion. In arriving at its determination of fairness, Baird considered the results of all such analyses and did not assign relative weights to any of the analyses.

     As no comparative group or transaction from any comparative group is identical to the Merger, Baird indicated to the Board of Directors of the Company that the analyses described under "Stock Trading History," "Comparative Transaction Analysis" and "Deleverage Capital" are not mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance between the Company and the selected companies and transactions reviewed. The analyses were prepared solely for purposes of Baird's written opinion to the Board of Directors of the Company and do not purport to be appraisals or necessarily reflect the prices for which the Company or its securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses.

     The Company has agreed to pay Baird a fee of $25,000 as a financial advisory fee. Additionally, if the Merger is consummated, the Company will pay Baird a transaction fee not to exceed $150,000. This transaction fee will include fees previously paid to Baird, including the financial advisory fee, the fairness opinion fee and an advisory fee. Additionally, the Company has agreed to reimburse Baird for reasonable out-of-pocket expenses and has agreed to indemnify Baird against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Baird by the Company.

VOTE REQUIRED

     Under Iowa law and the Company's Articles of Incorporation, approval of the Agreement requires the affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company. As of the Record Date, directors and executive officers of the Company and their affiliates were the beneficial owners of 130,324 shares, or 23.5%, of the Common Stock outstanding at that date. In addition, the MRP trusts, of which four non-employee directors are trustees, were the beneficial owners of 2,247 shares, or 0.4%, of the Common Stock outstanding, and, at the Record Date, there were 32,016 shares, representing 6.3% of the outstanding Common Stock, held in the ESOP suspense account for future allocation to participating employees. The ESOP trustees, consisting of four non-employee directors of the Company, vote allocated shares in accordance with the instructions of the participants and unallocated shares and shares for which no instructions have been given in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees' best judgment. In addition, as of the Record Date, AFS and its affiliates owned 638 shares, or 0.1%, of the outstanding Common Stock.

DISSENTERS' RIGHTS

     Under the provisions of Division XIII of the IBCA, and in accordance with the procedures set forth in Part B thereof, a copy of which is attached to this Proxy Statement as Appendix B, any holder of record or beneficial holder of Common Stock has the right to dissent from the Merger and demand payment of the fair value of his or her shares in cash. Any shareholder who wishes to assert dissenters' rights must file a written notice of his or her intent to demand payment with Northwestern Financial Corp. Attention: Secretary, 720 Main Avenue, Fargo, North Dakota 58103, before the vote on the Agreement is taken at the Special Meeting, and must refrain from voting in favor of the Agreement. A PROXY OR VOTE AGAINST THE AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

     A record holder of Common Stock may assert dissenters' rights as to fewer than all shares registered in that shareholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights.

     A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to the Company the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (ii) asserts dissenters' rights with respect to all shares of which such shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

     If the Agreement is approved by the requisite vote of the holders of Common Stock, the Company is required to send a notice to all dissenting shareholders containing a form for demanding payment and payment demand and certificate surrender information (the "Dissenters' Notice") within 10 days after such approval. The date (the "Payment Demand Date") specified by the Company for receiving payment demand (the "Payment Demand") from dissenting shareholders will be not less than 30 nor more than 60 days after the date on which the Dissenters' Notice was sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his or her Payment Demand and certificates no later than the Payment Demand Date as provided in the notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on February 13, 1996.

     Upon effecting the Merger within 60 days after the Payment Demand Date, the Company will pay each dissenting shareholder who properly complied with the statutory requirements the amount that the Company estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Effective Time.

     If the Merger is not effected within 60 days of the Payment Demand Date, the Company will return all deposited certificates to any dissenting shareholders. If the Merger is thereafter effected, the Company will send a new Dissenters' Notice within 10 days of effecting the Merger and repeat the payment demand procedures.

     If any dissenter is dissatisfied with the Company's payment or offer, as the case may be, such dissenting shareholder may notify the Company in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of such estimate less any amount already paid by the Company to the dissenter. This demand must be made by the dissenting shareholder within 30 days after the Company made or offered payment for the dissenter's shares. The Company may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Iowa District Court of Polk County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by the Company. The IBCA is silent as to the methodology the court would employ to determine fair value, so if such a proceeding were commenced, the methodology by which the court would determine the fair value of dissenting shares cannot be predicted.

     The court shall assess costs of such proceeding, including the reasonable compensation and expenses of the appraiser appointed by the court, against the Company, except that the court may assess such costs as it deems equitable against any or all of the dissenters who are parties to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payments.

     In the event any holder of Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements, the shareholder will be bound by the terms of the Agreement and will not be entitled to payment for his or her shares under the IBCA. Any holder of Common Stock who wishes to object to the transaction and demand payment in cash for his or her shares should consider consulting his or her own legal advisor.

     Because an executed proxy relating to Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Agreement, a dissenting shareholder who wishes to have his or her shares of Common Stock represented by proxy at the Special Meeting but preserve dissenters' rights must mark the proxy card either to vote against the Agreement or to abstain from voting thereon, in addition to the foregoing requirements.

     The foregoing, while a summary of all material provisions of Part B of Division XIII of the IBCA, is qualified in its entirety by reference to the text of such statutory provisions, which is set forth in Appendix C.

DESCRIPTION OF THE MERGER

     Subject to the terms of the Agreement, AFS will acquire the Company through the Merger in accordance with the Agreement and applicable provisions of Iowa law. The Company shall be the surviving entity resulting from the Merger and, as a result of the Merger, will become a wholly owned subsidiary of American Federal. The Merger will become effective and the separate corporate existence of NewSub shall cease at the Effective Time. Each share of Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be cancelled and converted into and represent the right to receive $23.25 in cash. In addition, at the Effective Time, each outstanding Option to acquire shares of Common Stock will be cancelled, and each holder thereof will be paid an amount determined by multiplying the number of shares of Common Stock subject to such Option by an amount equal to the difference between the Merger Consideration and the exercise price of the Option. Each share of common stock, par value $0.01 per share of NewSub (the "NewSub Common Stock") which is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, be converted into and become one validly issued and outstanding share of common stock of the Company, all of which shall be owned by American Federal. Following the Effective Time, the Company will be liquidated into American Federal and, thereafter, the Bank will be merged with and into American Federal (the "Bank Merger"). Following the Effective Time, there shall be no further registration or transfer on the records of the Company of shares of Common Stock which were outstanding immediately prior to the Effective Time.

EXCHANGE OF STOCK CERTIFICATES AND SETTLEMENT OF OPTIONS

     Within five business days after the Effective Time, an Exchange Agent to be mutually agreed to by AFS and the Company will send a notice, instructions and transmittal form to each holder of a certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Common Stock. The Company and AFS have agreed that AFS may act as Exchange Agent. Except with respect to shares as to which the holders thereof have exercised dissenters' rights, the Exchange Agent will make payment of the Merger Consideration to each holder of shares of Common Stock who surrenders the certificate or certificates representing such shares to the Exchange Agent, together with a duly executed Letter of Transmittal, within five business days after the certificate has been surrendered. Not later than the Closing, the Exchange Agent in its fiduciary capacity shall have acknowledged in writing receipt of the aggregate total Merger Consideration for all shares of Common Stock to be acquired and the aggregate total Stock Option Price for all Options to be cancelled pursuant to the Merger. The Exchange Agent will not be required to deliver the consideration to which a holder of Common Stock is entitled until the holder surrenders their certificates therefor or an appropriate affidavit of loss and indemnity agreement and/or bond as may be required by AFS. If any payment for shares of Common Stock is to be made in a name other than that in which the certificate for such shares surrendered for exchange is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the amount of any stock transfer or similar taxes payable on account of the transfer will be deducted from the amount to be paid by the Exchange Agent or the Exchange Agent may refuse to make such payment unless the person requesting such payment establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock outstanding immediately prior to the Effective Time, and any such shares presented for transfer after the Effective Time shall be cancelled and exchanged for the Merger Consideration. No interest shall accrue on the Merger Consideration for the benefit of any holder of shares of Common Stock after the Effective Time.

     At the Effective Time, each outstanding Option to acquire shares of Common Stock will be cancelled, and each holder thereof will be paid an amount determined by multiplying the number of shares of Common Stock subject to such Option by an amount equal to the difference between the Merger Consideration and the exercise price of the Option.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
                     ---

EFFECTIVE TIME

     The Effective Time shall be on the date and at the time when the Merger become effective in accordance with applicable law. Assuming that the Agreement is approved by the Company's stockholders, the Merger will remain subject to a number of conditions, including the receipt of required regulatory approvals. See " -- Regulatory Approvals."

CONDITIONS TO THE MERGER

     The obligations of the Company and AFS to consummate the Merger are subject to the satisfaction or waiver of a number of conditions on or before the Closing, including the following (as used herein, the term "Party" shall mean the Company and the Bank on the one hand and AFS, American Federal and NewSub on the other hand, and the term "Parties" shall mean, the Company, the Bank, AFS, American Federal and NewSub): (i) the approval of the Agreement by the stockholders of the Company; (ii) no order shall have been entered and remain in force restraining or prohibiting the Merger or the Bank Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority; (iii) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, applicable state regulatory authorities, the Federal Trade Commission, the U.S. Department of Justice, the Securities and Exchange Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and the Bank Merger and all other statutory or regulatory requirements for the valid consummation of the Merger and the Bank Merger and related transactions shall have been satisfied; (iv) the representations and warranties of each Party as set forth in the Agreement shall have been true in all material respects at the Effective Time with the same effect as though made at the Effective Time except (a) as contemplated by the Agreement, (b) as consented to in writing by the other Party or (c) breaches of representations and warranties that would not have a material adverse effect on the financial condition, business or operations of the breaching party; prior to the Closing, each Party shall have in all material respects performed all obligations and complied with each covenant required to be performed by it by the Closing except for failure to perform or comply with such obligations or covenants, which would not have or would not reasonably be expected to have any material adverse effect on such Party's financial condition, business or operations; and each Party shall have delivered to the other certificates to that effect dated as of the Closing and signed by their Chief Executive Officers and Chief Financial Officers; and (v) each Party shall have received from counsel for the other Party the required legal opinion in the form specified in the Agreement.

     The obligations of AFS and American Federal to effect the Merger and the Bank Merger are contingent upon: (i) the absence of any material adverse change since the date of the Agreement in the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole other than changes resulting from or attributable to changes in laws, regulations and generally accepted accounting principles ("GAAP") or interpretations of general application to the banking and thrift industries; (ii) all outstanding Options having been cancelled in accordance with the provisions of the Agreement; (iii) the directors of the Company and the Bank having tendered their resignations;
(iv) Sellers having obtained the consent or approval of each person (other than the Governmental Approvals) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger or American Federal pursuant to the Bank Merger to any obligation, right or interest of the Company or any subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on AFS and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated by the Agreement; (v) AFS shall have received an opinion of its tax counsel or tax accountants as to the tax consequences of the Merger and the Bank Merger to AFS, American Federal, the Company and the Bank; (vi) no greater than 15.0% of the outstanding Common Stock entitled to vote at the Special Meeting shall have delivered the written notice of intent to demand payment pursuant to Division XIII of the IBCA; and (vii) certain officers and directors of the Company shall have executed and delivered a letter to AFS providing that the payments made to them, or those specifically identified to be made to them subsequent to the Effective Time, pursuant to their employment by Sellers or under the terms of any agreements with Sellers or as otherwise provided for in the Agreement satisfy all outstanding obligations of Buyers and Sellers to such individuals and no other payment of any kind is due or owing to such individuals by Buyers, Sellers or any affiliate thereof.

     The obligations of the Company and the Bank to effect the Merger and the Bank Merger are contingent upon the Exchange Agent in its fiduciary capacity having acknowledged in writing receipt of the aggregate Merger Consideration for all shares of Common Stock to be acquired and the aggregate Stock Option Price for all Options to be cancelled in the Merger.

     It is not known as of the date of this Proxy Statement whether all conditions to the Merger will be satisfied. The Agreement may be terminated by a party if any event occurs which renders it impossible for the other party to satisfy in any material respect a condition to the terminating party's obligation to effect the Merger or the Bank Merger. Except for conditions relating to Company stockholder approval of the Agreement, receipt of governmental approvals and the absence of governmental or judicial orders prohibiting the Merger, any condition to a party's obligation to consummate the Merger may be waived by that party. Neither party can predict as of the date of this Proxy Statement whether it would waive any condition to its obligation to consummate the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Company and the Bank have agreed that until the Effective Time each will conduct its respective business in the ordinary course and maintain their books and records in accordance with past practices. Neither the Company nor the Bank may do any of the following without first obtaining the prior written consent of American Federal (i) declare, set aside or pay any dividend or make any other distribution with respect to the Company's capital stock or reacquire any of the Company's outstanding shares, except that the Bank shall be permitted to pay cash dividends to the Company in the ordinary course to meet any of the Company's obligations; (ii) issue or sell or buy any shares of capital stock of the Company or any subsidiary, except shares of Common Stock issued pursuant to the Option Plan; (iii) effect any stock split, stock dividend or other reclassification of the Common Stock; or (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of the Company or any subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of the Company or of any subsidiary.

     In addition, the Company and its subsidiaries shall not, without the prior written consent of American Federal (which consent shall not be unreasonably withheld): (i) sell or dispose of any assets of the Company or of any subsidiary other than the sale of single-family residential mortgage loans in the ordinary course; (ii) change the articles of incorporation, charter documents or other governing instruments of the Company or any subsidiary; (iii) except as otherwise provided in the Agreement, grant to any employee of the Company or any subsidiary an increase in compensation, bonus or benefits except increases in compensation, bonus or benefits in the ordinary course of business to non-officer employees; (iv) adopt any new or amend or terminate any existing employee plans or benefit arrangements of any type, except as contemplated in the Agreement and in compliance with applicable law; provided, however, that prior to the Effective Time, the Company and its subsidiaries shall be permitted, consistent with past practices, to (A) make contributions to the Employee Plans and Benefit Arrangements, and (B) extend the term of any existing employment agreement; (v) authorize severance pay or other benefits for any employee of the Company or any subsidiary except (A) in accordance with existing agreements or (B) as otherwise provided in the Agreement; (vi) incur any material obligation or enter into or extend any contract involving annual payments in excess of $5,000; (vii) engage in any lending activities, provided, however, that the Company or any subsidiary may without prior approval originate
(A) consumer loans in amount of $50,000 or less per loan, (B) single-family residential loans in amount of $175,000 or less per loan for retention in its portfolio, (C) single-family residential loans without limit as to size where the Company or a subsidiary has obtained a prior and valid commitment for the purchase of such loan, and (D) commercial leases in amount of $25,000 or less per lease; (viii) form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary or make additional investments in subsidiaries; (ix) purchase any equity securities other than FHLB stock; (x) make any investment which would cause the Bank to not be a qualified thrift lender under federal savings institution statutes, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code; (xi) borrow or agree to borrow any amount of funds, excluding for these purposes FHLB advances with a maturity not to exceed six months and the acceptance of deposits in the ordinary course of business; (xii) hire any new permanent employees; (xiii) make any capital expenditures exceeding $5,000 in the aggregate; or (xiv) establish interest and fee schedules related to the Bank's deposit products or lending products which materially differ from the average interest and fees charged for similar products by financial institutions conducting business in the Bank's primary market area.

     The Company and the Bank also have agreed: (i) to give AFS and American Federal and their respective representatives and agents full access at all reasonable times to all of their premises, books, records and employees and furnish them access to and copies of such financial and operating data, all documents with respect to matters to which reference is made in the representations and warranties contained in the Agreement or on any list, schedule or certificate delivered or to be delivered in connection with the Agreement, and such other documents, records, or information with respect to the business and properties of the Company and its subsidiaries as they shall from time to time reasonably request; provided, however, that any such inspection (a)
                                 --------  -------
shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties under the Agreement; (ii) to submit the Agreement to the stockholders of the Company for approval at a meeting to be held as soon as practicable after the execution of the Agreement and to use its best efforts to solicit from its stockholders proxies in favor of approval of the Agreement and to take all other action necessary or helpful to secure a stockholder vote in favor of approval of the Agreement, except as the fiduciary duties of the Board of Directors may otherwise require; (iii) to deliver to AFS and American Federal, as soon as practicable after they become available, copies of publicly available financial statements for all periods prior to the Effective Time. In addition, the Board of Directors of the Company agreed to recommend to the stockholders in this Proxy Statement that they vote for approval of the Agreement, subject to the Bank's fiduciary duties and receipt of an updated fairness opinion from Baird.

     AFS and American Federal have agreed: (i) to prepare and file as soon as practicable all required applications for regulatory approval of the Merger, the Bank Merger and the other transactions contemplated by the Agreement and to use all reasonable efforts to obtain prompt approval of each required application; and (ii) not to permit any of their subsidiaries to, without the prior written consent of the Company, take any action that would materially adversely affect or delay the ability of the Buyer or Seller to obtain the Government Approvals or to perform their covenants and agreements under the Agreement and the Bank Plan of Merger.

     Each Party to the Agreement has agreed: (i) to cooperate when issuing or making any press release, disclosure or statement with respect to the Merger, the Bank Merger or the other transactions contemplated by the Agreement; (ii) to give prompt written notice to the other Party of any event or development (x) which, had it existed or been known on the date of the Agreement, would have been required to be disclosed under the Agreement, (y) which would cause any of its representations and warranties contained in the Agreement to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions to consummation of the Merger; and (iii) to use their best efforts, and take all actions necessary or appropriate (including their joint cooperation and assistance, as necessary, in preparing this Proxy Statement and the regulatory applications), to consummate the Merger and the other transactions contemplated by the Agreement at the earliest practicable date.

NO SOLICITATION

     The Agreement provides that neither the Company nor the Bank will authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Takeover Proposal (as defined). Except as the fiduciary duties of the Company's Board of Directors may otherwise require, the Company will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal, (B) to negotiate any Takeover Proposal with any person or entity, or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. "Takeover Proposal" is defined in the Agreement as any proposal, other than as contemplated by the Agreement, for a merger or other business combination involving the Company or the Bank or for the acquisition of a 10% or greater equity interest in the Company or the Bank, or for the acquisition of a substantial portion of the assets of the Company or the Bank. The Company and/or the Bank are required to notify AFS and American Federal immediately upon they or any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative becoming aware of the possibility of a Takeover Proposal or having contact initiated with any of them by any party other than AFS or American Federal regarding a significant corporate event.

     The Agreement also provides that if the Agreement is terminated in accordance with its terms (other than if terminated by the Company and the Bank as a result of the noncompliance by AFS with certain conditions to the obligations of Sellers to effect the Merger) and prior to such termination a "Termination Event", as defined, shall have occurred, the Company and the Bank will upon demand pay to the Corporation and American Federal in immediately available funds $500,000. A Termination Event is defined in the Agreement to mean either of the following:

     (i) the Company or any subsidiary without the prior written consent of AFS shall have entered into an agreement to engage in an Acquisition Transaction (as defined) with a party other than AFS or an affiliate of AFS. An Acquisition Transaction is defined as: (x) a merger or consolidation, or any similar transaction, involving the Company or any subsidiary; (y) a purchase, lease, or other acquisition of all or substantially all of the assets of the Company or any subsidiary; or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of 15% or more of any class of equity securities of the Company or any subsidiary; or

     (ii) After a bona fide proposal is made by any person other than AFS or any affiliate for the Company to engage in an Acquisition Transaction, either
(x) the Company shall have willfully breached any covenant or obligation contained in the Agreement and such breach would entitle AFS to terminate the Agreement, or (y) the holders of Common Stock shall not have approved the Agreement at the Special Meeting, the Special Meeting shall not have been held or shall have been cancelled prior to termination of the Agreement or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to AFS the recommendation of the Company's Board of Directors with respect to the Agreement.

     The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with the Company.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

     The Company and the Bank have made certain representations and warranties to AFS with respect to, among other things: their organization, good standing and qualification; status as a domestic building and loan association, FHLB member, qualified thrift lender and SAIF-insured institution; the capitalization of the Company; the Company's and the Bank's authority with respect to the Agreement; ownership of subsidiaries; the Common Stock and the Bank's common stock; financial statements; the absence of undisclosed liabilities; the absence of dividends since June 30, 1995; the absence of certain changes or events; taxes; properties and assets; environmental hazards; litigation, compliance with laws and regulations; labor relations and employment agreements; employee benefits; material contracts; breaches of agreements; broker's or finder's fees; the loan portfolio; material accuracy of reports filed with the SEC; information with respect to the Company and the Bank contained in this Proxy Statement; and Community Reinvestment Act rating.

REPRESENTATIONS AND WARRANTIES OF AFS AND AMERICAN FEDERAL

     AFS and American Federal have made certain representations and warranties to the Company and the Bank with respect to, among other things: their organization, good standing and qualification; status as a domestic building and loan association, FHLB member, SAIF-insured institution and qualified thrift lender; authority with respect to the Agreement; AFS's financial statements; broker's or finder's fees; regulatory approvals; the absence of any material adverse changes in the condition, business or operations of AFS; litigation; information with respect to AFS and American Federal contained in this Proxy Statement; compliance with laws and regulations; AFS's having sufficient cash on hand at the Effective Time to pay the aggregate Merger Consideration and aggregate Stock Option Price; and Community Reinvestment Act rating.

FURTHER AGREEMENTS OF THE PARTIES

     AFS and American Federal have agreed to the following arrangements with respect to Company employees and benefits:

     (i) AFS and American Federal, subject to the exercise of their business judgment in their sole discretion, shall use reasonable efforts to continue the employment of Company and Bank employees at comparable positions. To the extent such employment is not available, subject to the exercise of their business judgment in their sole discretion, AFS and American Federal shall use all reasonable efforts to secure alternative employment for any such persons within AFS or a subsidiary;

     (ii) The existing Severance Agreement between Brian P. Wittman and the Company will be terminated and in lieu thereof Mr. Wittman and AFS will enter into a severance agreement (see " -- Interest of Certain Persons in the Merger");

     (iii) Six months after the Effective Time, Buyers will pay all Company or Bank employees listed on an exhibit to the Agreement, other than employees who prior to the expiration of such six month period either self-terminate employment or are terminated for cause, a payment determined based on monthly base compensation and years of service. Employees designated as senior officers will receive a second payment if terminated without cause within one year following the Effective Time, unless prior to then the senior officer self-terminates employment or is terminated for cause (see " -- Interest of Certain Persons in the Merger");

     (iv) The employees of the Company and the Bank continuing employment with AFS and American Federal shall be eligible to receive medical, group hospitalization, dental, life and disability insurance and other welfare benefits no less than those provided to other employees of AFS and American Federal holding comparable positions without any waiting period relating to coverage under an AFS or American Federal medical insurance plan, and will receive full credit for payment of current and past premiums, co-payments and deductibles;

     (v) The continuing employees of the Company and the Bank shall become subject to AFS's and American Federal's policies and procedures relative to long-term disability, short-term disability and paid time off to the same extent as comparably situated AFS or American Federal employees;

     (vi) Continuing employees shall be entitled to participate in all AFS employee benefit plans to the same extent as other comparably situated employees of AFS and American Federal, with credit for their prior service to the Company or any subsidiary for purposes of determining eligibility, participation and vesting;

     (vii) The Company and AFS will cooperate to cause the ESOP and the Bank's 401(k) Profit Sharing Plan (together, the "Terminating Plans") to be amended and other action taken to provide (a) that each participant in the Terminating Plans not fully vested will become fully vested in his or her plan account as of the Effective Time, and (b) that the Company and the Bank shall terminate on or before the Effective Time the Terminating Plans. Upon the repayment of the ESOP loan, the remaining proceeds in the Loan Suspense Account will be allocated (to the extent permitted by the Internal Revenue Code and other applicable laws and regulations) to ESOP participants (as determined under the terms of the ESOP). As soon as practicable after the Effective Time, subject to receipt of a favorable Internal Revenue Service determination letter, participants in the Terminating Plans will receive lump sum distributions of their plan accounts. To the extent permitted by applicable law, and to the extent requested by participants in the Terminating Plans, AFS will permit continuing employees to elect to have their accounts under the Terminating Plans transferred into AFS's ESOP and American Federal's 401(k) plan;

     (viii) The existing employment agreements between the Company and the Bank and David S. Paulson and Mary K. Nelson shall each be terminated at the Effective Time. As a result of such termination, each of Mr. Paulson and Ms. Nelson will be entitled to certain payments (see
             " -- Interest of Certain Persons in the Merger");

     (ix) The Bank's Directors' Retirement Plan shall be terminated at the Effective Time and as of such time the participants therein will be fully vested in and eligible to receive certain benefits thereunder (see " -- Interest of Certain Persons in the Merger");

     (x) On or before the Effective Time, the Bank will terminate any of its obligations to provide death benefits to certain officers and directors, in exchange for the payment of $187.50 to each of such officers and directors, and no further payments of any kind will be made on account of such termination; and

     (xi) The Bank will terminate its Deferred Compensation Plan on or before the Effective Time at no expense to, or require any payment by, Buyers or Sellers;

     The Company and the Bank may take such actions on or before the Effective Time as are necessary or appropriate to effectuate the above agreements, including but not limited to (i) the adoption and execution of agreements and amendments relating to the plans, programs and agreements referred to and (ii) the adoption and execution of any amendment required by applicable law.

     AFS also has agreed, from and after the Effective Date, to indemnify officers, directors and employees of the Company or the Bank against certain liabilities and to provide prospective indemnification rights to, and to cover under the liability insurance policies of AFS and its subsidiaries, such individuals who become directors, officers or employees of AFS or its subsidiaries. Subject to availability and a cost of no greater than $15,000, the Company is permitted to purchase and keep in force for a period of at least three years following the Effective Time directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by the Company's and the Bank's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time. See " -- Interests of Certain Persons in the Merger."

TERMINATION OF THE AGREEMENT

     The Agreement may be terminated at any time before the Effective Time as provided below:

     (i) By mutual consent of the parties, evidenced by their written agreement;

     (ii) At the election of either party, by written notice, if the Closing shall not have occurred on or before October 31, 1996, or such later date as shall have been agreed to in writing by the parties; provided, however, that
                                                     --------  -------
this right to terminate shall not be available to any party whose failure to perform an obligation under the Agreement caused the failure of the Closing to occur on or before the date of such notice;

     (iii) By AFS or American Federal upon delivery of written notice to the Bank if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Buyer to effect the Merger or the Bank Merger and noncompliance is not waived by Buyer; provided, however, that the right to terminate under this paragraph shall not be available to AFS or American Federal where either of their failure to perform an obligation under the Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice; or

     (iv) By the Company or the Bank upon delivery of written notice to AFS or American Federal if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Seller to effect the Merger or the Bank Merger and noncompliance is not waived by Sellers; provided, however, that the right to terminate under this paragraph shall not be available to the Company or the Bank where either of their failure to perform an obligation under the Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

     In the event of termination of the Agreement, the Agreement will become void and have no effect, except that the representations as to the absence of broker's and finder's fees, the agreement to cooperate on publicity, the payment of expenses, the parties' obligations to keep certain information confidential and any required payment of the $500,000 fee described above (see " -- No Solicitation") will survive termination of the Agreement. Termination pursuant to paragraph (iii) or (iv) above will not relieve the breaching party of liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

AMENDMENT

     The Agreement may be amended by a written document signed by all parties to the Agreement. However, no amendment made after the Company stockholders have approved the Agreement may alter or change the amount or form of the consideration to be received by Company stockholders in the Merger.

EXPENSES

     The Agreement provides that each Party shall bear and pay all expenses incurred by it in connection with the transactions contemplated by the Agreement. See also " -- No Solicitation."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Boards of Directors and management of the Company and the Bank may be deemed to have certain interests in the Merger in addition to their interests as stockholders of the Company generally. The Board of Directors of the Company was aware of these interests and considered them, among other matters, in unanimously approving (with all directors voting) the Agreement and the transactions contemplated thereby.

     Change in Control Payments. Mr. Paulson and Ms. Nelson are each party to employment agreements with the Company and the Bank that provide for severance payments upon the occurrence of certain events, including termination of their respective employment under such agreements following a change in control of the Company or the Bank. The Agreement provides that the employment agreements of Mr. Paulson and Ms. Nelson will be terminated at the Effective Time and at the Effective Time, the payments to which Mr. Paulson and Ms. Nelson are due under their agreements upon a change in control will be made. It is currently anticipated that in the event the Closing occurred on June 30, 1996, Mr. Paulson and Ms. Nelson will be entitled to severance payments under their current employment agreements in the approximate amounts of approximately $287,000 and $156,000, respectively. Pursuant to the Agreement, in no event may the aggregate amount of such payments to Mr. Paulson and Ms. Nelson exceed the "golden parachute" limits of the Internal Revenue Code of 1986 or $292,000 and $159,000, respectively."

     Severance Agreement. The existing severance agreement between Brian P. Wittman and the Company will be terminated and in lieu thereof Mr. Wittman and American Federal will enter into a severance agreement providing that: (A) on the earlier to occur of 120 days following the Effective Time or December 31, 1996, Mr. Wittman will receive as consideration for agreeing to terminate his existing severance agreement (and such rights as he may be entitled to thereunder) and for assisting in the transition following the Effective Time a cash payment of $23,130 from American Federal; (B) on the date that is 120 days following the Effective Time, Mr. Wittman will receive an additional cash payment of $23,130 from American Federal, unless on or prior to such date Mr. Wittman and American Federal agree in writing for Mr. Wittman to continue full time employment with American Federal on mutually acceptable terms, in which event such additional $23,130 payment shall not be made; (C) in the event Mr. Wittman's employment is terminated by either AFS or American Federal prior to the date on which a payment is to be made pursuant to clause (A) or (B) Mr. Wittman will receive a cash payment of $46,260 less any payment previously tendered to him pursuant to clause (A) or (B) effective upon such termination and no further payment shall be required; and (D) no payments still owing to Mr. Wittman will be due if at any time prior to the date on which a payment is required to be made Mr. Wittman voluntarily self-terminates his employment or he is terminated by American Federal for cause.

     Stock Options. Pursuant to the Agreement, at the Effective Time, each holder of an Option will receive, in consideration for the cancellation of such Option, an amount determined by multiplying the number of shares subject to Option by an amount equal to the difference between $23.25 and the exercise price per share of Common Stock underlying such Option. All Options have an
exercise price of $10.00 per share.   Assuming that no Options are exercised
prior to the Effective Time, the amount each director, director emeritus and executive officer of the Company is expected to receive in exchange for the cancellation of his or her Options outstanding as of the Record Date is as follows:

                                                             NUMBER OF SHARES    NET REALIZABLE
NAME                    POSITION                            UNDERLYING OPTIONS  VALUE OF OPTIONS
- ----                    --------                            ------------------  ----------------
David S. Paulson        Director, President and Chief
                         Executive Officer                        15,006            $198,830
John M. Grove           Chairman of the Board                      3,602              47,727
Carl R. Ekern           Director                                   3,602              47,727
Robert S. Gibb, Sr.     Director                                   3,602              47,727
Mary K. Nelson          Director, Executive Vice President
                         and Secretary                             7,502              99,402
Mark V. Sweeney         Director                                   3,602              47,727
C. Nicholas Vogel       Director Emeritus                          3,602              47,727
Brian P. Wittman        Controller/Treasurer                          --                  --
Stanley D. Bachmeier    Vice President - Lending                   3,002              39,777
Marlin D. Lindquist     Vice President                             1,251              16,576
Eric B. Rogne           Vice President                             1,251              16,576

     Restricted Stock Awards. The Company has previously issued shares of Common Stock pursuant to the Northwestern Financial Corp. Management Recognition Plans "A" and "B" (the "MRPs") to directors, the director emeritus, officers and employees of the Company and the Bank. Pursuant to the terms of the MRPs, the participants vest in such shares over a three-year period, although such vesting is accelerated in the event of a change in control of the Company. As a result of the change in control of the Company due to the Merger, at the Effective Time, each non-employee director and the director emeritus will become fully vested in 1,440 shares of Common Stock with an individual value of $33,480 at the Effective Time and Messrs. Paulson, Wittman, Bachmeier, Lindquist and Rogne and Ms. Nelson would become immediately fully vested in 6,002, 800, 1,200, 500, 500 and 3,001 shares of Common Stock, respectively, with an approximate value (based on a per share price of $23.25) of $139,547, $18,600, $27,900, $11,625,
$11,625 and $69,773, respectively and would also be entitled to receive any unpaid cash dividends which had accrued on such shares plus interest as well as, in the case of Messrs. Wittman and Bachmeier who did not exercise an election to receive a cash bonus at the time of award, a cash bonus equal to $4.00 per share for each share award received by the individual for the tax liability which such individuals will recognize with respect to such unvested restricted stock awards.

     Employee Stock Ownership Plan and 401(k) Profit Sharing Plan. On or before the Effective Time, the Company and AFS will cooperate to amend the Terminating Plans to provide that each employee who is not vested will become full vested in his or her plan account as of the Effective Time and that the Company and the Bank shall terminate the Terminating Plans on or before the Effective Time. Upon termination, the assets of the Terminating Plans will be distributed to participants in accordance with the terms of such plan. Messrs. Paulson, Wittman, Bachmeier, Lindquist and Rogne and Ms. Udart and Ms. Nelson are fully vested in the 401(k) Plan.

     As a result of the Merger and upon the termination of the ESOP, the ESOP loan from Northwestern Financial Corp. of $320,160 will be repaid from the Merger Consideration received for the 31,016 shares of Common Stock held by the ESOP that remained unallocated at December 31, 1995. The remaining proceeds will be allocated to the ESOP participants. The expected amounts to be allocated as a result of such action to Messrs. Paulson, Wittman, Bachmeier, Lindquist and Rogne and Ms. Nelson are approximately $55,000, $13,000, $28,000, $26,000,
$21,000, and $31,000, respectively. Such amounts are subject to change if additional contributions by the Company are made to the ESOP prior to the Effective Time. In addition, each participant in the ESOP not fully vested will become fully vested in his or her ESOP account upon termination of the ESOP. At December 31, 1995, the only executive officer of the Company who was not fully vested in his ESOP account was Mr. Wittman. As a result of such acceleration in vesting, Mr. Wittman would become fully vested in the unvested $5,000 of his ESOP account.

     Directors' Retirement Plan. At the Effective Time, the Bank's Directors' Retirement Plan will be terminated, and all participants will become fully vested and eligible to receive benefits therein. As a result, within ten days following the Effective Time, Directors Ekern, Sweeney, Paulson, Gibb, Grove and Nelson each will receive a lump sum cash payment of up to $14,400.

     Severance Payments. Pursuant to the Agreement, six months after the Effective Time, all employees of the Company or the Bank will receive a cash payment based on years of service and monthly base compensation. The payment to be made to Messrs. Bachmeier, Lindquist and Rogne and Ms. Udart and Ms. Fredericks will be one-half of monthly salary for each year of service up to a maximum of six months. Such payment will not be due if the employee self-terminates or is terminated for cause prior to the expiration of such six month period. In addition, if AFS terminates certain senior officer employees, which include Messrs. Bachmeier, Lindquist and Rogne and Ms. Udart and Ms. Fredericks, within one year following the Effective Time, such terminated senior officer employee will receive an additional payment of one-half of monthly base salary for each year of service up to a maximum of six months. Such additional payment will not be due if the senior officer employee self-terminates or is terminated for cause prior to the expiration of such one-year period.

     Insurance; Indemnification. AFS and American Federal have agreed to indemnify, defend and hold harmless each person who is, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any subsidiary if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by the Agreement) (the "Indemnified Liabilities") to the full extent permitted under (i) applicable Iowa or federal law or (ii) under the Company's or the Bank's Articles of Incorporation, Charter and Bylaws. AFS and American Federal shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party to the full extent permitted by Iowa or federal law upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification upon learning of any Claim, shall notify AFS promptly after learning of any Claim and shall deliver to AFS any undertaking required by applicable law.

     From and after the Effective Time, the directors, officers and employees of the Company and its subsidiaries who become directors, officers or employees of AFS or its subsidiaries (i) shall have indemnification rights having prospective application only, except for the indemnification rights described in the previous paragraph and (ii) shall be covered by the directors, officers and employees liability insurance policy of AFS and its subsidiaries on a basis at least equal to the coverage provided to persons in similar positions with AFS or any of its subsidiaries. These prospective indemnification rights consist of such rights to which directors, officers and employees of AFS or its subsidiaries are entitled under the provisions of (A) the Articles of Incorporation of AFS and its subsidiaries and (B) provisions of applicable Minnesota and federal law.

     Subject to availability and a cost of no greater than $15,000, the Company is permitted to purchase and keep in force for a period of at least three years following the Effective Time directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by the Company's and the Bank's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING ARE ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE
     ---------------------------------------------------------------------
MERGER TO STOCKHOLDERS OF THE COMPANY.  THE TAX DISCUSSION SET FORTH BELOW
- --------------------------------------------------------------------------
CONSTITUTES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE
- -----------------------------------------------------------------------------
STOCKHOLDERS OF THE COMPANY, WITHOUT CONSIDERATION OF THE FACTS AND
- -------------------------------------------------------------------
CIRCUMSTANCES OF THE SITUATION OF EACH OF THE COMPANY'S STOCKHOLDERS.  EACH
- ---------------------------------------------------------------------------
STOCKHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL
- -------------------------------------------------------------------------------
ADVISORS AS TO THE MATTERS DESCRIBED HEREIN AND ALSO AS TO ANY STATE, LOCAL,
- ----------------------------------------------------------------------------
FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.
- ------------------------------------------------------------

     For federal income tax purposes, the receipt of cash by a stockholder of the Company in exchange for shares of the Common Stock pursuant to the Merger will constitute a taxable transaction to such stockholder. In general, a stockholder who receives cash in the Merger in exchange for such stockholder's shares of Common Stock will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash payment of $23.25 per share received from AFS in exchange for the shares of the Common Stock and (ii) the stockholder's tax basis in such Common Stock. Any gain or loss will be treated as capital gain or loss if the Common Stock exchanged was held as a capital asset in the hands of the stockholder.

     The cash payments due to the holders of the Common Stock upon the exchange thereof pursuant to the Merger (other than certain exempt entities and persons), will be subject to a backup withholding tax at the rate of 31% unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if: (i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies the Exchange Agent that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies the Exchange Agent that the stockholder has failed to report interest, dividends or original issue discount in the past; or
(iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

     No ruling has been or will be requested from the IRS as to any of the tax effects of any of the transactions discussed in this Proxy Statement to stockholders of the Company, and no opinion of counsel has been or will be rendered to the Company's stockholders with respect to any of the tax effects of the Merger to the Company's stockholders. The above discussion of federal income tax consequences is based on management's independent analysis.

ACCOUNTING TREATMENT

     The Company has been advised by AFS Corporation that the transaction will be accounted for utilizing purchase accounting as required by Accounting Principles Board Opinion No. 16 Business Combinations.

REGULATORY APPROVALS

     Consummation of the Merger is subject to the receipt of all regulatory approvals required for the completion of the Merger. The Merger must be approved by the OTS under the Home Owners' Loan Act, as amended ("HOLA"). The HOLA requires the OTS to take into consideration the financial and managerial resources and future prospects of AFS and the Company, the effect of the Merger, the insurance risk to the SAIF, and the convenience and needs of the communities to be served. Before approving the Merger, the OTS must request and consider any report rendered by the Attorney General within 30 days on the competitive factors involved. Further, the OTS may not approve the Merger if it determines, among other things, that the Merger would: (i) result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or
(ii) substantially lessen competition, or tend to create a monopoly, in any section of the country, or in any other manner be in restraint of trade, unless the OTS finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The regulations promulgated under the HOLA require the publication of notice of any application filed thereunder and the opportunity for the public to comment. An application for approval of the Merger has been submitted to the OTS. No assurance can be given that such application will be approved or that it will not be approved on terms or conditions that may require an amendment to the Agreement. No amendment made after the Company stockholders have approved the Agreement may change the amount or form of the consideration to be received by Company stockholders in the Merger.


                         NORTHWESTERN FINANCIAL CORP.
GENERAL

     The Company. The Company was incorporated at the direction of the Board of Directors of the Bank in September 1993 and it acquired all of the capital stock issued by the Bank on December 31, 1993 in connection with the Conversion. At the March 31, 1996, the Company had no significant assets other than its investment in the Bank and a $2.1 million receivable from the Bank. The Company's principal business is the business of the Bank and its subsidiaries.

     The Bank. The Bank is a federal savings bank operating through three offices located in Fargo and Wahpeton, North Dakota. The Bank's principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate located primarily in the Bank's primary market area, the Fargo-Moorhead area, which consists of Cass and Richland Counties in North Dakota and Clay and Wilkin Counties in Minnesota. In previous periods, the Bank had originated and purchased loans secured by properties in Arizona, and at March 31, 1996, $13.8 million, or 23%, of the Bank's gross loans, were secured by properties located in Arizona. To a limited extent, the Bank has resumed the placement of loans secured by properties in Arizona in its loan portfolio to be held for investment purposes. Such loans are originated by the Bank's loan production office in Chandler, Arizona. The Bank emphasizes the origination of loans for the purchase or construction of residential real estate and multi-family residential property. In addition, to a lesser extent, the Bank originates commercial real estate loans, commercial leases and consumer loans, including automobile loans, home equity loans, and loans secured by savings accounts.

     The Bank derives its income principally from interest earned on loans and, to a lesser extent, loan servicing and other fees, gains on the sale of loans and interest earned on investment and mortgage-backed securities. The Bank's principal expenses are interest expense on deposits and non-interest expense such as compensation and employee benefits, office occupancy and equipment expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, repayments of outstanding loans, sales of loans and operating revenues.

     The Bank opened a loan production office in Chandler, Arizona in May 1994 to originate mortgages both for sale into the secondary market with servicing released and for retention in its loan portfolio. The office consists of one loan officer whose salary is based on commissions paid on individual loan production and one loan processing assistant who receives a base salary. Loan processing and quality control for Arizona production is performed in North Dakota.

     In order to provide higher levels of service and to attract and retain both deposit and loan customers, the Bank opened a new branch office in south Fargo, North Dakota in October 1994.

     The Bank is subject to examination and comprehensive regulation by the OTS and the Bank's savings deposits are insured up to applicable limits by the SAIF, which is administered by the FDIC. The Bank is a member of and owns capital stock in the FHLB of Des Moines, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained and certain other matters. See "-- Regulation."

BRANCH SALES

     As part of its capital plan approved by the OTS in September 1991 (see "-- Past Supervisory Actions") the Bank determined to sell substantially all of the assets and transfer substantially all of the liabilities of its two branch offices located in Bismarck and Mandan, North Dakota. The Bank completed the sale of the Mandan office on December 31, 1992 and completed the sale of the Bismarck branch office on January 2, 1993. In connection with the sales of these branches, the Bank sold total assets aggregating $10.2 million, transferred total liabilities aggregating $23.7 million and incurred a loss of $19,000. See
Note 14 of Notes to Consolidated Financial Statements.

PAST SUPERVISORY ACTIONS

     Between January 1990 and June 1993, the Bank was subject to certain supervisory actions by the OTS. In January 1990, the Bank and the OTS entered into a Supervisory Agreement (the "Supervisory Agreement"). The Supervisory Agreement limited the Bank's investment in real estate loans to loans in its local community. The Supervisory Agreement also prohibited the Bank from, among other things, originating or purchasing construction loans other than custom construction loans of less than $500,000, investing in commercial loans in excess of $100,000 and investing in any non-residential real estate loans in excess of the lesser of $500,000 or statutory limits. The Supervisory Agreement also required the Bank to adopt various lending policies and to submit periodic reports to the OTS demonstrating compliance with those policies.

     Subsequently, in August 1991, the Bank consented to the entry of an Order to Cease and Desist (the "Order"), which required the Bank to revise its conflict of interest policy to prohibit the waiver of overdraft and non-sufficient funds fees for executive officers and directors. In addition, among other things, the Order required the Bank to implement procedures relating to loan underwriting and record-keeping.

     In connection with its approval of the Bank's capital plan, in September 1991, the OTS issued a Capital Directive (the "Capital Directive"). The Capital Directive, which was consented to by the Bank, required the Bank to achieve compliance with the capital requirements by the date specified in the Bank's capital plan. The Capital Directive contained numerous other provisions, including operating restrictions.

     The above-mentioned supervisory actions influenced management's operating strategy between 1990 and 1993 because of the limitations placed on the Bank's activities by the supervisory actions. Among other things, the Supervisory Agreement required the Bank to cease originating and purchasing loans secured by real estate outside of its local community and to cease commercial leasing activities. In addition, pursuant to its capital plan and the Capital Directive, the Bank adopted a strategy of reducing assets and liabilities in order to improve capital ratios. Such strategy included the sale of two of its branch offices, which sales were completed on December 31, 1992 and January 2, 1993. See " -- Branch Sales."

     On June 8, 1993, the OTS terminated the Capital Directive, the Supervisory Agreement and the Order. Accordingly, the Bank is no longer subject to the Capital Directive, the Supervisory Agreement or the Order.

ARIZONA LENDING

     During the mid-1980's, the Bank had excess liquidity that it sought to invest in adjustable-rate loans, but sufficient lending opportunities were not available in its primary market area. At that time, management of the Bank was aware of two individuals, with whom it previously had engaged successfully in occasional business dealings over a 15 year period, who had relocated from Fargo, North Dakota to Scottsdale, Arizona where they operated a mortgage banking business. In addition, certain of the Bank's directors who had vacation properties in Arizona were familiar with Arizona real estate markets and believed that the Bank could profitably invest its excess liquidity in loans secured by Arizona real estate. Accordingly, beginning in 1982, the Bank began purchasing single-family, residential mortgage loans, construction loans and commercial and multi-family residential real estate loans secured by real estate located in Arizona. Most loans purchased were whole loans, but some of the commercial real estate loans purchased were participations in loans.

     In the late 1980's, due to over-building and declining economic conditions in Arizona, the Bank experienced increased delinquencies and defaults on its portfolio of Arizona loans, and in January 1990, the Bank and the OTS entered into the Supervisory Agreement, which, among other things, prohibited the Bank from investing in loans secured by property located outside its local community. See " -- Past Supervisory Actions." The Supervisory Agreement was terminated by the OTS on June 8, 1993, and the Bank opened a loan production office in Chandler, Arizona, in May of 1994. See "-- General -- The Bank."

     Through the placement of adjustable-rate residential real estate loans originated by the new loan production office and certain other loans into the Bank's loan portfolio for investment purposes, the Bank's loans secured by real estate in Arizona increased from $12.6 million at June 30, 1994 to $13.8 million at March 31, 1996, which represented 23% of the Bank's gross loan portfolio at March 31, 1996. At March 31, 1996, a significant percentage of the Bank's loans were secured by Arizona real estate. Specifically, at March 31, 1996, the Bank's single-family residential mortgage loans, multi-family residential mortgage loans and commercial real estate loans, secured by Arizona real estate, amounted to $6.7 million, $414,000 and $6.7 million, respectively, which represented 39%, 1.4% and 78.9% of the Bank's portfolio of single-family residential mortgage loans, multi-family residential mortgage loans and commercial real estate loans, respectively. At March 31, 1996, the Bank's classified assets included one loan of $100,000 secured by Arizona commercial real estate, which was classified as substandard. See " -- Asset Classification." Such loan was performing at March 31, 1996.

MARKET AREA

     The Bank conducts its business through three offices located in Cass and Richland Counties in North Dakota. The Bank's primary market area is the Fargo-Moorhead area, which consists of Cass and Richland Counties in North Dakota and Clay and Wilkin Counties in Minnesota. Most of the Bank's lending and deposit activities centered in the Fargo-Moorhead vicinity. Most of the Bank's depositors live within a 50 mile radius of its three offices, and most of its borrowers live within a 10 mile radius of its three offices.

     The Fargo-Moorhead area has a population of approximately 120,000 and serves as a hub for hospitals and colleges in the local area. North Dakota State University, Moorhead State University and Concordia College, as well as three hospitals, all are based in the Fargo-Moorhead area. The Fargo-Moorhead area has a diverse economy with an emphasis on farming, but also includes light manufacturing. The farm economy has been stable over the years, with farms tending toward the larger sized farms. Crops raised locally include sugar beets, potatoes and wheat. Other than farming, the primary employers in the area include Crystal Sugar, Case Corp., the three universities, the three hospitals and food distributors. The Fargo-Moorhead MSA experienced population growth of approximately 6.7% between 1990 and 1995 and has an unemployment rate below the national average. Fargo-Moorhead MSA median household income was $34,641 for 1995, compared to $33,610 at the national level.

     At March 31, 1996, $13.8 million, or 23%, of the Bank's gross loans, were secured by real estate located in Arizona. Most of the Bank's Arizona loans are secured by properties located in the city of Scottsdale, which is in Maricopa County. To a lesser extent, the Bank has loans secured by real estate located in the cities of Phoenix, Chandler, Tempe, Mesa and Paradise Valley, all of which are in Maricopa County. Maricopa County has a population of approximately 2.2 million, and Scottsdale has a population of approximately 41,000. Maricopa County's economy has begun to experience growth during recent years after slumping during the late 1980s and early 1990s. Maricopa County's economy is based on the service and wholesale and retail trade industries. Major employers include state, county and local government, as well as Motorola, Samaritan Health System, Allied-Signal Aerospace Co., Honeywell, Inc. and America West Airlines, Inc. Economic conditions in the Scottsdale area appear to have stabilized or improved slightly during recent years. According to information published by the Arizona

Department of Economic Security and the city of Scottsdale Economic Development Office ("EDO"), through July 1995, the unemployment rates in Scottsdale, the Phoenix metro area and Arizona were 2.7%, 3.8% and 5.0%, respectively, as compared to rates of 3.7%, 5.1% and 6.0%, respectively, as of July 1994. The EDO also reported that 2,102 single-family and 1,322 multi-family building units were issued in the Scottsdale area during the first seven months of 1995, compared to 2,011 single-family and 918 multi-family building units for the same period last year. In addition, the EDO reported that the Phoenix office vacancy rate decreased to 5% and the Scottsdale retail vacancy rate was 6% as of July 1995.

LENDING ACTIVITIES

     Loan Portfolio Composition.  The Bank's gross loan portfolio totalled
$60.2 million at March 31, 1996, representing 86.1% of total assets at that date. It is the Bank's policy to concentrate its lending within its market area. At March 31, 1996, $14.5 million, or 24.1%, of the gross loan portfolio, consisted of single-family, conventional residential mortgage loans, which are loans that are neither insured by the Federal Housing Administration ("FHA") nor partially guaranteed by the Veterans Administration ("VA") or held for sale.
The Bank also makes conventional mortgage loans for the purpose of constructing single-family and multi-family residences. At March 31, 1996, loans for the construction of single-family and multi-family residential real estate totalled $2.3 million, or 3.8%, of the Bank's gross loan portfolio.

     Historically, the Bank has emphasized the origination and, to a lesser extent, the purchase, of loans for the purchase or construction of commercial real estate and multi-family residential real estate. However, legislation enacted in 1989 reduced the amount of commercial and multi-family residential real estate loans in which the Bank was permitted to invest. As a result, during the years ended June 30, 1993 and 1994, the Bank substantially reduced its originations of commercial real estate and multi-family residential real estate loans. However, as a result of the additional capital received from the December 1993 stock conversion proceeds, the growing Fargo economy and increased demand for multi-family residential real estate, the Bank has become more active in originating and purchasing multi-family real estate during the nine months ended March 31, 1996 and the year ended June 30, 1995. At March 31, 1996, commercial real estate loans amounted to $8.3 million, or 13.8%, of the Bank's gross loan portfolio, and multi-family residential real estate loans amounted to $27.3 million, or 45.4%, of the Bank's gross loan portfolio.

     At March 31, 1996, the remainder of the Bank's portfolio of mortgage loans consisted primarily of loans held for sale. Loans held for sale consist primarily of fixed-rate, single-family mortgage loans which the Bank originated for sale in the secondary market. See " -- Origination, Purchase and Sale of Loans." Such loans amounted to $1.4 million, or 2.4%, of the Bank's gross loan portfolio, at March 31, 1996.

     The Bank also originates commercial leases and loans and consumer loans, including automobile loans, home equity loans and loans secured by savings deposits. Commercial leases and loans and consumer loans amounted to $2.7 million, or 4.5%, and $3.1 million, or 5.1%, respectively, of the Bank's gross loan portfolio at March 31, 1996.

     In addition to loans, the Bank had $877,000 in mortgage-backed securities held at maturity and $1.7 million in mortgage-backed securities available for sale at March 31, 1996. All mortgage-backed securities in the Bank's portfolio at March 31, 1996 consisted of securities collateralized entirely by single-family mortgage loans. See "-- Mortgage-Backed Securities Held to Maturity" and "-- Securities Available for Sale."

     Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan on the dates indicated. As of March 31, 1996, the Bank had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                               At March 31,                           At June 30,
                                                                 ----------------------------------------------------
                                                   1996                1995              1994              1993
                                             ----------------    ---------------    ---------------   ---------------
                                             Amount       %      Amount      %      Amount      %     Amount      %
                                             ------     -----    ------    -----    ------    -----   ------    -----
                                                                        (Dollars in thousands)
Real estate loans:
 Construction loans.......................   $ 2,493      4.14%  $ 6,326    12.21%  $   727    1.88%  $ 1,171     2.77%
 Conventional.............................    14,479     24.06    14,835    28.64    11,922   30.77    12,329    29.21
 Loans held for sale......................     1,431      2.38       785     1.52       445    1.15     3,133     7.42
 Insured or guaranteed real estate loans..       391      0.65       462     0.89       667    1.72       753     1.78
 Commercial...............................     8,310     13.81     7,761    14.99     8,419   21.73     9,521    22.56
 Multi-family residential.................    27,291     45.35    17,347    33.49    14,095   36.38    13,672    32.39

Commercial and consumer loans:
 Commercial leases........................     2,577      4.28     1,921     3.71       782    2.02       373     0.88
 Commercial loans.........................       127      0.21        35     0.07        49    0.13        95     0.23
 Home equity loans........................     1,778      2.96     1,230     2.38       652    1.68       688     1.63
 Automobile loans.........................       791      1.31       707     1.36       543    1.40       207     0.49
 Savings account loans....................       106      0.18       111     0.21       246    0.64       151     0.36
 Other loans..............................       402      0.67       272     0.53       194    0.50       118     0.28
                                             -------    ------   -------   ------   -------  ------   -------   ------
                                              60,176    100.00%   51,792   100.00%   38,741  100.00%   42,211   100.00%
                                             -------    ======   -------   ======   -------  ======   -------   ======

Less:
 Loans in process.........................      (306)             (2,480)              (238)             (696)
 Deferred fees and discounts..............      (406)               (337)              (247)             (109)
 Allowance for loan losses................      (845)               (850)              (851)             (850)
                                             -------             -------            -------           -------
  Total                                      $58,619             $48,125            $37,405           $40,556
                                             =======             =======            =======           =======

     The following table sets forth certain information as of June 30, 1995 regarding the dollar amount of loans receivable and mortgage-backed securities maturing in the Bank's portfolio, including scheduled repayments of principal, based on contractual terms to maturity. Demand loans, loans having no schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table below does not include any estimate of prepayments, which significantly shorten the average life of all loans and mortgage-backed securities and may cause the Bank's actual repayment experience to differ from that shown below.




                                                               Due after     Due after        Due after
                                                               3 through      5 through       10 through   Due after 15
                               Due during the year ending    5 years after  10 years after  15 years after  years after
                                         June 30,                June 30,       June 30,        June 30,     June 30,
                             ------------------------------
                              1996       1997        1998          1995          1995           1995          1995       Total
                             ------     ------      ------   -------------  --------------  -------------- ------------ -------
                                                                       (In thousands)
Mortgage-backed securities:
 Available for sale........  $   10     $   10      $   11        $   24        $   75        $  102       $   182      $   414
 Held to maturity..........      27         29          30            67           212           292         1,407        2,064
                             ------     ------      ------        ------        ------        ------       -------      -------
  Total....................  $   37     $   39      $   41        $   91        $  287        $  394       $ 1,589      $ 2,478
                             ======     ======      ======        ======        ======        ======       =======      =======

Loan receivable:
 Single-family residential
  (1)......................  $  314     $  337      $  362        $  807        $2,602        $3,718       $ 7,942      $16,082
 Real estate construction..   6,326         --          --            --            --            --            --        6,326
 Commercial real estate....     664        719         779         1,756         3,843            --            --        7,761
 Multi-family residential..     405        436         470         1,053         3,440         5,003         6,540       17,347
 Commercial and consumer...     274        881         818         2,233            70            --            --        4,276
                             ------     ------      ------        ------        ------        ------       -------      -------
  Total....................  $7,983     $2,373      $2,429        $5,849        $9,955        $8,721       $14,482      $51,792
                             ======     ======      ======        ======        ======        ======       =======      =======

_______________
(1)  Includes loans held for sale.

     The following table sets forth the dollar amount at June 30, 1995 of all loans and mortgage-backed securities due after one year after June 30, 1995 which have predetermined interest rates and have floating or adjustable interest rates.

                                   Predetermined       Floating or
                                        Rate         Adjustable Rates
                                   -------------     ----------------
                                            (In thousands)
Mortgage-backed securities:
 Available for sale.............   $     --               $    404
 Held to maturity...............         --                  2,037
                                   --------               --------
  Total.........................   $     --               $  2,441
                                   ========               ========

Loans receivable:
 Single-family residential (1)..   $  3,165               $ 12,603
 Commercial real estate.........      1,520                  5,577
 Multi-family residential.......        490                 16,452
 Commercial and consumer........      2,778                  1,224
                                   --------               --------
  Total.........................   $  7,953               $ 35,856
                                   ========               ========

_________________
(1)  Includes loans held for sale.

     Scheduled contractual principal repayments of loans and mortgage-backed securities do not reflect the actual life of such assets. The average life of loans and mortgage-backed securities is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decreases when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

     Origination, Purchase and Sale of Loans. The Bank generally has authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, the Bank concentrates its lending activities in its market area.

     Residential real estate loans typically are originated through commissioned loan personnel, while construction loans and commercial and multi-family real estate loans are originated through senior management officers. Residential mortgage loan originations are attributable to depositors, walk-in customers, advertising and referrals from real estate brokers and developers. Construction and commercial and multi-family residential real estate loan originations are attributable largely to the Bank's reputation and its long-standing ties to builders in its market area. All loan applications are evaluated by the Bank's staff to ensure compliance with the Bank's underwriting standards.

     In 1991, the Bank adopted a general policy of selling fixed-rate, single-family mortgage loans in the secondary market, thereby generating fee income and removing any interest rate risk which would result from holding the loans in portfolio. The Bank maintains a relationship with one institutional investor that has agreed to purchase fixed-rate, single-family mortgage loans meeting certain criteria originated by the Bank. In addition, the Bank also sells whole loans to the North Dakota Housing Finance Agency (the "NDHFA"). On loans sold to the institutional investor, the loans are underwritten by the investor, and the Bank obtains a purchase commitment prior to committing to an interest rate to the borrower. On loans sold to the NDHFA, the Bank underwrites the loans in accordance with its own underwriting standards. In connection with the origination of loans, the Bank currently charges an origination fee generally ranging between 1-1/2 and 2 points, which the Bank retains upon the sales of the related loans. Except for loans sold to the NDHFA, the Bank sells such loans with servicing released and receives an additional fee of 1% to 2% of the amount of the loan for release of servicing. Management presently intends to continue to offer fixed-rate residential real estate loans and to sell most of these loans in the secondary market.

     In addition to selling whole loans, the Bank periodically sells participation interests in multi-family residential mortgage loans where the amount of the loan exceeds the Bank's loans-to-one borrower limitation. The Bank retains the servicing on loans where it sells participation interests to other lenders.

     Between 1982 and 1988, the Bank purchased single-family mortgage loans and commercial and multi-family residential real estate loans from a lender in Arizona, all of which loans were secured by properties in Arizona. However, due to delinquencies experienced on such loans, the Bank stopped purchasing loans in 1988 and during fiscal 1993, 1994 and 1995 and the nine months ended March 31, 1996, the Bank did not purchase loans secured by properties located in Arizona. During the year ended June 30, 1995 and the nine months ended March 31, 1996, the Bank purchased participation interests in multi-family residential real estate loans of $192,000 and $482,000, respectively. Such loans were secured by properties located in North Dakota and Minnesota. In reviewing loans for purchase, the Bank would use the same underwriting guidelines as those that are required for originations.

     The following table sets forth certain information with respect to the loan origination, purchase and sale activity of the Bank during the periods indicated.

                                         Nine Months Ended
                                             March 31,                 Year Ended June 30,
                                        -------------------      ----------------------------
                                          1996        1995        1995       1994      1993
                                        -------     -------      ------     ------    ------
                                                            (In thousands)
Loans originated:
 Construction.......................     $ 2,145     $ 4,678   $  6,185    $ 2,507   $  1,788
 Single-family residential..........       1,172       4,145      4,452        420      1,943
 Loans originated for sale..........      15,107       5,563      9,675     37,353     37,784
 Commercial real estate.............         340          --        295        220      1,934
 Multi-family residential...........       5,334       2,560      3,313      1,648      1,400
 Commercial and consumer............       2,612       2,085      3,367      2,159        608
                                        --------    --------   --------   --------  ---------
  Total loans originated............    $ 26,710    $ 19,031   $ 27,287   $ 44,307   $ 45,457
                                        ========    ========   ========   ========  =========

Loans and leases purchased:
 Single-family residential..........    $     --    $     63   $     63   $     --   $     --
 Multi-family residential...........         482         192        192         --         --
 Commercial leases..................         250          --         --         --         --
                                        --------    --------   --------   --------  ---------
  Total loans and leases purchased..    $    732    $    255   $    255   $     --   $     --
                                        ========    ========   ========   ========  =========

Branch sale:
 Bismarck...........................    $     --    $     --   $     --   $     --   $  7,543
 Mandan.............................          --          --         --         --      1,447
                                        --------    --------   --------   --------  ---------
  Total branch loans sold...........    $     --    $     --   $     --   $     --   $  8,990
                                        ========    ========   ========   ========  =========

Loans sold:
 Whole loans........................    $ 11,653    $  5,369   $  7,535   $ 40,041   $ 36,288
 Participation loans................       2,807         396      1,800      1,302        808
                                        --------    --------   --------   --------   --------
  Total loans sold..................    $ 14,460    $  5,765   $  9,335   $ 41,343   $ 37,096
                                        ========    ========   ========   ========   ========

 Principal repayments...............    $  4,592    $  4,193   $  5,118   $  6,403   $  8,946
 Decrease in other items, net.......           6          38         38         31      3,544
                                        --------    --------   --------   --------   --------
  Net increase (decrease)               $  8,384    $  9,290   $ 13,051   $ (3,470)  $(13,119)
                                        ========    ========   ========   ========   ========

     Loan Underwriting Policies. The Bank's lending activities are subject to the Bank's written, non-discriminatory underwriting standards and to loan origination procedures prescribed by the Bank's Board of Directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Property valuations are performed by appraisers approved by the Bank's Board of Directors. All single-family and multi-family residential mortgage loans below $250,000 and commercial real estate loans below $100,000 may be approved by the Bank's Loan Committee, which consists of five senior officers of the Bank. Single-family and multi-family residential mortgage loans in excess of $250,000 and commercial real estate loans in excess of $100,000 must be approved by the full Board of Directors. Individual officers of the Bank have been granted authority by the Board of Directors to approve consumer loans up to varying specified dollar amounts, depending upon the type of loan.

     It is the Bank's policy to record a lien on the real estate securing the loan and to obtain a lawyer's opinion of title which insures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, paid flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes.

     Applications for fixed-rate, single-family real estate loans are underwritten and closed in accordance with the standards of the entities from which the Bank has commitments to purchase loans. Adjustable-rate loans originated by the Bank for its portfolio are underwritten and closed based on the Bank's own loan guidelines, which may exceed FHLMC and FNMA standards. Fixed-rate, single-family real estate loans generally are sold to institutional investors pursuant to pre-existing commitments. Residential and commercial mortgage loans are required to have a lawyer's opinion of title or title insurance and fire and extended coverage insurance.

     Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by an appraiser approved by the Bank.

     Federal regulations require that all appraisals performed in connection with federally related transactions must be performed by state-certified or state-licensed appraisers. Federally related transactions are defined to include real estate-related financial transactions which the OTS regulates, and would include mortgages made by the Bank. Appraisals by state-certified appraisers will be required for all such transactions having a value of $1.0 million or more. The OTS is authorized to determine other circumstances in which appraisals must be performed by state-certified appraisers. The OTS has adopted regulations requiring that all real estate-related financial transactions engaged in by savings associations having a transaction value of $250,000 or more, other than those involving appraisals of one- to four-family residential properties, require an appraisal performed by a state-certified appraiser. One- to four-family residential property financing may require an appraisal by a state-certified appraiser if the amount involved exceeds $1.0 million or the financing involves a "complex" one- to four-family property appraisal. Exceptions are made for financings in which the transaction value is $100,000 or less or when the lien is not necessary security. North Dakota and Minnesota currently have a certification programs in effect. Management of the Bank does not anticipate that these regulations will have a material effect on its lending activities. It is the policy of the Bank that appraisals be obtained in connection with all real estate loans.

     The Bank is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Bank is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. The Bank will make a single-family residential mortgage loan with up to a 95% loan-to-value ratio if the required private mortgage insurance is obtained. The Bank generally limits the loan-to-value ratio on commercial real estate mortgage loans to 80%. The federal banking agencies, including the OTS, have recently adopted regulations that would establish new loan-to-value ratio requirements for specific categories of real estate loans.

     Under the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Bank may not make loans to a single borrower aggregating in excess of 15% of unimpaired capital and surplus. See "--Regulation -- Limits on Loans to One Borrower." At March 31, 1996, the maximum amount the Bank was permitted to lend to a single borrower was $1.2 million. At March 31, 1996, the Bank had one lending relationship in excess of the loans-to-one-borrower limits imposed by FIRREA, which lending relationship consisted of a loan concentration of four loans aggregating $1.4 million. See "-- Asset Classification." All of such loans were made prior to the effective date of FIRREA and did not involve directors, officers or affiliates. These loans were placed on non-accrual status as of March 31, 1996. These loans are secured by multi-family residential real estate properties located in Fargo, North Dakota. Management continues to closely monitor the performance of these loans and properties.

     Interest rates charged by the Bank on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes and, in the case of fixed-rate, single-family residential loans, rates established by the investors to whom the Bank sells such loans. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

     Single-Family Residential Real Estate Lending. The Bank historically has been and continues to be an originator of single-family, residential real estate loans in the Fargo-Moorhead market area. The Bank currently originates fixed-rate, residential mortgage loans in accordance with underwriting guidelines of one institutional investor with whom the Bank has a loan purchase agreement, and adjustable-rate mortgage loans for terms of up to 30 years. At March 31, 1996, single-family, residential mortgage loans, including FHA/VA loans and loans held for sale but excluding construction loans and home equity loans, totalled $16.3 million, or 27.1%, of the Bank's gross loan portfolio, of which approximately $12.9 million, or 21.4%, of the Bank's gross loan portfolio, carried adjustable interest rates.

     The Bank offers adjustable-rate residential mortgage loans with interest rates which adjust annually based upon changes in an index based on either the cost of funds for thrift institutions in the FHLB 11th District (the "11th District Cost-of-Funds Index") or the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board (the "Treasury Rate"), plus a margin of 2.75%. In prior years, the Bank offered adjustable-rate residential mortgage loans with interest rates that adjust based upon changes in an index based on the cost of funds for thrift institutions in the FHLB 8th District, and management estimates that at June 30, 1995 approximately 10% of the Bank's loans had adjustable rates tied to that index. The amount of any increase or decrease in the interest rate presently is limited to two percentage points per year, with a limit of six percentage points over the life of the loan. These limitations may vary with market conditions. The Bank estimates that the maximum rate to which the adjustable-rate mortgage loans currently held in portfolio could adjust would not exceed 2% per annum as a result of current contractual limits on annual rate increases. The adjustable-rate mortgage loans offered by the Bank, as well as many other savings institutions, provide for initial rates of interest below the rates which would prevail when the index used for repricing is applied. However, the Bank underwrites the loan on the basis of the borrower's ability to pay at the rate which would be in effect without the discount.

     The retention of adjustable-rate mortgage loans in the Bank's loan portfolio helps reduce the Bank's exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower. Further, although adjustable-rate mortgage loans allow the Bank to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest rate-sensitivity is limited by the periodic and lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on the Bank's adjustable-rate mortgages will adjust sufficiently to compensate for increases in the Bank's cost of funds.

     Commercial Real Estate Lending. Excluding construction loans, the Bank originated $1.9 million, $220,000, $295,000, $0 and $340,000 of commercial real estate loans during the year ended June 30, 1993, 1994 and 1995 and the nine months ended March 31, 1995 and 1996, respectively. Commercial real estate loans have a maximum term of 25 years on new properties and 20 years on properties that have existed for five years or more. Commercial real estate loans generally are made with interest rates that adjust annually based upon changes in the 11th District Cost-of-Funds Index, plus a negotiated margin. At March 31, 1996, commercial real estate loans, excluding construction loans, amounted to $8.3 million, or 13.8%, of the Bank's gross loan portfolio, as compared to $7.8 million, or 15.0%, at June 30, 1995. The commercial real estate loans originated in the past by the Bank have been generally made to small businesses and have been primarily secured by retail stores, office buildings, warehouses and other income-producing commercial property and range in size from $22,000 to $700,000.

     Commercial and multi-family real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial and multi-family residential real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for office and retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits itself to its market area or to borrowers with which it has substantial experience or who are otherwise well known to the Bank. For loans originated since 1991, it has been the Bank's policy to obtain annual financial statements of the project for which commercial and multi-family residential real
estate loans are made.   In addition, in the case of commercial mortgage loans
made to a partnership or a corporation, the Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation. The Bank inspects the properties securing commercial real estate loans at least annually and also reviews all commercial real estate loans in excess of $250,000 on an annual basis to ensure that each loan meets current underwriting standards. In addition, the Bank underwrites commercial real estate loans at a rate of interest significantly above that carried on the loan at the time of origination to evaluate the borrower's ability to meet principal and interest payments on the loan in the event of upward adjustments to the interest rate on the loan.

     The aggregate amount of loans which a federally chartered savings association like the Bank may make on the security of liens on non-residential real property may not exceed 400% of capital. The limits on non-residential real property lending do not require divestiture of any loan or investment that was lawful when made. Under this standard, at March 31, 1996, the Bank was permitted to invest in non-residential real property loans in an aggregate amount equal to $29.4 million. This restriction has not had a material impact on the Bank's business.

     Multi-Family Residential Real Estate Lending. In recent years, the Bank has been active in the origination of loans secured by multi-family residential real estate in the Fargo-Moorhead market area. At March 31, 1996, the Bank's gross loan portfolio included approximately $27.3 million in loans secured by multi-family properties. The Bank originated $1.4 million, $1.6 million, $3.3 million, $2.6 million and $5.3 million of multi-family residential real estate loans during year ended June 30, 1993, 1994 and 1995 and for the nine months ended March 31, 1995 and 1996, respectively. In recent periods, the Bank has increased originations of multi-family residential real estate loans due to the higher yield on such loans compared to yields on single-family residential loans and the increased demand in its market area for multi-family residential real estate loans. Pursuant to FIRREA, the Bank's loans-to-one-borrower limitation is the greater of $500,000, or 15%, of unimpaired capital, which amounted to $2.1 million at March 31, 1996. See "-- Regulation -- Loans-to-One-Borrower Limitations." It is the Bank's current policy not to invest in individual multi-family residential real estate loans in amounts greater than its loans-to-one borrower limitations, although it may originate multi-family residential real estate loans in excess of that amount where it has a commitment from one or more third parties to purchase a participation in the loan so that the Bank's investment in the loan will be reduced below its regulatory limit. Most of the borrowers of multi-family residential mortgage loans have long-standing relationships with the Bank and continue to utilize other services which the Bank offers. To preserve these relationships, the Bank originates multi-family residential mortgage loans to these customers and then sells loans or participations in loans where the loan amount exceeds regulatory limitations and to reduce its risk associated with any given loan. Multi-family residential mortgage loans have a maximum term of 30 years on new projects and up to 20 years on older projects. For information regarding risks associated with multi-family residential real estate lending and policies and procedures utilized by the Bank to mitigate such risk, see " -- Commercial Real Estate Lending."

     Construction Lending. Prior to the imposition of the Order, the Supervisory Agreement and the Capital Directive, the Bank engaged in construction lending to qualified borrowers for the construction of single-family and multi-family residential properties and, on a limited basis, for the construction of commercial properties. However, the Supervisory Agreement significantly limited the Bank's ability to originate construction loans. As a result, the Bank severely curtailed construction lending during the early 1990s. All such supervisory actions were rescinded during June 1993, and the Bank has resumed the origination of construction loans. During fiscal 1995, the Bank significantly increased originations of loans for the construction of multi-family residential real estate, originating $5.1 million of such loans for retention in the Bank's loan portfolio during fiscal 1995, compared to $2.0 million in fiscal 1994.

     Generally, loans for the construction of owner-occupied, single-family residential properties are made for terms from six to nine months, during which time the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. The interest rate on construction loans usually does not adjust during the construction period. All construction loans are secured by a first lien on the property under construction. These properties primarily are located in the Bank's market area. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction loans generally have a maximum loan-to-value ratio of 80%. Borrowers must satisfy all credit requirements which would apply to the Bank's permanent mortgage loan financing for the subject property. At March 31, 1996, the Bank's gross loan portfolio included $2.5 million in construction loans, of which $915,000, $1.4 million and $180,000 were for the construction of single-family residential, multi-family residential and commercial real estate, respectively. Construction of single-family dwellings include loans to local developers for the building of single-family dwellings which may not be presold prior to completion. In addition, the Bank makes construction loans to individuals for the construction of their primary or secondary residences. Prior to approving a loan for the construction of multi-family residential real estate, the Bank will generally approve the permanent financing or in certain instances receive a commitment from a lender to provide permanent financing once the construction is completed.

     Prior to making a commitment to fund a loan, the Bank requires both an appraisal of the property by appraisers approved by the Board of Directors and a study of the feasibility of the proposed project. The Bank uses appraisers meeting federal and state certification standards on all of its commercial construction loans. The Bank also reviews and inspects each project at the commencement of construction and prior to every disbursement of funds during the term of the construction loan.

     Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate.
Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. The ability of a developer to sell developed lots or completed dwelling units will depend on, among other things, demand, pricing, availability of comparable properties and economic conditions.

     Commercial and Consumer Lending. The commercial and consumer loans originated by the Bank include commercial leases, commercial loans, home equity loans, automobile loans, loans secured by savings deposits and other consumer loans. At March 31, 1996, commercial and consumer loans totalled $2.7 million, or 4.5%, and $3.1 million, or 5.1%, of the Bank's gross loan portfolio, respectively.

     In order to provide diversification to the loan portfolio, the Bank has actively originated commercial leases in recent periods as these types of loans generally provide higher yields and shorter loan terms than real estate loans. Under this program, the Bank finances the acquisition of equipment for a borrower by acquiring the equipment and then leasing the equipment to the borrower. The Bank owns the title to the equipment and records its ownership interest by filing UCC Statements with the Secretary of State of the state in which the property is located. In originating commercial leases, the Bank reviews the borrower's financial statements, credit reports, tax returns and other documentation. The Bank requires that the customer insure the equipment and furnish proof of such insurance to the Bank on leases exceeding $5,000. In addition, the Bank obtains insurance for uninsured losses to protect its ownership interest in the equipment. Leases generally include an option for the lessee to purchase the property at the end of the lease term. If the lessee does not exercise the option or if no purchase option exists, the Bank is free to dispose of the equipment at the completion of the lease. During the course of the lease, the Bank writes down the value of the underlying equipment to the estimated value of the equipment at the end of the lease. The Bank ceased commercial leasing activities in 1990 pursuant to the Supervisory Agreement. However, the Supervisory Agreement was rescinded in June 1993 and the Bank has resumed commercial leasing. At March 31, 1996, commercial leases amounted to $2.6 million, or 4.3%, of the Bank's gross loan portfolio.

     Home equity loans are generally made on the security of residences, normally do not exceed 90% of the appraised value of the residence, less the outstanding principal of the first mortgage, and have terms of up to five years. The Bank's home equity loans require the payment of interest only until maturity when unpaid principal is due. Home equity loans are made on an adjustable-rate basis at a rate which generally is equal to the Treasury Rate plus a margin of between 3.5% and 5%. At March 31, 1996, total outstanding home equity loans amounted to $1.8 million, or 3.0%, of the Bank's gross loan portfolio.

     Automobile loans are secured by both new and late-model used cars and, depending on the credit-worthiness of the borrower, may be made for up to 100% of the "sticker price" or purchase price, whichever is lower, or the loan value as published by the National Automobile Dealers Association. Automobile loans are only made to the borrower-owner on a direct basis. New cars are financed for a period of up to 60 months, while used cars are financed for 48 months or less. Collision insurance is required for all automobile loans.

     The Bank makes savings account loans for up to 90% of the depositor's savings account balance. The interest rate is normally two percentage points above the rate paid on the savings account, and the account must be pledged as collateral to secure the loan. Savings account loans are payable on demand. Interest is billed on a monthly or quarterly basis. At March 31, 1996, total loans on savings accounts was $106,000, or 0.2%, of the Bank's gross loan portfolio.

     Commercial and consumer loans entail greater risk than do residential mortgage loans, because they are unsecured or secured by rapidly depreciable assets such as automobiles or computer equipment. In such cases, any repossessed collateral for a defaulted commercial or consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as the Bank, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. The risks associated with commercial and consumer loans are minimized due to the relatively small amount of these types of loans originated by the Bank.

     In underwriting commercial and consumer loans, the Bank places primary emphasis on the borrower's credit history and an analysis of the borrower's income and expenses, perceived ability to repay the loan and the value of the collateral, if any. The Bank's policy is generally to fully provide for losses in commercial and consumer loans not secured by real property at such time as the loan becomes greater than 90 days delinquent.

     Loan Fees and Servicing. In addition to interest earned on loans, the Bank receives fees in connection with loan commitments and originations, loan modifications, late payments and changes of property ownership and for miscellaneous services related to its loans. Loan origination fees are calculated as a percentage of the loan principal. The Bank typically receives fees of up to 2 points (one point being equivalent to 1% of the principal amount of the loan) in connection with the origination of fixed-rate and adjustable-rate residential mortgage loans. Loan origination fees relating to loans held in portfolio are deferred and accreted into income over the estimated life of the loan using the interest method. If a loan is prepaid, refinanced or sold, all remaining deferred fees with respect to such loan are taken into income at such time. In regards to loans held for sale, net fees and costs associated with originating and acquiring loans held for sale are recognized as a portion of gain on sales when the loans are sold. See Note 1 of Notes to Consolidated Financial Statements for additional information regarding significant accounting policies.

     In addition to the foregoing fees, the Bank receives fees for servicing fixed-rate, single-family mortgage loans which have been sold to the NDHFA and for servicing adjustable-rate mortgage loans, such as larger, multi-family residential mortgage loans, where, it has sold participation interests to other lenders. Servicing activities include the collection and processing of mortgage payments, accounting for loan funds and paying real estate taxes, hazard insurance and other loan-related expenses out of escrowed funds. As compensation for these services, the Bank is generally permitted to retain a portion of the monthly payment. Loan servicing fees have not been a significant source of income for the Bank. At March 31, 1996, the Bank was servicing approximately $20.7 million in loans sold to others.

     Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent on prevailing mortgage interest rates and their effect on the demand for loans in the Bank's market area.

     Non-Performing Loans and Other Problem Assets. It is management's policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Bank takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are delinquent 15 days incur a late fee of 4% of principal and interest due. As a matter of policy, the Bank will contact the borrower after the loan has been delinquent 15 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. If a delinquency exceeds 60-90 days, depending on the age of the loan, in the case of a residential mortgage loan, 30 days in the case of a construction loan or 30-60 days for a loan on commercial and multi-family residential real estate, the Bank will institute additional measures to enforce its remedies resulting from the loan's default, including, commencing foreclosure action. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed.

     After residential mortgage loans become past due more than 90 days, the Bank generally establishes an allowance in the amount of uncollected interest. Commercial and multi-family residential real estate loans generally are placed on non-accrual status if the loan becomes past due more than 90 days, or management concludes that payment in full is not likely. Commercial and consumer loans are generally charged off, or any expected loss is reserved for, after they become more than 90 days past due. Loans are charged off when management concludes that they are uncollectible. See Note 1 of the Notes to Consolidated Financial Statements for additional information regarding significant accounting policies.

     Real estate acquired by the Bank as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold. When such property is acquired, it is recorded at the lower of cost or its fair value less estimated selling costs. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See Note 1 of the Notes to Consolidated Financial Statements for additional information regarding significant accounting policies.

     The following table sets forth information with respect to the Bank's non-accruing loans, accruing loans 90 days or more past due, restructured loans within the meaning of SFAS No. 15 and foreclosed assets at the dates indicated.

                                              At
                                           March 31,          At June 30,
                                                        ----------------------
                                             1996        1995    1994    1993
                                          ----------    ------  ------  ------
                                                  (Dollars in thousands)
Loans accounted for on a
 non-accrual basis: (1)
  Single-family residential.............     $   --      $  --   $  10   $ 102
  Multi-family residential..............      1,354         --      --      --
  Commercial real estate................         36         36      --     481
                                             ------      -----   -----   -----
   Total................................     $1,390      $  36   $  10   $ 583
                                             ======      =====   =====   =====

Accruing loans which are contractually
 past due 90 days or more:
 Single-family residential..............     $   --      $  --   $  --   $  34
 Commercial and consumer................          2         --       5      40
                                             ------      -----   -----   -----
   Total................................     $    2      $  --   $   5   $  74
                                             ======      =====   =====   =====

   Total of non-accrual and 90
    days past due loans.................     $1,392      $  36   $  15   $ 657
                                             ======      =====   =====   =====

Percentage of gross loans...............       2.31%      0.07%   0.04%   1.56%
                                             ======      =====   =====   =====
Other non-performing assets (2).........     $   63      $  87   $ 201   $ 532
                                             ======      =====   =====   =====
Loans modified in troubled debt
 restructuring..........................     $  510      $ 514   $ 518   $ 516
                                             ======      =====   =====   =====

__________________
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the collectibility of the loan.
(2) Other non-performing assets includes property acquired by the Bank through foreclosure or repossession. This property is carried at the lower of its fair value less estimated selling costs or the principal balance of the related loan, whichever is lower. Other non-performing assets also includes real estate developed and held for sale.


     Generally, it is the Bank's policy to discontinue the accrual of interest income when loans become more than 90 days past due with respect to either principal or interest unless such loans are adequately secured and in the process of collection.

     At March 31, 1996, the Bank had one troubled debt restructured loan of $510,000. The restructured loan represents a participation interest purchased by the Bank in January 1987 on a $1.5 million loan, secured by a strip shopping center in Minot, North Dakota. Subsequently, the lead lender was taken over by the Resolution Trust Corporation ("RTC"). The property had been fully leased and the borrower had continued to make all payments of principal and interest due on the loan. However, in May 1991, when the full amount of principal became due on the loan, the borrower requested that the loan be renewed. The RTC declined to extend or refinance the loan. As a result, the owner filed for bankruptcy in December 1991. From November 1992 through June 1994, the borrower made full payments due on the loan, which payments were held in escrow by the bankruptcy court. In June 1994, the borrower and the lenders, which consist of the Bank, another financial institution and the RTC, reached an agreement to refinance the loan. The amount of the loan was the remaining balance of the previous loan plus interest owed but not paid on the previous loan through November 1992. The property securing the loan continues to be leased, and the Bank believes that the cash flow will be sufficient to cover debt service. The property securing the loan was appraised at $2.4 million in July 1991. Subsequent to 1995 fiscal year end, the servicer of the restructured loan notified the Bank that the real estate taxes for the property securing the loan had become delinquent. Management has reviewed its restructured loan and believes that the reserves provided for restructured loans are adequate. During fiscal 1995, interest of $49,300 was recognized based on the contractual terms of the restructured loan which were assumed to be at market terms at the time of restructuring.

     At March 31, 1996, non-accruing loans consisted of multi-family residential and commercial real estate loans totalling $1.4 million. Non-accruing loans at March 31, 1996 primarily consisted of a loan concentration of four loans aggregating $1.4 million. The loans were secured by multi-family residential real estate located in Fargo, North Dakota. Management continues to closely monitor the performance of these loans and properties. Had all non-accruing loans performed in accordance with their original terms throughout the nine months ended March 31, 1996 and the year ended June 30, 1995, the Bank would have recorded gross interest income of $85,000 and $4,000, respectively, for these loans. Interest income of $35,000 and $2,000 was recorded on these loans for the nine months ended March 31, 1996 and the year ended June 30, 1995, respectively.

     Real estate acquired by the Bank as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair value less estimated selling costs. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. At March 31, 1996, the Bank held no real estate as a result of foreclosure.

     At March 31, 1996, other non-performing assets also included real estate developed and held for sale aggregating $63,000. Real estate developed and held for sale consists of vacant land in West Fargo, North Dakota which the Bank acquired through deed in lieu of foreclosure in 1986. Since that time, the Bank has sold several parcels of land, and the remainder of the land was carried on the Bank's books at March 31, 1996 at $63,000. The Bank has established a specific reserve in connection with this land of $22,000. The Bank has listed the property for sale and currently is negotiating agreements to sell significant portions of its investment in this property.

     At March 31, 1996, there were $424,000 of loans which were not classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

     Asset Classification. Federal regulations require savings associations to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss," if warranted. Assets classified as substandard or doubtful require the institution to establish general loss allowances. If an asset or portion thereof is classified loss, the institution must either establish specific loss allowances in the amount of 100% of the portion of the asset classified loss, or charge off such amount. An asset which does not currently warrant classification but which possesses weaknesses or deficiencies deserving close attention is required to be designated as "special mention."
OTS examiners may disagree with the institution's classifications and amounts reserved. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS.

     The Bank has determined that at March 31, 1996 it had $2.4 million in classified assets, which consisted of $214,000 in assets classified as special mention, $2.2 million in assets classified as substandard and $22,000 in assets classified as loss. Substandard assets included a $1.4 million loan concentration secured by four multi-family residential real estate properties located in Fargo, North Dakota, which was on non-accrued status at March 31, 1996 and is described above, a $510,000 commercial real estate loan secured by a strip shopping center in Minot, North Dakota and is described above, $41,000 in real estate held for development and sale, net of reserves and a package of individual commercial leases aggregating $210,000. On March 29, 1996, the parent company of the servicer of such leases filed Voluntary Petition under Chapter 11 of the Bankruptcy Code preventing any and all efforts to collect on a pre-petition debt. The federal Securities and Exchange Commission has filed a civil lawsuit based on allegations that the parent company sold fictitious office equipment leases and sold rights to actual leases more than once. The Company is currently investigating various alternatives to protect its interest in such leases, including the request that the servicing be transferred to the Company. Management currently believes its assets are appropriately secured based on discussions with the operators of the leased equipment and at this time is unaware of any other entity having a secured interest in the same leases the Company holds. The Company continues to closely monitor such leases, and as more information becomes available, a more accurate assessment of a loss, if any, will be determined.

     Allowance for Loan Losses. In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners. The Bank increases its allowance for loan losses by charging provisions for possible loan losses against the Bank's income.

     The Bank's methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been identified but can be expected to occur. Management conducts monthly reviews of the loan portfolio and evaluates the need to establish general allowances on the basis of this review. As part of its review, management grades loans for which collection in full may not be reasonably assured using a classification system similar to that employed by OTS examiners. Loans subject to grading include delinquent loans and any loans that have been placed on a watch list. The Bank establishes general and specific allowances in connection with all anticipated losses in its loan portfolio. At the date of foreclosure, the Bank transfers the property to real estate acquired through foreclosure at the lower of cost or fair value less estimated selling costs. Any amount of cost in excess of fair value less estimated selling costs is charged-off against the allowance for loan losses. The Bank does not record partial charge-offs on individual loans. If, upon ultimate disposition of the property, net sales proceeds exceeded the net carrying value of the property, a gain on sale of real estate is recorded. Any realized losses on sale are charged to income.

     General allowances are recommended by management and reviewed and approved by the Board of Directors on at least a quarterly basis based on an assessment of risk in the Bank's loan portfolio as a whole taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, the state of the real estate market and economic conditions generally. Additional provisions for losses on loans are made in order to bring the allowance to a level deemed adequate.

     Management continues to actively monitor the Bank's asset quality and to charge off loans against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations. In addition, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings.

     The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.

                                            Nine Months Ended
                                                 March 31,                       Year Ended June 30,
                                        --------------------------          -------------------------------
                                           1996              1995            1995         1994         1993
                                        --------           -------          ------       ------       ------
                                                                (In thousands)
Balance at beginning of period........  $     850         $     851         $ 851         $ 850        $ 864
                                        ---------         ---------         -----         -----        -----

Loans charged off:
 Real estate -- mortgage:
  Residential.........................         (6)               --            --           (12)          --
  Commercial..........................         --                --            --            (2)         (16)
 Consumer.............................         (1)               (3)           (3)           --           --
                                        ---------         ---------         -----         -----        -----
Total charge-offs.....................         (7)               (3)           (3)          (14)         (16)
                                        ---------         ---------         -----         -----        -----

Recoveries:
 Commercial...........................          2                 1             2             3            2
                                        ---------         ---------         -----         -----        -----
  Total recoveries....................          2                 1             2             3            2
                                        ---------         ---------         -----         -----        -----

Net loans recoveries (charge-offs)....         (5)               (2)           (1)          (11)         (14)
                                        ---------         ---------         -----         -----        -----

Provision for loan losses.............         --                --            --            12           --
                                        ---------         ---------         -----         -----        -----
Balance at end of period..............  $     845         $     849         $ 850         $ 851        $ 850
                                        =========         =========         =====         =====        =====

Allowance for loan losses to
 gross loans at period end............       1.40%             1.77%         1.64%         2.20%        2.01%
                                        =========         =========         =====         =====        =====

Ratio of net charge-offs to average
 loans outstanding during the period..       0.01% (1)         0.01% (1)     0.01%         0.03%        0.03%
                                        =========         =========         =====         =====        =====

____________________
(1)  Annualized.


     The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. The provision for loan losses is based on management's periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, general economic conditions, loan portfolio composition, appraisals of collateral, the level of non-performing assets and historical experience. Loans are charged off to the extent they are deemed to be uncollectible. During the years ended June 30, 1993, 1994, 1995 and the nine months ended March 31, 1995 and 1996, the Company recognized net charge-offs of $14,000, $11,000, $1,000, $2,000 and $5,000, respectively. In addition, during the years ended June 30, 1993, 1994, 1995 and the nine months ended March 31, 1996, non-performing loans totaled $583,000, $10,000, $36,000 and $1.4 million. As a result of the low level of loan charge-offs and non-performing loans as to which the Company has concerns regarding the value of the collateral securing the loan and the factors noted above, the Company's provision for loan losses was $12,000 for the year ended June 30, 1994 and $0 for the years ended June 30, 1993 and 1995 and the nine months ended March 31, 1996 and 1995. As mentioned above, management considers the level of non-performing assets in determining the Company's provision for loan losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Review -- Loans Receivable" and "Northwestern Financial Corp. -- Lending Activities -- Non-Performing Loans and Other Problem Assets" for further information regarding credit concerns associated with non-performing assets at March 31, 1996.

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category..

                                                                                         At June 30,
                                                             --------------------------------------------------------------------
                                      At March 31, 1996               1995                   1994                   1993
                                    ---------------------    --------------------   ---------------------   ---------------------
                                             Percent of               Percent of             Percent of               Percent of
                                            Loans in Each           Loans in Each           Loans in Each           Loans in Each
                                             Category to             Category to             Category to             Category to
                                    Amount   Total Loans    Amount   Total Loans    Amount   Total Loans    Amount   Total Loans
                                    ------   -----------    ------   -----------    ------   -----------    ------   -----------
                                                                      (Dollars in thousands)
Real estate - mortgage:
 Single-family residential........  $   41        27.09%    $   41        31.05%    $  180        33.64%    $  284        38.41%
 Commercial.......................     141        13.81        138        14.99        187        21.73        207        22.56
 Multi-family residential.........     265        45.35        149        33.49        313        36.38        297        32.39
Real estate - construction........      21         4.14         63        12.21         16         1.88         25         2.77
Commercial........................      71         4.49         39         3.78         19         2.15         10         1.11
Consumer..........................      33         5.12         27         4.48         36         4.22         27         2.76
Unallocated.......................     273           --        393           --        100           --         --           --
                                    ------       ------     ------       ------     ------       ------     ------       ------

Total allowance for loan losses...  $  845       100.00%    $  850       100.00%    $  851       100.00%    $  850       100.00%
                                    ======       ======     ======       ======     ======       ======     ======       ======

     Real estate acquired through foreclosure is initially recorded at the lower of cost (net loan receivable balance at date of foreclosure) or fair value less estimated selling costs. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller. Fair value is measured by market transactions. If a market does not exist, fair value of the item is estimated based on selling prices of similar items in active markets or, if there are no active markets for similar items, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value is generally determined through independent appraisal at the time of foreclosure. Subsequent to foreclosure, if the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized through the allowance for real estate losses.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     The Bank maintains a portfolio of mortgage-backed securities held to maturity in the form of GNMA and FHLMC participation certificates, which are guaranteed as to principal and interest. Mortgage-backed securities generally entitle the Bank to receive a pro rata portion of the cash flows from an identified pool of mortgages. Although mortgage-backed securities yield from 30 to 100 basis points less than the loans which are exchanged for such securities, they present substantially lower credit risk and may be used to collateralize obligations of the Bank.

     At June 30, 1993, 1994 and 1995 and March 31, 1996, the Bank held mortgage-backed securities held to maturity totalling $836,000, $380,000, $2.1 million and $877,000, respectively. At March 31, 1996, the Bank's mortgage-backed securities held to maturity had an amortized cost of $877,000, an approximate market value of $898,000 and a weighted average yield of 7.20%. See Note 1 of Notes to Consolidated Financial Statements for additional information regarding significant accounting policies.

SECURITIES AVAILABLE FOR SALE

     The Bank maintains a portfolio of securities available for sale. At March 31, 1996, securities available for sale totaled $3.6 million and consisted of U.S. Government agency obligations and mortgage-backed securities in the form of GNMA, FHLMC and FNMA participation certificates. Such securities are carried at fair value with the unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. At March 31, 1996, the Company's pre-tax net unrealized gain on securities available for sale totaled $15,000, of which $25,000 represented a net unrealized gain on mortgage-backed securities available for sale, partially offset by a $10,000 net unrealized loss on investment securities available for sale. See Note 1 of Notes to Consolidated Financial Statements for additional information regarding significant accounting policies.

INVESTMENTS HELD TO MATURITY AND OTHER INVESTMENTS

     The Bank is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Des Moines, certificates of deposits in federally insured institutions, certain bankers' acceptances and federal funds. It may also invest, subject to certain limitations, in commercial paper having one of the two highest investment ratings of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds.

     Federal regulations require the Bank to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings and loan associations are required to maintain.

     The Bank's investment policy currently allows for investment in various types of liquid assets, including United States Government and agency securities, time deposits at the FHLB of Des Moines, certificates of deposit or bankers' acceptances at other federally insured depository institutions and mortgage-backed securities. The general objective of the Company's investment policy is to maximize returns without compromising liquidity or creating undue credit or interest rate risk. See Note 1 of Notes to Consolidated Financial Statements for additional information regarding significant accounting policies.

     The Bank is required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of state and political subdivisions thereof, shares in mutual funds with certain restricted investment policies, highly rated corporate debt, and mortgage loans and mortgage-backed securities with less than one year to maturity or subject to repurchase within one year) equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. Savings associations are also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of their net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The Bank has maintained average monthly liquidity ratios in excess of these requirements.

     The following table sets forth the carrying value of the Company's investment portfolio at the dates indicated.

                                                         At
                                                      March 31,                At June 30,
                                                                   ---------------------------------
                                                        1996       1995            1994        1993
                                                      --------     ------         ------      ------
                                                                      (In thousands)
Investment securities held to maturity:
 U.S. government and agency securities...........    $    --       $ 7,122      $  6,116      $    --
 Commercial paper and bankers' acceptances.......         --            --         2,864           --
 Mutual funds....................................         --            --            --        5,500
 Other (1).......................................        476           480           490          490
                                                     -------       -------      --------       ------
   Total investment securities held to maturity..        476         7,602         9,470        5,990

Investment securities available for sale:
  U.S. government and agency securities..........      1,941            --            --           --

Interest-bearing deposits with banks.............      1,050           991         3,441        1,048
FHLB stock.......................................        645           632           787          787
                                                     -------       -------      --------       ------
    Total........................................    $ 4,112       $ 9,225      $ 13,698      $ 7,825
                                                     =======       =======      ========      =======

- --------------------
(1) Primarily consists of a Jamestown Multifamily Housing Refunding Revenue Bond issued by First Trust National Association, First Trust Group, St. Paul, Minnesota, with a book value and market value of $425,000 at March 31, 1996.

     The following table sets forth the scheduled maturities, carrying values, fair values and average yields for the Company's investment portfolio at June 30, 1995.

                                                             At June 30, 1995
                             ----------------------------------------------------------------------------------
                              One Year or Less   One to Five Years   Five to Ten Years     More than Ten Years
                             ------------------  ------------------  ------------------    --------------------
                             Carrying  Average   Carrying  Average   Carrying  Average     Carrying    Average
                              Value     Yield     Value     Yield     Value     Yield       Value       Yield
                             --------  --------  --------  --------  --------  --------    --------    --------
                                                         (Dollars in thousands)

Investment securities held
   to maturity:
  U.S. government and
     agency securities.....    $4,690     5.04%    $2,432     6.10%  $     --       --%      $   --         --%
  Industrial revenue bond..        --       --         --       --         --       --          470       9.75
  Other....................        10     6.00         --       --         --       --           --         --
Interest-bearing deposits
   with banks..............       991     5.62         --       --         --       --           --         --
FHLB stock (1).............        --       --         --       --         --       --          632       7.00
                               ------     ----   --------  -------   --------  -------     --------    -------
     Total.................    $5,691     5.14     $2,432     6.10   $     --       --       $1,102       8.17
                               ======            ========            ========              ========

                                  At June 30, 1995
                             --------------------------
                             Total Investment Portfolio
                             --------------------------
                             Carrying   Fair   Average
                              Value    Value    Yield
                             --------  ------  --------


Investment securities held
   to maturity:
  U.S. government and
     agency securities.....    $7,122  $7,102     5.40%
  Industrial revenue bond..       470     470     9.75
  Other....................        10      10     6.00
Interest-bearing deposits
   with banks..............       991     991     5.62
FHLB stock (1).............       632     632     7.00
                               ------  ------     ----
     Total.................    $9,225  $9,205     5.76
                               ======  ======

__________________
(1)   These securities have no stated maturity.

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are the primary source of the Bank's funds for lending, investment activities and general operational purposes. In addition to deposits, the Bank derives funds from loan principal and interest repayments, maturities of investment securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes.

     Deposits. The Bank attracts deposits principally from within its primary market area by offering a variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, retirement savings plans, and certificates of deposit which range in maturity from three months to four years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by the Bank on a periodic basis. The Bank generally reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Bank considers the rates offered by competing institutions, funds acquisition and liquidity requirements, growth goals, and federal regulations. The Bank does not accept brokered deposits.

     The Bank competes for deposits with other institutions in its market areas by offering deposit instruments that are competitively priced and by providing customer service through convenient and attractive offices, knowledgeable and efficient staff and hours of service that meet customers' needs. Substantially all of the Bank's depositors are North Dakota or Minnesota residents. To provide additional convenience, the Bank participates in the Instant Cash Automatic Teller Machine network at locations throughout the upper Midwest, through which customers can gain access to their accounts at any time.

     The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Bank at the dates indicated.

                                          At March 31,
                              -------------------------------------         -----------------------------------
                                             1996                                          1995
                              -------------------------------------         -----------------------------------
                               Weighted                                     Weighted
                               Average                     Percent          Average                     Percent
                                Rate        Amount        of Total           Rate         Amount       of Total
                              --------      ------        --------          -------       ------       --------
                                                                                             (Dollars in thousands)
NOW:
  Noninterest-bearing......        --%      $   924           1.8%             --%       $ 1,100          2.2%
  Interest bearing.........      2.58         3,081           5.8            2.47          2,981          6.0
                                            -------         -----                        -------        -----
    Total..................      1.98         4,005           7.6            1.81          4,081          8.2

Passbook and statement.....      2.25         5,215           9.9            2.25          5,135         10.4

Certificate accounts:
  3.01% to 4.00%...........                      --                                           --
  4.01% to 5.00%...........                   6,259                                        3,665
  5.01% to 6.00%...........                  25,067                                       12,441
  6.01% to 7.00%...........                   8,369                                       19,671
  7.01% to 8.00%...........                   3,837                                        4,577
  8.01% to 9.00%...........                      --                                           --
  9.01% to 10.00%..........                      --                                           --
                                            -------                                      -------
    Total..................      5.87        43,532          82.5            6.27         40,354         81.4
                                            -------         -----                        -------        -----
      Total................      5.22       $52,752         100.0%           5.49        $49,570        100.0%
                                            =======         =====                        =======        =====

                                                  At June 30,
                                      ----------------------------------------------------------------------------------
                                                      1994                                         1993
                                      -------------------------------------      ---------------------------------------
                                      Weighted                                    Weighted
                                       Average                     Percent         Average                      Percent
                                        Rate         Amount        of Total         Rate          Amount        of Total
                                      --------       ------        --------       --------        ------        --------
NOW:
  Noninterest-bearing......                --%      $   513           1.1%             --%       $   343           0.7%
  Interest bearing.........              2.61         3,548           8.1            2.79          3,870           8.4
                                                    -------         -----                        -------         -----
    Total..................              2.28         4,061           9.2            2.56          4,213           9.1

Passbook and statement.....              2.10         6,471          14.7            2.50          6,573          14.2

Certificate accounts:
  3.01% to 4.00%...........                          13,666                                       14,150
  4.01% to 5.00%...........                          13,279                                       10,769
  5.01% to 6.00%...........                           2,878                                        4,244
  6.01% to 7.00%...........                           1,522                                        2,937
  7.01% to 8.00%...........                           1,498                                        2,630
  8.01% to 9.00%...........                             506                                          732
  9.01% to 10.00%..........                             100                                          100
                                                    -------                                      -------
    Total..................              4.57        33,449          76.1            4.82         35,562          76.7
                                                    -------         -----                        -------         -----
      Total................              4.00       $43,981         100.0%           4.29        $46,348         100.0%
                                                    =======         =====                        =======         =====

The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by the Bank between the dates indicated.

                                                              Increase
                              Balance                        (Decrease)         Balance at
                              at March         % of          from June           June 30,          % of
                              31, 1996       Deposits         30, 1995             1995          Deposits
                             ---------       --------        ---------           -------         --------
NOW accounts...............  $   1,064           2.02%       $    (139)          $ 1,203             2.43%
Money market accounts......      2,017           3.82              239             1,778             3.59
Demand deposit accounts
 (noninterest-bearing).....        924           1.75             (176)            1,100             2.22
Jumbo certificates and
 public funds..............      3,565           6.76               22             3,543             7.15
Passbook and statement.....      5,215           9.89               80             5,135            10.36
Certificate accounts.......     35,354          67.02            2,997            32,357            65.27
IRA and Keogh accounts.....      4,613           8.74              159             4,454             8.98
                             ---------         ------        ---------           -------           ------
  Total....................  $  52,752         100.00%       $   3,182           $49,570           100.00%
                             =========         ======        =========           =======           ======

                              Increase                                      Increase
                             (Decrease)    Balance at                      (Decrease)        Balance at
                             from June       June 30,          % of         from June         June 30,         % of
                             30, 1994          1994          Deposits       30, 1993            1993         Deposits
                             ---------     ----------        --------      ---------         ----------      --------
                                 (Dollars in thousands)
NOW accounts...............  $    100      $   1,103            2.51%      $    (130)        $   1,233          2.66%
Money market accounts......      (667)         2,445            5.56            (192)            2,637          5.69
Demand deposit accounts
 (noninterest-bearing).....       587            513            1.16             170               343          0.74
Jumbo certificates and
 public funds..............     1,271          2,272            5.17            (620)            2,892          6.24
Passbook and statement.....    (1,336)         6,471           14.71            (102)            6,573         14.18
Certificate accounts.......     4,923         27,434           62.38          (1,370)           28,804         62.15
IRA and Keogh accounts.....       711          3,734            8.51            (123)            3,866          8.34
                             --------      ---------          ------       ---------         ---------        ------
  Total...................   $  5,589      $  43,981          100.00%      $  (2,367)        $  46,348        100.00%
                             ========      =========          ======       =========         =========        ======


          The following tables set forth the average balances and interest rates for certificates of deposit and non-certificate accounts as of the dates indicated.

                                                       Nine Months Ended March 31,
                             ----------------------------------------------------------------------------       ------------
                                            1996                                    1995
                             -------------------------------------   ------------------------------------       ------------
                              Interest-    Noninterest-   Certif-    Interest-    Noninterest-   Certif-         Interest-
                               Bearing        Bearing      icates     Bearing        Bearing      icates          Bearing
                             Transaction      Demand         of     Transaction      Demand         of          Transaction
                               Accounts      Deposits     Deposit     Accounts      Deposits     Deposit          Accounts
                             ------------  -------------  --------  ------------  -------------  --------       ------------
                                                                                              (Dollars in thousands)
Average balance............     $8,009       $1,038       $41,864     $9,632          $696        $34,385         $9,305
Average rate...............       2.38%          --%         6.13%      2.32%           --%          5.23%          2.32%

                                                                   Year Ended June 30,
                           ---------------------------------------------------------------------------------------------------------

                                  1995                                  1994                                   1993
                           ------------------------- --------------------------------------  ---------------------------------------

                           Noninterest-    Certif-    Interest-    Noninterest-    Certif-    Interest-    Noninterest-    Certif-
                              Bearing      icates      Bearing        Bearing      icates      Bearing        Bearing      icates
                              Demand         of      Transaction      Demand         of      Transaction      Demand         of
                             Deposits     Deposits     Accounts      Deposits     Deposits     Accounts      Deposits     Deposits
                           -------------  ---------  ------------  -------------  ---------  ------------  -------------  ---------
Average balance...........     $786         $35,550       $10,295        $458       $34,493      $13,861        $ 486       $45,268
Average rate..............       --%           5.50%         2.44%         --%         4.59%        3.22%          --%         5.41%


     The following table sets forth the amount and maturities for the Bank's certificates of deposit in specified weighted average interest rate categories at March 31, 1996.

                                       Amount Due
                    ---------------------------------------------------
                    Less Than                         After
Rate                One Year   1-2 Years  2-3 Years  3 Years   Total
- ----                ---------  ---------  ---------  -------  ------
                                        (In thousands)
4.00 - 5.99%.....   $  22,651  $   1,929  $   1,097  $   484  $ 26,161
6.00 - 7.99%.....       7,645      5,389      2,081    2,256    17,371
                    ---------  ---------  ---------  -------  --------
                    $  30,296  $   7,318  $   3,178  $ 2,740  $ 43,532
                    =========  =========  =========  =======  ========

     The Bank will seek to retain these deposits to the extent consistent with its long-term objective of maintaining positive interest rate spreads. Depending upon interest rates existing at the time such certificates mature, the Bank's cost of funds may be significantly affected by the rollover of these funds. A decrease in such cost of funds, if any, may have a material impact on the Bank's operations. To the extent such deposits do not rollover, the Bank may, if necessary, use other sources of funds, including borrowings from the FHLB of Des Moines, to replace such deposits.

     The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 1996.

                                          Certificates
   Maturity Period                         of Deposit
   ---------------                       --------------
                                         (In thousands)
   Three months or less...............      $ 1,569
   Three through six months...........          329
   Six through 12 months..............        1,117
   Over 12 months.....................          919
                                             ------
         Total........................       $3,934
                                             ======

     Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending, investments and general operating activities. The Bank is authorized, however, to use advances from the FHLB of Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Des Moines functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, the Bank is required to own stock in the FHLB of Des Moines and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. The Bank has a Blanket Agreement for advances with the FHLB under which the Bank holds an unencumbered portfolio of eligible one- to four-family residential mortgages with unpaid principal of not less than 150% of outstanding FHLB advances. In addition, advances from the FHLB of Des Moines are secured by the Bank's stock in the FHLB of Des Moines.

     The following table sets forth certain information regarding the Company's borrowings from the FHLB of Des Moines for the periods indicated:

                                     Nine Months Ended
                                           March 31,                         Year Ended June 30,
                                     ---------------------        ---------------------------------------
                                      1996          1995           1995           1994            1993
                                     ------        ------         ------         ------          ------
                                                              (In thousands)
FHLB advances:

 Maximum amount outstanding at
   any month end.................... $ 6,075       $   500        $   500         $    --         $ 2,000

 Approximate average outstanding
  balance...........................   3,615           107            203              --             583

 Approximate weighted average
   rate paid (1)....................    6.18%         8.19%          8.19%            -- %          11.50%

FHLB of Des Moines line of credit:

 Maximum amount outstanding at
   any month end.................... $ 3,200       $ 4,497        $ 4,497         $ 2,500         $ 4,000

 Approximate average outstanding
   balance..........................     418         1,414          1,832             162             333

 Approximate weighted average rate
   paid (1).........................    6.77%         5.96%          6.16%           3.09%           3.76%

_____________________
(1)  Computed from average monthly balances.


     During the nine months ended March 31, 1996 and the years ended June 30, 1995, 1994 and 1993, the Company had no borrowings other than from the FHLB of Des Moines.

SUBSIDIARY ACTIVITIES

     As a federally chartered savings bank, the Bank is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of March 31, 1996, the Bank was authorized to invest up to approximately $2.1 million in the stock of or loans to subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock.

     The Bank has two subsidiaries. Central Prairie Investment Corporation ("CPIC"), a North Dakota corporation, was incorporated in 1970 and, until 1990, was active in land development and home construction. In 1991, CPIC terminated its activities and all its assets were returned to the Bank. Subsequently, the Bank determined to reactivate CPIC to conduct certain insurance and mutual fund sales activities. Accordingly, CPIC has entered into agreements with a licensed broker/dealer, pursuant to which agreements the broker/dealer sells insurance products and mutual funds and purchase equity securities at the request of the Bank's customers. CPIC will receive fees based on a percentage of the commissions earned by the broker/dealer from its activities involving the Bank's customers. During fiscal 1995 and nine months ended March 31, 1996, the Bank had $16,600 and $41,700, respectively, in pre-tax earnings from the activities of CPIC, and at March 31, 1996 CPIC had a net book value of $0. The Bank's second subsidiary, Northwestern Mortgage Corporation ("NMC"), a North Dakota corporation incorporated in 1981, currently is inactive. At March 31, 1996, NMC had a net book value of $0.

     FIRREA requires SAIF-insured savings institutions to give the FDIC and OTS 30 days' prior notice before establishing or acquiring a new subsidiary, or commencing any new activity through an existing subsidiary. Both the FDIC and OTS have authority to order termination of subsidiary activities determined to pose a risk to the safety or soundness of the institution. In addition, recently adopted capital requirements require savings institutions to deduct from capital the amount of their investments in and extensions of credit to subsidiaries engaged in activities not permissible to national banks in determining regulatory capital compliance.

COMPETITION

     The Bank faces strong competition both in originating real estate and other loans and in attracting deposits. The Bank competes for real estate and other loans principally on the basis of interest rates and the loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers. Its primary competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers making loans secured by real estate located in the Bank's market area. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

     The Bank attracts all its deposits through its branch offices primarily from the communities in which those branch offices are located. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in these communities. The Bank competes for deposits and loans by offering a variety of deposit accounts at competitive rates, a wide array of loan products, convenient business hours and branch locations, a commitment to outstanding customer service and a well-trained staff. In addition, the Bank believes it has developed strong relationships with local businesses, realtors, and the public in general.

     Management believes its primary market to be the Fargo-Moorhead area, which includes Cass and Richland Counties in North Dakota and Clay and Wilkin Counties in Minnesota. The Bank originated 5.9% and 9.5% of the dollar amount of single-family residential mortgage loans originated during calendar years 1994 and 1993, respectively, in the Fargo-Moorhead market area, and during the six months ended June 30, 1995, the Bank originated 2.7% of single-family residential mortgage loans originated in the Fargo-Moorhead market area. At June 30, 1994, the Bank had 2.9% of deposits in financial institutions in Cass County.

     At March 31, 1996, $13.8 million, or 23%, of the Bank's gross loans, were secured by properties in Arizona. The Arizona market is very large and is predominately serviced by three large commercial banks and numerous smaller banks. Small banks and mortgage companies are able to compete by providing better service, which is the objective of the Bank's management.

EMPLOYEES

     As of March 31, 1996, the Company and its subsidiary had 30 full-time and five part-time employees, none of whom was represented by a collective bargaining agreement.

PROPERTIES

     The following table sets forth the location and certain additional
information regarding the Bank's offices at March 31, 1996.   The Bank owns all
of its offices except as indicated.

                                  YEAR        TOTAL        NET BOOK       APPROXIMATE         TYPE OF
                                 OPENED      DEPOSITS       VALUE        SQUARE FOOTAGE      OWNERSHIP
                                 ------      --------      --------      --------------      ---------
                                                      (DOLLARS IN THOUSANDS)
MAIN OFFICE:
720 Main Avenue                    1959      $ 36,034      $    660              16,833      Owned
Fargo, North Dakota  58103

BRANCH OFFICES:
Wahpeton
615 North 2nd Avenue               1976        13,405           347               6,788      Owned
Wahpeton, North Dakota  58075

South Bank                         1994         3,313         1,287               6,600      Owned
"@1301 30th Avenue South
Fargo, North Dakota  58103

LOAN PRODUCTION OFFICE:            1994           N/A            22               1,060      Leased (1)
610 N. Alma School Road
Chandler, AZ  85224

__________________________
(1)  Lease term effective through December 1997 at a monthly rate of $796.


     The net book value of the Bank's investment in premises and equipment totalled approximately $2.3 million at March 31, 1996. For a discussion of premises and equipment, see Note 8 of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS

     From time to time, the Company or the Bank is a party to various legal proceedings incident to their businesses. There are no legal proceedings to which the Company, the Bank or the Bank's subsidiaries is currently a party or to which any of their property is subject which are currently expected to result in a material loss. In addition, there are no pending regulatory proceedings to which the Company, the Bank or the Bank's subsidiaries is a party or to which any of their properties is subject which are currently expected to result in a material loss.

                                   REGULATION

     General. As a federally-chartered savings institution, the Bank is subject to extensive regulation by the OTS. The lending and deposit taking activities and other investments of the Bank must comply with various federal regulatory requirements. The OTS periodically examines the Bank for compliance with various regulatory requirements and the FDIC also has the authority to conduct special examinations of the Bank because its deposits are insured by the SAIF. The Bank must file reports with the OTS describing its activities and financial condition. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board which are intended primarily for the protection of depositors.

     Federal Home Loan Bank System.  The Bank is a member of the FHLB
System, which consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Des Moines, the Bank is required to acquire and hold shares of capital stock in the FHLB of Des Moines in an amount at least equal to 1% of the aggregate principal amount of its unpaid home mortgage loans, home purchase contracts, and similar obligations at the end of each year, 1/20 of its advances (borrowings) from the FHLB of Des Moines, or .3%, of assets, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB of Des Moines stock at March 31, 1996 of $645,000.

     The FHLB of Des Moines serves as a reserve or central bank for its member thrift institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Des Moines. Long term advances may only be made for the purpose of providing funds for residential housing finance. As of March 31, 1996, the Bank had $5.6 million in outstanding advances from the FHLB of Des Moines.

     Liquidity Requirements. The Bank is required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of the United States and states and political subdivisions thereof, shares in mutual funds with certain restricted investment policies, highly rated corporate debt and mortgage loans and mortgage-related securities with less than one year to maturity or subject to pre-arranged sale within one year) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. The Bank is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The Bank has maintained average monthly liquidity ratios in excess of these requirements.

     Qualified Thrift Lender Test. A savings association that does not meet the Qualified Thrift Lender test ("QTL Test") must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a Qualified Thrift Lender, it must cease any activity, and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     To meet its QTL Test, an institution's "Qualified Thrift Investments" must represent 65% of "portfolio assets". Under OTS implementing regulations, portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of (i) loans, equity positions or securities related to domestic, residential real estate or manufactured housing and (ii) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination, provided that these mortgage loans were sold during the period for which the calculation is being made. In addition to a 20% of portfolio assets limit, however, savings associations are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas. Qualified Thrift Investments do not include any intangible asset.

     In addition, a savings institution must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A savings institution that fails to maintain Qualified Thrift Lender status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB System. At March 31, 1996, the Bank qualified as a QTL.

     Uniform Lending Standards. Under OTS regulations, savings banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%; (iii) for loans for the construction of commercial, multifamily or other nonresidential property, the supervisory limit is 80%; (iv) for loans for the construction of one-to-four family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner-occupied, one-to-four family property), the limit is 85%. Although no supervisory loan-to-value limit has been established for owner-occupied, one-to-four family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits, based on the support provided by other credit factors. The aggregate amount of loans in excess of the supervisory loan-to-value limits, however, should not exceed 100% of total capital and the total of such loans secured by commercial, agricultural, multifamily and other non-single-family residential properties should not exceed 30% of total capital. The supervisory loan-to-value limits do not apply to certain categories of loans including loans insured or guaranteed by the U.S. government and its agencies or by financially capable state, local or municipal governments or agencies, loans backed by the full faith and credit of a state government, loans that are to be sold promptly after origination without recourse to a financially responsible party, loans that are renewed, refinanced or restructured without the advancement of new funds, loans that are renewed, refinanced or restructured in connection with a workout, loans to facilitate sales of real estate acquired by the institution in the ordinary course of collecting a debt previously contracted and loans where the real estate is not the primary collateral.

     Management believes that the Bank's current lending policies conform to the Interagency Guidelines and does not anticipate that the Interagency Guidelines will have a material effect on its lending activities.

     Loans-to-One-Borrower Limitations. The Bank's loans and extensions of credit outstanding at one time to a person and not fully secured generally may not exceed 15% of the Bank's unimpaired capital and surplus on an unsecured basis. Loans and extensions of credit fully secured by certain readily marketable collateral may represent an additional 10% of unimpaired capital and surplus. Savings associations are further authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30 million or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings association is in compliance with its fully phased-in capital standards; (iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. At March 31, 1996, the 15% and the additional 10% loans to one borrower limits for the Bank were $1.2 million and $819,000, respectively. At March 31, 1996, the Bank had one lending relationship in excess of the loans-to-one-borrower limits imposed by FIRREA, which lending relationship consisted of a loan concentration of four loans aggregating $1.4 million. See "-- Asset Classification." All of such loans were made prior to the effective date of FIRREA and did not involve directors, officers or affiliates.

     Regulatory Capital Requirements. Under OTS capital standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated composite 1 under the OTS examination rating system). For purposes of these regulations, Tier 1 capital has the same definition as core capital. See "-- Prompt Corrective Regulatory Action." The OTS regulation defines core capital as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights, purchased credit card relationships and qualifying supervisory goodwill. Tangible capital is given the same definition as core capital but does not include an exception for qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to a gradually increasing percentage of the savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies. At March 31, 1996, the Bank had no such investments.

     In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loan and lease loss allowances.

     The risk-based capital requirement is measured against risk-weighted assets which equal the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, one- to four-family first mortgages not more than 90 days past due with original loan-to-value ratios under 80% are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC are assigned a 20% risk weight. Cash and U.S. Government securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight.

          The table below presents the Bank's capital position relative to its various minimum statutory and regulatory capital requirements at March 31, 1996.

                                                   Percent
                                                     of
                                  Amount          Assets(1)
                                  ------          ---------
                                   (Dollars in thousands)
Tangible capital................  $7,345            10.36%
Tangible capital requirement....   1,064             1.50
                                  ------            -----
  Excess........................  $6,281             8.86%
                                  ======            =====

Core capital....................  $7,345            10.36%
Core capital requirement........   2,127             3.00
                                  ------            -----
  Excess........................  $5,218             7.36%
                                  ======            =====

Risk-based capital..............  $7,857            17.87%
Risk-based capital requirement..   3,518             8.00
                                  ------            -----
  Excess........................  $4,339             9.87%
                                  ======            =====

________________________
(1) Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirements.


     Proposed OTS regulations require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk would be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate exposure to file such schedule on a quarterly basis. The Bank has determined that, on the basis of current financial data, it would not be deemed to have more than normal level of interest rate risk under the proposed rule and believes that it will not be required to increase its total capital as a result of the rule. The OTS has delayed the implementation of this rule pending further review.

     The OTS has proposed an amendment to its capital regulations establishing a minimum core capital ratio of 3.00% for savings institutions rated composite 1 under the OTS CAMEL examination rating system. For all other savings associations, the minimum core capital ratio would be 3.00% plus at least an additional 100 to 200 basis points. In determining the amount of additional core capital, the OTS would assess both the quality of risk management systems and the level of overall risk in each individual savings institution through the supervisory process on a case-by-case basis.

     In addition to requiring generally applicable capital standards for savings associations, the OTS is authorized to establish the minimum level of capital for a savings association at such amount or at such ratio of capital-to-assets as the OTS determines to be necessary or appropriate for such association in light of the particular circumstances of the association. The OTS may treat the failure of any savings association to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings association which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

     Prompt Corrective Regulatory Action. FDICIA requires the federal banking regulators to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements. An institution that failed to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses.
The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries.

     Under implementing regulations, the OTS will generally measure a savings association's capital adequacy on the basis of the association's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). A savings association will be deemed "well capitalized" if it has: (i) a total risk-based capital ratio of 10.0% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings association is a savings association that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the savings association has a composite 1 CAMEL rating). An "undercapitalized institution" is a savings association that has: (i) a total risk-based capital ratio less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the association has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a savings association that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings association is defined as a savings association that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings association as adequately capitalized and may require an adequately capitalized or undercapitalized association to comply with the supervisory actions applicable to associations in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the OTS determines, after notice and an opportunity for a hearing, that the savings association is in an unsafe or unsound condition or if the OTS determines that the association has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. At March 31, 1996, the Bank met the capital requirements to be classified as "well-capitalized" under these regulations.

     Deposit Insurance. The Bank is required to pay assessments based on a percent of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Through December 31, 1997, the assessment rate shall not be less than 0.18%. After December 31, 1997, the SAIF assessment rate will be a rate determined by the FDIC to be appropriate to increase the reserve ratio of the SAIF to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate but not less than 0.15%.

     Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C.

     The Bank's savings deposits are insured by the SAIF, which is administered by the FDIC. The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions. The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The FDIC amendment became effective for the quarter ended September 30, 1995. The amendment created a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.

     The House of Representatives and the Senate of the United States provided for a resolution of the recapitalization of the SAIF in the Balanced Budget Act of 1995 (the "Reconciliation Bill") which was vetoed by the President in December 1995 for reasons unrelated to the recapitalization of the SAIF. The Reconciliation Bill provided that all SAIF member institutions would pay a special assessment recently estimated to be a one-time charge of 0.85% of the Company's total SAIF-assessable deposits as of March 31, 1995, or approximately $410,000 pretax. Such special assessment would be in addition to the Company's annual deposit insurance premium. However, it is anticipated that after the recapitalization of the SAIF, the premiums of SAIF-insured institutions would be reduced to a level comparable to those currently being assessed BIF-insured commercial banks. A balanced budget bill subsequently was enacted and signed by the President in April 1996. That bill did not provide for the recapitalization of the SAIF, and there can be no assurance whether the SAIF will be recapitalized, whether the premium disparity between SAIF and BIF insured institutions will be reduced or eliminated or whether a special assessment will be charged.

     SAIF members are generally prohibited from converting to the status of members of the BIF administered by the FDIC or merging with or transferring assets to a BIF member before the date on which the SAIF first meets or exceeds the designated reserve ratio of 1.25% of insured deposits. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. A savings association may adopt a commercial bank or savings bank charter if the resulting bank remains an SAIF member.

     The FDIC has adopted a regulation which provides that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, would not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Tier 1 capital is defined as the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets other than mortgage servicing rights and qualifying supervisory goodwill eligible for inclusion in core capital under OTS regulations and minus identified losses and investments in certain securities subsidiaries. Insured depository institutions with Tier 1 capital equal to or greater than 2% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. The regulation further provides that in considering applications that must be submitted to it by savings associations, the FDIC will take into account whether the savings association is meeting with the Tier 1 capital requirement for state non-member banks of 4% of total assets for all but the most highly rated state non-member banks.

     Federal Reserve System. Pursuant to regulations of Federal Reserve Board, a savings institution must currently maintain average daily reserves equal to 3% on the first $54.0 million of net transaction accounts, plus 12% on the remainder. These percentages are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of March 31, 1996, the Bank met its reserve requirements.

     Dividend Limitations. Under OTS regulations, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, the Bank will be required by OTS regulations to give the OTS 30 days' prior notice of any proposed declaration of dividends to the Company.

     OTS regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its capital requirements (a "Tier 1 Association") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of net income for the previous four quarters; or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded regulatory requirements at the beginning of the calendar year. A savings association with total capital in excess of current minimum capital requirements (a "Tier 2 Association") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less
dividends already paid for such period.   A savings association that fails to
meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. A Tier 1 Association that has been notified by the OTS that it is in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. Unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank is authorized to pay dividends in accordance with the provisions of the OTS regulations discussed above as a Tier 1 Association.

     Under the OTS' prompt corrective action regulations, the Bank is also prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. The OTS, after consultation with the FDIC, however, may permit an otherwise prohibited stock repurchase if made in connection with the issuance of additional shares in an equivalent amount and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition. See " -- Prompt Corrective Regulatory Action."

     In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. See " -- Taxation." The Bank intends to make full use of this favorable tax treatment afforded to it and does not contemplate use of any earnings in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

     Transactions with Related Parties. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) make a loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

     Savings institutions are also subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of a savings institution and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus) and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons.
Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

     Savings institutions are also subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers and the restrictions of 12 U.S.C. (S) 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Safety and Soundness Standards. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the Federal banking agencies, including the OTS, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines go into effect on August 9, 1995. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Bank already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Bank's operations.

     Additionally, under FDICIA, as amended by the CDRI Act, the Federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Bank's operations.

     Savings and Loan Holding Company Regulations. The Company is a savings and loan holding company within the meaning of the Home Owners' Loan Act. As such, it is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank is subject to certain restrictions in its dealings with the Company and affiliates thereof.

     Activities Restrictions.  The Board of Directors of the Company presently
     -----------------------
intends to continue to operate the Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk and limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL Test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and, unless the savings association requalified as a QTL within one year thereafter, register as, and become subject to, the restrictions applicable to bank holding companies. See " --Qualified Thrift Lender Test."

     If the Company were to acquire control of another savings institution other than through merger or other business combinations with the Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the Qualified Thrift Lender Test, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than (i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities authorized by regulation as of May 5, 1987 to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

     Legislation has been introduced into the U.S. Congress which would subject all unitary holding companies to the same restrictions on activities as are currently applied to multiple holding companies. If such legislation were enacted, the ability of the Company to engage in certain activities that are currently permitted to a unitary holding company would be restricted. Since the Company does not, and has no current plans to, engage in any business activity impermissible for a multiple holding company, such legislation would not require the Company to discontinue any current activity. In addition, such legislation would preclude companies that are engaged in activities not permitted to multiple holding companies from acquiring control of the Company. No prediction can be made at this time as to whether such legislation will be enacted.

     Restrictions on Acquisitions.  Savings and loan holding companies are
     ----------------------------
prohibited from acquiring, without prior approval of the OTS, (i) control of any savings association or savings and loan holding company or substantially all the assets thereof, or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the voting shares of an under-capitalized savings association pursuant to a "qualified stock issuance" without that savings association being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings and loan holding company's other subsidiaries must have tangible capital of at least 6 1/2% of total assets, there must not be more than one common director or officer between the savings and loan holding company and the issuing savings association and transactions between the savings association and the savings and loan holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

     The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if: (i) the multiple savings and loan holding company involved controls a savings associations which operated a home or branch office in the state of the association to be acquired as of May 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the association to be acquired is located specifically permit institutions to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institution).

     Under the Bank Holding Company Act, bank holding companies are specifically authorized to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling, or operating a savings association is a permissible activity for bank holding companies, if the savings association engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. A bank holding company that controls a savings association may merge or consolidate the assets and liabilities of that association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged association plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the Bank Holding Company Act.


                                   TAXATION

     The Company, the Bank and the Bank's subsidiaries file a consolidated federal income tax return based on a calendar year. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

     Federal Income Taxation. Savings institutions are subject to the provisions of the Internal Revenue Code in the same general manner as other corporations. However, institutions such as the Bank which meet certain definitional tests and other conditions prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method").

     The Bank has generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes. Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans is an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a period of
years.   Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8% of taxable income, with certain adjustments, effective for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method (the "percentage bad debt deduction") for taxable years beginning before 1987 was scaled downward in the event that less than 82% of the total dollar amount of the assets of an institution was within certain designated categories. When the percentage method bad debt deduction was lowered to 8%, the 82% qualifying assets requirement was lowered to 60%. For all taxable years, there is no deduction in the event that less than 60% of the total dollar amount of the assets of an institution falls within such categories. Moreover, in such case, the Bank could be required to recapture, generally over a period of up to four years, its existing bad debt reserve. As of March 31, 1996, more than the required amount of the Bank's total assets fell within such category.

     The bad debt deduction under the percentage of taxable income method is subject to certain limitations. First, the amount added to the reserve for losses on qualifying real property loans may not exceed the amount necessary to increase the balance of such reserve at the close of the taxable year to 6% of such loans outstanding at the end of the taxable year. Further, the addition to the reserve for losses on qualifying real property loans cannot exceed the amount which, when added to that year's addition to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Finally, the percentage bad debt deduction under the percentage of taxable income method is reduced by the deduction for losses on nonqualifying loans.

     Earnings appropriated to the Bank's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless the Bank includes the amount in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

     Legislation currently being considered by Congress would repeal the bad
debt reserve provisions of the Internal Revenue Code.   Savings associations,
like the Bank, which have previously calculated the bad debt reserve under the percentage of taxable income method would be required to recapture into taxable income post-1987 reserves over a six-year period beginning with the 1996 taxable year. The start of such recapture may be delayed until the 1998 taxable year if the dollar amount of the institution's residential loan originations in each year is not less than the average dollar amount of residential loan originated in each of the six most recent years disregarding the years with the highest and lowest originations during such period. For purposes of this test, residential loan originations would not include refinancings and home equity loans.

     For taxable years beginning after December 31, 1986, the Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus or minus certain adjustments and plus tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI exceeds an exemption amount. The Code provides that one item of tax preference is the excess of the bad debt deduction allowable for a taxable year over the amount allowable on the basis of actual experience. Another item of tax preference that constitutes AMTI includes tax exempt interest on newly-issued (generally, issued on or after August 8, 1986)
private activity bonds other than certain qualified bonds.   Certain adjustments
would include for taxable years from 1987 through 1989, 50% of the excess of (i) the taxpayer's adjusted net book income over (ii) AMTI (determined without regard to this adjustment and prior to reduction by alternative net operating losses). For taxable years beginning after 1989, this adjustment has been replaced by 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this adjustment and prior to reduction by alternative net operating losses). For any taxable year beginning after 1986, alternative net operating losses can offset no more than 90% of AMTI. To a certain extent, payments of alternative minimum taxes may be used as credits against regular tax liabilities in future years.
In addition, for taxable years after 1986 and before 1996, corporations, including savings institutions, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to alternative net operating losses and the deduction for the environmental tax) over $2.0 million. The Company paid alternative minimum tax of $16,000 and $19,000 for calendar years 1994 and 1995, respectively, and may, depending on future results of operations, be subject to this tax.

     The Bank's federal income tax returns have not been audited since 1983.

     Under provisions of the Revenue Reconciliation Act of 1993 ("RRA"), enacted on August 10, 1993, the maximum federal corporate income tax rate was increased from 34% to 35% for taxable income over $10.0 million, with a 3% surtax imposed on taxable income over $15.0 million. Beginning with tax years ending on or after January 1, 1993, RRA also provides that securities dealers must use mark-to-market accounting and generally reflect changes in value during the year or upon sale as taxable gains or losses. The IRS has indicated that financial institutions which originate and sell loans will be subject to the new rule. Because of the absence of definitive IRS guidance on the scope and extent of this provision's applicability to financial institutions, it is unclear what effect, if any, this provision will have on the Company or the Bank.

     State Income Taxation. The Bank currently files North Dakota privilege tax returns on a calendar year basis. The state of North Dakota imposes a 5% privilege tax on the net income of thrifts which is allocated to the counties in which the thrift is located. An additional 2% privilege tax on net income is imposed on thrifts and collected by the state of North Dakota. Net income for the purposes of these taxes is generally similar to federal taxable income except that interest from state and municipal obligations is taxable, bad debt deductions are based on actual charge-offs rather than the reserve method allowed for federal purposes, and a deduction is allowed for federal income tax but not the North Dakota privilege taxes. Net operating losses may only be carried forward.

     The Company is required to file a separate North Dakota corporation tax return. The North Dakota corporation income tax rate ranges from 3% to 10.5% depending upon North Dakota taxable income. North Dakota corporation taxable income generally is similar to federal taxable income except that interest from obligations of other states and their municipalities is taxable, interest from federal obligations is exempt and no deduction is allowed for income tax other than federal income tax. Net operating losses may be carried back or forward similar to federal net operating losses.

     In addition, the Company is required to file a consolidated Arizona corporation income tax return. The Arizona corporation income tax rate is 9% of taxable income and is computed on taxable business activity in Arizona. Arizona taxable income is determined using the three factor apportionment method which considers 1) average yearly value of real and tangible personal property; 2) wages, salaries, commissions and other compensation of employees; and 3) gross sales.

     For additional information regarding taxation, see Note 12 of Notes to Consolidated Financial Statements.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW

     Northwestern Financial Corp. (the "Company") was organized as an Iowa corporation at the direction of Northwestern Savings Bank, F.S.B., (the "Bank") for the purpose of becoming a holding company for the Bank as part of the conversion from a federal mutual savings bank to a federal stock savings bank. See Note 15 of Notes to Consolidated Financial Statements for additional information concerning the Bank's stock conversion.

     The primary business of the Company through its wholly-owned subsidiary, the Bank, is to attract federally-insured deposits from the general public and invest these funds primarily in loans secured by first mortgages on real estate. The Company emphasizes the origination of loans for the purchase or construction of residential, multifamily and commercial real estate. Real estate loans originated are both held for investment and sold into the secondary market or through participation agreements with other financial institutions, depending on the Company's portfolio goals and objectives. In addition, to a lesser extent, the Company originates commercial leases and consumer loans, including automobile loans, home equity loans and loans secured by savings accounts. The Company earns additional income from interest on investment and mortgage-backed securities and servicing revenue on loans serviced for others.

     The Company primarily provides financial services to the residents of the Red River Valley and more specifically to those customers residing in Fargo and Wahpeton, North Dakota and Moorhead, Minnesota.

     The operations of the Bank and the entire thrift industry are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the market area.

RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

     Performance Summary.   The Company reported net income of $86,000 for
fiscal 1995, compared to $879,000 for fiscal 1994 and $714,000 for fiscal 1993. Earnings per common share for fiscal 1995 and 1994 were $0.18 and $0.37 per share, respectively. Earnings per share for fiscal 1994 is based upon earnings from the date of conversion, December 31, 1993, to the end of the year, June 30, 1994. On a pro forma basis which assumes the weighted average common and common equivalent shares outstanding to be the same as the average shares outstanding during the period from the date of conversion to end of the year, earnings per share for the year ended June 30, 1994 amounted to $1.84. This computation does not reflect the pro forma effects of the investment income that would have been earned had the net proceeds from the stock offering been received at the beginning of the year. As a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company realized a non-recurring gain of $325,000 or $0.68 per share for the year ended June 30, 1994. Earnings per share amounts have not been presented for the year ended June 30, 1993, which was prior to the stock conversion.

     In fiscal 1993, the Bank sold substantially all of the assets and transferred substantially all of the liabilities of its two branch offices located in Bismarck and Mandan, North Dakota. The Bank completed the sale of the Bismarck branch office on January 2, 1993 and completed the sale of the Mandan branch office on December 31, 1992. See Note 14 of Notes to Consolidated Financial Statements for additional information concerning the branch sales.

     Net Interest Income.   A significant component of the Company's earnings is
net interest income, which is the difference between interest earned on its loans, investments and other earning assets (interest income) and the interest paid on interest-bearing liabilities (interest expense). This amount, when divided by average interest-earning assets, is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities and the level of non-performing assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the interest rate spread.

     Net interest income for the year ended June 30, 1995 was $1.8 million, compared to $1.9 million in fiscal 1994 and 1993. Total average interest-earning assets increased 5% during fiscal 1995, compared to a 15.6% decrease in fiscal 1994. The net interest margin for fiscal 1995 was 3.29%, compared with 3.68% in fiscal 1994 and 3.11% in fiscal 1993. In addition, the Company's interest rate spread was 2.55% in fiscal 1995, compared with 3.08% and 2.92% in fiscal 1994 and 1993, respectively.

     The decrease in net interest income, net interest margin and interest rate spread during fiscal 1995, compared to fiscal 1994 was due to the rising rate paid on deposit accounts. The Company's weighted average rate for deposits, including non-interest-bearing deposits, was 5.49% at June 30, 1995, compared to 4.00% at June 30, 1994. The effect of the rising cost of deposits on the earnings of the Company was partially offset by an increase in earning assets. Net loans receivable at June 30, 1995 totaled $48.1 million, an increase of $10.7 million or 28.7% from $37.4 million at June 30, 1994. The Company's loan growth was financed with deposit growth of $5.6 million, net proceeds received from Federal Home Loan Bank advances of $3.6 million and proceeds from maturing investments which were originally purchased with the December 1993 stock conversion proceeds. The Company initially invested the conversion proceeds in shorter term lower yielding assets. As suitable opportunities arise, the Company continues to reinvest such proceeds in higher yielding loans and other earning assets which meet the Company's goals and objectives.

  In fiscal 1994, net interest margin and interest rate spread increased primarily due to a lower cost of funds, an increase in the ratio of average interest-earning assets to average interest-bearing liabilities and the completion of the restructuring of a large loan and recognizing interest income of $66,500 which was collected under the new terms of the loan. The favorable impact of the lower cost of funds was partially offset by the downward repricing of loans that were tied to variable index rates. The increase in the ratio of average interest-earning assets to average interest-bearing liabilities to 117% for fiscal 1994, compared to 104% for fiscal 1993, was due to the investment of the stock conversion proceeds received in December 1993 into earning assets.

  In fiscal 1993, net interest income decreased as a result of the Bank completing the sale of the Bismarck and Mandan branch offices on January 2, 1993 and December 31, 1992, respectively. As a result of such sales, loans aggregating $9 million were sold and deposits of $23.1 million were transferred to the acquiring financial institution. The Company's interest rate spread also decreased to 2.92% for the year ended June 30, 1993 from 3.01% for the year ended June 30, 1992. The decrease is the result of the Company's high level of cash equivalents, which typically carry lower rates of interest than other interest-earning assets such as loans, during the first half of fiscal 1993 to fund the sale of the two branches.

  The following table presents the Company's average balance sheets, interest and dividends earned or paid, and related yields and rates on major categories of the Company's interest-earning assets and interest-bearing liabilities:

                                                                                Year Ended June 30,
                                            ------------------------------------------------------------
                                                      1995                             1994
                                            ---------------------------  -------------------------------
                                                               Average                         Average
                                            Average             Yield/    Average               Yield/
                                            Balance  Interest    Cost    Balance(1)  Interest    Cost
                                            -------  --------  --------  ----------  --------  --------
                                                                              (Dollars in thousands)
Interest-earning assets:
   Loans receivable.......................  $41,690    $3,345     8.02%    $40,407     $3,220     7.97%
   Investment securities held to
     maturity (2).........................   10,543       572     5.43       8,641        369     4.27
   Mortgage-backed securities (3).........    1,682       111     6.60         611         35     5.73
   Cash equivalents.......................      626        37     5.91       2,151         83     3.86
   Other investments......................      704        55     7.81         787         64     8.13
                                            -------    ------              -------     ------
     Total interest-earning assets........   55,245     4,120     7.46      52,597      3,771     7.17
                                                       ------                          ------
Non-interest-earning assets (1)...........    3,417                          2,693
                                            -------                        -------
     Total assets.........................  $58,662                        $55,290
                                            =======                        =======

Interest-bearing liabilities:
   Certificate accounts...................  $35,550    $1,954     5.50     $34,493     $1,582     4.59
   Other deposits.........................    9,305       216     2.32      10,295        251     2.44
   FHLB advances..........................    2,035       130     6.39         162          5     3.09
                                            -------    ------              -------     ------
     Total interest-bearing liabilities...   46,890     2,300     4.91      44,950      1,838     4.09
                                                       ------     ----                 ------   ------
Non-interest-bearing liabilities (1)......    2,874                          3,705
Stockholders' equity (1)..................    8,898                          6,635
                                            -------                        -------
     Total liabilities and stockholders'
       equity.............................  $58,662                        $55,290
                                            =======                        =======
Net interest income.......................             $1,820                          $1,933
                                                       ======                          ======
Interest rate spread......................                        2.55%                           3.08%
                                                                 =====                          ======
Net interest margin.......................                        3.29%                           3.68%
                                                                 =====                          ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.............................                      117.82%                         117.01%
                                                                ======                          ======
                                                    -------------------------------
                                                                 1993
                                                    -------------------------------
                                                                           Average
                                                      Average               Yield/
                                                     Balance(1)  Interest    Cost
                                                     ----------  --------  --------

Interest-earning assets:
   Loans receivable.......................             $46,841     $4,246     9.06%
   Investment securities held to
     maturity (2).........................               3,740        164     4.39
   Mortgage-backed securities (3).........               1,028         82     7.98
   Cash equivalents.......................               9,986        364     3.64
   Other investments......................                 754         63     8.36
                                                       -------     ------
     Total interest-earning assets........              62,349      4,919     7.89
                                                                   ------
Non-interest-earning assets (1)...........               4,852
                                                       -------
     Total assets.........................             $67,201
                                                       =======

Interest-bearing liabilities:
   Certificate accounts...................             $45,268     $2,447     5.41
   Other deposits.........................              13,861        447     3.22
   FHLB advances..........................                 917         88     9.60
                                                       -------     ------
     Total interest-bearing liabilities...              60,046      2,982     4.97
                                                                   ------     ----
Non-interest-bearing liabilities (1)......               3,487
Stockholders' equity (1)..................               3,668
                                                       -------
     Total liabilities and stockholders'
       equity.............................             $67,201
                                                       =======
Net interest income.......................                         $1,937
                                                                   ======
Interest rate spread......................                                    2.92%
                                                                              ====
Net interest margin.......................                                    3.11%
                                                                              ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.............................                                  103.84%
                                                                            ======

_____________________________
(1)  Average balances are based upon month-end balances.
(2) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis.
(3)  Includes securities available for sale.

    The following table allocates the period-to-period changes in the Company's various categories of interest income and interest expense between changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume):

                                                                         Year Ended June 30,
                                            ------------------------------------------------------------------------------
                                             1995           vs.          1994          1994           vs.            1993
                                            -----------------------------------     --------------------------------------
                                                     Increase (Decrease)                     Increase (Decrease)
                                                            Due to                                 Due to
                                            ------------------------------------    --------------------------------------
                                                                  Rate/                                  Rate/
                                            Volume     Rate      Volume    Total   Volume     Rate      Volume     Total
                                            ------     ----      ------    -----   ------     ----      ------     -----
                                                                            (In thousands)
Interest Income:
    Loans receivable......................   $ 102      $  23       $  1   $ 126   $ (583)    $ (511)     $  68  $ (1,026)
    Investment securities held
      to maturity.........................      81        100         22     203      215         (4)        (6)      205
    Mortgage-backed securities (1)........      62          5          8      75      (34)       (23)        10       (47)
    Cash equivalents......................     (59)        43        (30)    (46)    (285)        22        (17)     (280)
    Other investments.....................      (7)        (2)        --      (9)       3         (2)        --         1
                                             -----      -----       ----   -----    -----      -----      -----   -------
      Total interest-earning assets.......     179        169          1     349     (684)      (518)        55    (1,147)
                                             -----      -----       ----   -----    -----      -----      -----   -------

Interest expense:
    Certificate accounts..................      48        314         10     372     (583)      (373)        91      (865)
    Other deposits........................     (24)       (11)         1     (34)    (115)      (108)        27      (196)
    FHLB advances.........................      61          5         58     124      (68)       (66)        51       (83)
                                             -----      -----       ----   -----    -----      -----      -----   -------
      Total interest-bearing liabilities..      85        308         69     462     (766)      (547)       169    (1,144)
                                             -----      -----       ----   -----    -----      -----      -----   -------
Change in net interest income.............   $  94      $(139)      $(68)  $(113)   $  82      $  29      $(114)  $    (3)
                                             =====      =====       ====   =====    =====      =====      =====   =======

______________
(1)  Includes securities available for sale


     Non-interest Income. Non-interest income has been a significant source of revenue for the Company in past periods. Non-interest income was $565,000 for fiscal 1995 compared to $1.1 in fiscal 1994 and 1993.

     Gains on sales of loans held for sale were $121,000 in fiscal 1995, a decrease from gains recognized in fiscal 1994 and 1993 of $621,000 and $597,000, respectively. Originations of loans held for sale totaled $9.7 million in fiscal 1995, compared to $37.4 million and $37.8 million in fiscal 1994 and 1993 respectively. Similar to other institutions, the Company has experienced a significant decline in gains on sale of loans held for sale as a result of rising market interest rates for most of fiscal 1995 that has led to diminishing refinancing activity. Gains or losses on sales of loans held for sale may fluctuate significantly from period to period due to changes in interest rates and volume, and results in any period relating to these transactions may not be indicative of results which will be obtained in future periods.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends the accounting for mortgage servicing rights prescribed under SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Under the provisions of SFAS No. 122, entities are required to recognize as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. An entity that either purchases or originates mortgage loans and subsequently sells or securitizes the mortgage loans and retains the mortgage servicing rights is required to allocate the total cost of the mortgage loans to the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights) based on their relative fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans, the entire cost of acquiring the loans should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. SFAS No. 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. SFAS No. 122 applies to financial statements issued for fiscal years beginning after December 15, 1995, with earlier application encouraged. Management has not yet determined what effect, if any, SFAS No. 122 will have on the Company's results of operations.

     Fees and service charges decreased $113,000 in fiscal 1995 and $51,000 in fiscal 1994, totaling $190,000, $303,000 and $354,000 for the years ended June 30, 1995, 1994 and 1993, respectively. The decrease in fiscal 1995 was due to a reduction in loan closing fees which are fees received from the borrower to reimburse the Company for expenses incurred with third parties during the loan origination process. The Company also incurred a decrease in lease broker fees in fiscal 1995 as the Company retained a majority of its lease originations in its loan portfolio for investment purposes. The fiscal 1994 decrease in fees and service charges was primarily due to a decrease in deposit service charges as a result of the Company transferring $23.1 million of deposits to another financial institution in connection with the branch sales.

     Securities gains totaled $6,000 for fiscal 1995, compared to net securities loss of $139,000 for fiscal 1994. During fiscal 1994, the Company sold its $13.5 million investment in two government bond mutual funds at a pretax net loss of $139,000 due to management's concern that a continued rise in market interest rates would further impair the value of the mutual funds. The proceeds from the sales of the mutual funds were reinvested in commercial paper and securities backed by the U.S. Government where the risk of principal loss is significantly less since management has the ability to hold the securities to maturity. See Note 1 of Notes to Consolidated Financial Statements for additional information regarding the accounting polices for investment securities.

     Included in fiscal 1995 non-interest income were pretax gains of $124,000 from the sale of certain real estate properties developed and held for sale and acquired through foreclosure, compared with pretax gains of $261,000 and pretax losses of $44,000 for fiscal 1994 and 1993, respectively. The proceeds from these sales were invested into earning assets which will generate future income for the Company.

     Non-interest Expense. Total non-interest expense was $2.3 million for fiscal 1995, compared to $2.1 million and $2 million for fiscal 1994 and 1993, respectively. The following table presents the components of non-interest expense:

                                             Year Ended June 30,
                                         ---------------------------
                                          1995       1994       1993
                                         ------     ------     ------
                                                (In thousands)
Compensation and employee benefits..    $ 1,202    $ 1,053    $   909
Provision for real estate losses....          -          -          8
Real estate owned expenses..........         24         36         58
Occupancy and equipment.............        289        240        284
Federal deposit insurance premiums..        104        109        176
Data processing.....................        139         95        124
Advertising.........................        121         49         35
Professional service expenses.......        184        167        139
Other...............................        287        345        288
                                        -------    -------    -------
     Total non-interest expense.....    $ 2,350    $ 2,094    $ 2,021
                                        =======    =======    =======

     Compensation and employee benefits, representing 51.1% of total non-interest expense in fiscal 1995 compared to 50.3% in fiscal 1994 and 45% in fiscal 1993, increased $149,000 or 14.1% in fiscal 1995. The fiscal 1995 increase was primarily due to the hiring of additional employees in the fourth quarter of fiscal 1994 and during fiscal 1995 to operate the new branch office in south Fargo and the loan production office in Chandler, Arizona and an additional six months of employee benefit expense associated with the new Employee Stock Ownership Plan ("ESOP") and Management Recognition Plans ("MRPs") which were formed in December 1993. See Note 13 of Notes to Consolidated Financial Statements for additional information concerning employee benefits. Compensation and employee benefits in fiscal 1994 totaled $1.1 million, an increase of $144,000 or 15.8%. The fiscal 1994 increase was largely due to a non-recurring charge of $42,000 for amounts paid to officers to offset income tax resulting from the recognition of income on awards received under employee benefit plans, increased staffing needs in advance of opening a full-serviced branch in south Fargo and compensation expenses associated with the ESOP and MRPs. Subsequent to June 30, 1995, the Company adopted a Directors' Retirement Plan which will provide a benefit to each director and director emeritus of the Bank based upon their years of previous service with the Bank.

     No provision for real estate losses was provided in fiscal 1995 and 1994, compared to $8,000 in fiscal 1993. The amounts provided for real estate losses in each of the three years reflects the decrease in non-performing assets and stabilization of real estate markets in Arizona where the Company once held a significant amount of real estate. See "Financial Condition - Allowance for Loan and Real Estate Losses" for further details on the provision for real estate losses.

     The decrease in real estate owned expense in fiscal 1995, 1994 and 1993, was consistent with the decrease in real estate owned during the three year period. At June 30, 1995, 1994, 1993 and 1992, real estate owned totaled $87,000, $201,000, $532,000 and $3.2 million, respectively.

     Occupancy and equipment increased $49,000 to $289,000 during fiscal 1995. The increase is due to additional depreciation expense incurred relating to new computer and phone communication equipment and the new branch office in south Fargo. Occupancy and equipment decreased $44,000 to $240,000 in fiscal 1994 from $284,000 in fiscal 1993 as a result of the disposal of two branch office locations in Bismarck and Mandan.

     Federal deposit insurance premiums totaled $104,000, $109,000 and $176,000, consistent with average deposits of $44.9 million, $44.8 million and $59.1 million for fiscal years 1995, 1994 and 1993, respectively. The decrease in federal deposit insurance premiums and average deposits between fiscal 1994 and 1993 was a result of the branch sales during fiscal 1993 and a reduction in the assessment rate as a result of the improvement in the Bank's supervisory subgroup and risk classification categories. The thrift industry faces the prospect of significantly higher deposit insurance premiums than those paid by banks, and this may have an adverse effect on the Company's ability to attract and retain deposits. In addition, the U. S. Department of the Treasury recently disclosed that it is considering a plan to recapitalize the Savings Association Insurance Fund ("SAIF") that would entail charging the thrift industry approximately $6 billion in the form of a special assessment, among other proposals under consideration. The special assessment recently estimated to range from .78% to .90% of the Company's total insured deposits, or approximately $390,000 to $450,000 pretax, would be in addition to the Company's annual deposit insurance premium. Deposit insurance premium rates would likely decline following such a charge. It is too early to predict whether the proposed special assessment will be approved, or, if approved, when it will be charged. Although the current proposed recapitalization plans do not address the merger of the thrift and bank charters, it is believed savings institutions would be required to convert their thrift charters to commercial bank charters. Under existing tax laws, the conversion of a thrift charter into a bank charter, whether immediate or over a prescribed phase-in period, has significant financial accounting and income tax ramifications. Such conversion may require the Company to recapture retained earnings appropriated to bad debt reserves that have been deducted for federal income tax purposes. As a result, once legislation requiring a thrift to convert its charter to a bank charter is adopted, even if the required conversion will not occur for some time, the thrift will be required to charge to both earnings and regulatory capital the additional deferred taxes it would have to establish. The Company cannot predict at this time if such a conversion will be required. At June 30, 1995, retained earnings included $969,00 for which no provision for federal income tax has been provided.

     Data processing increased $44,000 in fiscal 1995 and decreased $29,000 in fiscal 1994. The increase in fiscal 1995 was due to additional costs incurred in offering an on-site automated teller machine, the leasing of banking operating software for the new computer system and the opening of a new branch office in south Fargo. The decrease in fiscal 1994 was the result of the exclusion of data processing costs for the full fiscal year that were previously associated with the branches that were sold in January 1993 and December 1992.

     Advertising expense totaled $121,000 in fiscal 1995, an increase of $73,000 from fiscal 1994. The increase reflects the Company's strategy to compete in its market area in attracting low-cost deposits and promote its new branch location.

     Professional service expenses increased $16,000 and $28,000 in fiscal 1995 and 1994, respectively. These increases are the result of additional professional services being incurred which are associated with being a Securities and Exchange Commission registrant.

     Other non-interest expense decreased $57,000 in fiscal 1995 following an increase of $56,000 in fiscal 1994. The decrease in fiscal 1995, was the result of a decrease in mortgage brokerage activity. Conversely, the increase in fiscal 1994 reflects an increase in mortgage brokerage activity in addition to the purchase of directors and officers insurance.

     Income Taxes. The Company recorded an income tax benefit of $51,000 in fiscal 1995, compared to income tax expense of $415,000 in fiscal 1994 and $322,000 in fiscal 1993. An income tax benefit was recognized in fiscal 1995 as a result of the relatively low pretax income and adjustments to book income which decreased taxable amounts to arrive at a taxable loss. Such adjustments included the tax effect of tax-exempt income, net of related expenses of $27,000, received from the Company's investment in a municipal revenue bond and the cash surrender value of life insurance policies on certain current and former executive officers and directors of the Bank. In addition, a tax benefit of $30,000 was recognized during fiscal 1995 as a result of an increase in the Company's statutory base year reserves due to growth in loans receivable during fiscal 1995.

     Income tax expense represented 42.8% and 31.1% of pretax income for fiscal 1994 and 1993, respectively. The Company's fiscal 1994 effective tax rate reflects additional taxes provided for the estimated interest exposure incurred as a result of certain tax benefits that were taken on the Company's tax returns in prior years and state income tax unitary filing positions. The Company's fiscal 1993 effective tax rate reflects benefits obtained under Accounting Principal Board Opinions No. 11 and No. 23 from the amount which expected fiscal 1993 tax bad debt deductions exceeded provisions for loan losses for financial reporting purposes.

     Effective July 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting principal was to increase net income by $325,000. Further detail on income taxes is provided in Note 12 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION AT JUNE 30, 1995, 1994 AND 1993

     Loans Receivable. The following table sets forth information about loans held in the Company's loan portfolio:

                                                  At June 30,
                                 ---------------------------------------------
                                   1995      1994     1993     1992     1991
                                 --------  --------  -------  -------  -------
                                                (In thousands)
Loans held for sale............   $   785   $   445  $ 3,133  $ 1,636  $ 1,925
Construction loans.............     6,326       727    1,171      665    2,331
Residential real estate loans..    15,297    12,589   13,082   22,795   28,264
Multifamily real estate loans..    17,347    14,095   13,672   16,108   15,494
Commercial real estate loans...     7,761     8,419    9,521   10,077   10,203
Commercial leases and loans....     1,956       832      467    1,343    2,800
Consumer loans.................     2,320     1,634    1,165    2,706    3,796
                                  -------   -------  -------  -------  -------
                                  $51,792   $38,741  $42,211  $55,330  $64,813
                                  =======   =======  =======  =======  =======

     Loans held for sale at June 30, 1995 and 1994 have decreased in comparison to previous periods as a result of the decrease in origination and refinancing demand caused by the increase in market interest rates during fourth quarter of fiscal 1994 and most of fiscal 1995.

     Construction loans at June 30, 1995 totaled $6.3 million of which $5.7 million is for the construction of multifamily and commercial real estate and $630,000 is for the construction of residential real estate.

     At June 30, 1995 residential real estate loans totaled $15.3 million or 29.5% of loans, an increase of $2.7 million from June 30, 1994 residential real estate loans of $12.6 million. The increase reflects the origination of $4.1 million of adjustable-rate residential real estate loans which were placed in the Company's loan portfolio for investment purposes. At June 30, 1995, the Company's residential real estate loan portfolio was comprised of $12.9 million of adjustable-rate loans and $2.4 million of fixed-rate loans.

     Multifamily real estate loans increased $3.3 million during fiscal 1995 as the Company has become more active in originating and purchasing multifamily
loans.   Included in multifamily loans is a loan concentration of  four loans aggregating $1.4 million which are included in loans subject to management concern. At June 30, 1995 these loans were listed as 60 days delinquent. The loans are secured by multifamily real estate located in Fargo, North Dakota. Management continues to closely monitor the performance of these loans and properties.

     Commercial real estate loans decreased $658,000 during fiscal 1995 to $7.8 million at June 30, 1995. The decrease is primarily the result of loan repayments and the low level of commercial real estate originations in fiscal 1995. At June 30, 1995, the Company had one restructured loan with an outstanding balance of $514,000 that was secured by commercial real estate located in Minot, North Dakota. The restructured loan represents a participation interest purchased by the Company in January 1987 on a $1.5 million loan. Subsequent to year end, the servicer of the loan notified the Company that the real estate taxes for the property securing the loan had become delinquent. Management is closely monitoring the resolution of this matter and at this time perceives the collateral securing the loan to be adequate to cover the loan's outstanding balance and delinquent real estate taxes.

     During fiscal 1995 commercial leases and loans increased $1.1 million, or 135%, totaling $2 million at June 30, 1995. By providing diversification to the loan portfolio, the Company has emphasized the growth in leases as these types of loans generally provide higher yields and shorter loan terms than real estate loans.

     Consumer loans totaled $2.3 million at June 30, 1995, an increase of $686,000 from June 30, 1994. Home equity loans of $1.2 million, comprising 53% of consumer loans at June 30, 1995, increased $578,000 from $653,000 at June 30, 1994. In addition, automobile loans increased $164,000 to $707,000 at June 30, 1995 from $543,000 at June 30, 1994.

     During the mid-1980's, the Bank actively originated and purchased loans secured by properties in Arizona, but ceased such activities in early 1990, except in instances to facilitate the sale of real estate owned. To a limited extent, the Bank has resumed the placement of loans secured by properties in Arizona in its loan portfolio to be held for investment purposes. Such loans are originated by the Bank's new loan production office in Chandler, Arizona. At June 30, 1995, $13.8 million, or 26.7% of the Company's gross loans, were secured by properties located in Arizona, $2.2 million of which loans were originated since the opening of the Arizona loan production office in May 1994.

     Allowance for Loan and Real Estate Losses. The Company recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Company's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. The Company increases its allowance for loan losses by charging provisions for possible loan losses against income.

     The Company's methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been identified but can be expected to occur. Management conducts monthly reviews of the loan portfolio and evaluates the need to establish general allowances on the basis of this review. Management continues to actively monitor the Company's asset quality and to charge off loans against the allowance for loan losses when appropriate.

     Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     The allowance for loan losses was $850,000 or 1.6% of total gross loans at June 30, 1995, compared to $851,000 or 2.2% of total loans at June 30, 1994 and $850,000 or 2% of total loans at June 30, 1993. A summary of the allowance for loan losses and selected statistics follows:

                                                          Year Ended June 30,
                                                      --------------------------
                                                       1995      1994      1993
                                                      ------    ------    ------
                                                             (In thousands)
Balance at beginning of year.....................    $  851     $  850     $  864
Provision for losses.............................        --         12         --
Charge-offs......................................        (3)       (14)       (16)
Recoveries.......................................         2          3          2
                                                     ------     ------     ------
     Net charge-offs.............................        (1)       (11)       (14)
                                                     ------     ------     ------
Balance at end of year...........................    $  850     $  851     $  850
                                                     ======     ======     ======

Year-end allowance for loan losses as a percent
   of year-end gross loan balance................      1.64%      2.20%      2.01%
                                                     ======     ======     ======

Ratio of net loan charge-offs
   to average loans outstanding..................      0.01%      0.03%      0.03%
                                                     ======     ======     ======

     During fiscal 1995, 1994 and 1993, the Company sold real estate owned, which was located in North Dakota and Arizona, in an attempt to reduce non-performing assets. Such action led to a $3.1 million decrease in real estate owned to $87,000 at June 30, 1995 from $3.2 million at June 30, 1992. As a result of such sales, real estate charge-offs of reserves primarily provided in previous years totaled $0, $88,000 and $330,000 during fiscal 1995, 1994 and 1993, respectively. Due to the stabilizing real estate market and improving economic conditions both in North Dakota and Arizona, the Company recognized gains on the sale of real estate of $124,000 and $261,000 during fiscal 1995 and 1994, respectively, compared to a loss of $44,000 during fiscal 1993.


     A summary of the allowance for real estate losses follows:

                                           Year Ended June 30,
                                      ----------------------------
                                      1995        1994       1993
                                      -----      ------     ------
                                              (In thousands)

Balance at beginning of year.......   $  22      $ 110       $ 432
    Provision for losses...........      --         --           8
    Charge-offs....................      --        (88)       (330)
                                      -----      -----       -----
Balance at end of year.............   $  22      $  22       $ 110
                                      =====      =====       =====

     Real estate owned or expected to be acquired through foreclosure is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to real estate. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized through the allowance for real estate losses. Real estate developed and held for sale is carried at lower of cost less accumulated depreciation or net realizable value.

     Non-performing Assets. The company continued to improve the credit quality of the loan portfolio and to reduce the level of non-performing assets. Non-performing assets include all non-accrual loans, restructured loans, real estate acquired through foreclosure, loans meeting the criteria for in-substance foreclosure and real estate developed and held for sale. Non-performing assets are summarized in the following table:

                                                                           At June 30,
                                                            --------------------------------------
                                                             1995            1994            1993
                                                            ------          ------          ------
                                                                        (In thousands)
Non-accrual loans......................................     $   36          $   10          $  583
Restructured loans.....................................        514             518             516
Real estate............................................         87             201             532
                                                             -----          ------          ------
                                                             $ 637          $  729          $1,631
                                                             =====          ======          ======
Non-performing assets as a percentage of total assets..       0.99%           1.33%           3.09%
                                                             =====          ======          ======


     In May 1993, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases and debt securities. SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows by discounting those cash flows at the loan's effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. As defined by SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans, and to clarify disclosure requirements. SFAS No. 114 and SFAS No. 118 apply to financial statements issued for fiscal years beginning after December 15, 1994, with earlier application encouraged. Management has not yet determined what effect, if any, these pronouncements will have on the Company's results of operations.


     Liquidity Management. The Company's primary sources of funds for operations are deposits from its primary market area, borrowings from the Federal Home Loan Bank of Des Moines, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. While maturities, borrowing activity and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     In connection with the Company's operating activity the Company has been actively involved in mortgage brokerage operations. The Company manages interest rate risk by selling substantially all new originations of long-term, fixed-rate residential real estate loans in the secondary market. The Company manages its concentration risk by selling loans or participations in large multifamily loans to other financial institutions. During the years ended June 30, 1995, 1994 and 1993, the Company originated mortgage loans held for sale of $9.7 million, $37.4 million and $37.8 million, respectively. Proceeds from sales of loans held for sale were $9.5 million, $40.7 million and $36.9 million during the years ended June 30, 1995, 1994 and 1993, respectively.


     Generally the primary investing activity of the Company is the origination of mortgage loans. The Company incurred cash outflows from net loan originations of $10.2 million in fiscal 1995. However, due to low market interest rates during fiscal 1994 and 1993, the consumer demand for adjustable-rate single family residential real estate loans was at relatively low levels. The Company received cash inflow from net loan repayments of $511,000 and $8.2 million during fiscal 1994 and 1993, respectively, and proceeds from sale of loans in connection with the branch sales of $9 million in fiscal 1993. Other investing activities for fiscal 1995 included cash outflows of $6.4 million for the purchase of investments and adjustable-rate mortgaged-backed securities and $1.1 million for the purchase of premises and equipment, primarily for the construction of the new branch office in south Fargo. These cash outflows were offset by proceeds from maturities of investment securities held to maturity of $5.4 million.

     The primary financing activity of the Company is the attraction of deposits. During the year ended June 30, 1995, the Company experienced a net increase in deposits of $5.6 million, compared to net reductions in deposits of $2.4 million and $27.8 million for the years ended June 30, 1994 and 1993, respectively. The large decrease in deposits during fiscal 1993 was due to the branch sales. Other financing activity for fiscal 1995 included net proceeds from Federal Home Loan Bank (the "FHLB") advances of $3.6 million. Such activity primarily related to borrowings from the Company's open line of credit arrangement with the FHLB of Des Moines whereby the Company may initiate borrowings of up to $7 million.

     The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision (the "OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Bank has maintained average monthly liquidity ratios in excess of this requirement.

     Investment Securities Held to Maturity. Investment securities held to maturity decreased $1.9 million in fiscal 1995 to $7.6 million at June 30, 1995. The decrease is consistent with the Company's ongoing effort to reinvest in higher yielding loans and other earning assets. At June 30, 1995, the Company's investment portfolio was comprised primarily of U.S. Government securities and agency obligations. At June 30, 1995, the Company's investment portfolio included two structured notes with an aggregate balance of $1.9 million. The structured notes, held by the Company, are debt securities with derivative-like characteristics and were issued by the International Bank for Reconstruction and Development (the "IBRD") and the FHLB. The IBRD and FHLB notes mature in March of 1998 and have interest rates that adjust quarterly and semi-annually, respectively. Due to the minimal credit and interest rate risk and the short duration of such securities, the Company has both the ability and intent to hold these securities until maturity.

     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 does not apply to unsecuritized loans. SFAS No. 115 requires investments in equity and debt securities to be classified in one of three categories and accounted for as follows:


1. Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost.

2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

3. Debt and equity securities not classified in the first two categories are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.



     The Company adopted SFAS No. 115 effective July 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting method. Additional information on the Company's adoption of SFAS No. 115 is provided in Note 1 to Consolidated Financial Statements.


     Mortgage-backed Securities Held to Maturity. At June 30, 1995, mortgage-backed securities held to maturity totaled $2.1 million, an increase of $1.7 million from June 30, 1994. During fiscal 1995, the Company purchased $2 million of adjustable-rate GNMA securities to be held to maturity.

     Deposits. Deposits totaled $49.6 million at June 30, 1995, compared to $44 million at June 30, 1994. Deposits are the primary source of the Company's funds for use in lending and for other general business purposes. During the year ended June 30, 1995, the Company experienced a net increase in deposits of $5.6 million, compared to the net reductions in deposits of $2.4 million and $27.8 million for the years ended June 30, 1994 and 1993, respectively. The large decrease in deposits during fiscal 1993 was due to the branch sales. See
Note 14 of Notes to Consolidated Financial Statements. In order to provide a higher level of service and to attract and retain both deposit and loan customers, the Company constructed a new branch office in south Fargo, North Dakota. At June 30, 1995, the south Fargo branch office had deposits aggregating $1.6 million.

     Federal Home Loan Bank Advances. At June 30, 1995, FHLB advances totaled $3.6 million. These advances were used to fund the purchase of mortgaged-backed securities held to maturity and loan demand.

     Capital Management. The Bank currently exceeds the capital standards defined as "well capitalized" established by the regulatory agencies. See Note 15 of the Notes to Consolidated Financial Statements for additional information concerning capital requirements. The Bank conducts an ongoing assessment of its capital needs in order to maintain an adequate level of capital to support business growth and ensure depositor protection.

     Asset Liability Management. A significant part of the Company's overall risk management objectives has been the reduction of interest rate risk, or minimizing the impact of future interest rate changes on net interest income. Management of interest rate risk is accomplished by adjusting the composition of loans, investments and deposits, and matching the maturities or repricing of earning assets and interest-bearing liabilities. While no single measure can completely capture the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate sensitive assets and rate sensitive liabilities. These differences, or "gaps," provide an indication of the extent that net interest income may be affected by future changes in interest rates. Management has, for several years, sought to minimize the adverse impact of changes in interest rates by affecting a better matching of interest rate sensitivity between assets and liabilities.

     The primary strategies used by the Company to manage interest rate risk have included selling substantially all new originations of long-term, fixed-rate single family residential mortgage loans, retaining adjustable-rate single family residential mortgage loans and emphasizing portfolio growth in commercial leases and consumer loans which generally have shorter terms to maturity and higher interest rates. The Company also originates multifamily and commercial real estate loans which are generally adjustable-rate. On occasion long-term funding has been utilized through Federal Home Loan Bank advances.

     The following table sets forth the Company's estimated interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1995:

                                                             Over One     Over Three
                                                One Year      Through       Through     Over Five
                                                 or Less    Three Years   Five Years      Years        Total
                                                ---------   ------------  -----------   ----------    --------
                                                                      (In thousands)
Interest-earning assets(1):
 Residential loans............................  $ 13,066       $  1,973     $    821     $    852    $ 16,712
 Multi-family real estate loans...............    18,714          3,584          179           46      22,523
 Commercial real estate.......................     4,297          3,032          416          536       8,281
 Other loans..................................     1,902          1,385          929           60       4,276
 Mortgage-backed securities held to maturity..     2,064             --           --           --       2,064
 Investment securities held to maturity.......     4,701          2,431           --          470       7,602
 Other........................................     1,405             --           --          632       2,037
                                                --------       --------     --------     --------    --------
  Total.......................................  $ 46,149       $ 12,405     $  2,345     $  2,596    $ 63,495
                                                ========       ========     ========     ========    ========

Interest-Bearing Liabilities:
 Transaction accounts (2).....................  $  9,216       $     --     $     --     $     --    $  9,216
 Certificates of deposit (3)..................    30,967          5,862        3,525           --      40,354
 FHLB advances................................     3,116             41           48          387       3,592
                                                --------       --------     --------     --------    --------
  Total.......................................  $ 43,299       $  5,903     $  3,573     $    387    $ 53,162
                                                --------       --------     --------     --------    --------

Interest sensitivity gap......................  $  2,850       $  6,502     $ (1,228)    $  2,209    $ 10,333
                                                ========       ========     ========     ========    ========

Cumulative gap................................  $  2,850       $  9,352     $  8,124     $ 10,333    $ 10,333
                                                ========       ========     ========     ========    ========

As percentage of total assets.................       4.4%          14.5%        12.6%        16.0%       16.0%
                                                ========       ========     ========     ========    ========


_____________________
(1) Based upon a) contracted maturity, b) repricing date, if applicable, c) projected prepayments of principal based upon experience. Includes loans in process of $2.5 million that have not yet been disbursed to the borrower.
(2)  Includes non-interest-bearing deposits.
(3) Includes certificates of deposit with original maturities of one year with terms that allow the depositors a one-time opportunity to reset their interest rate to the Bank's current offered rate.


     At June 30, 1995, the Bank had a positive one-year interest rate sensitivity gap of 4.4%. Generally, for institutions with a positive gap, net interest income would be expected to be adversely affected by falling interest rates and positively affected by rising interest rates. Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. The Board of Directors does not set target gap ratios. Notwithstanding its positive gap position at June 30, 1995, the Bank believes that its net interest income would be adversely affected by rising interest rates and positively affected by falling interest rates in the short term because many of the Bank's adjustable-rate loans are tied to an index that lags changes in market interest rates, while deposit rates are set weekly based upon prevailing market rates.


     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     Impact of Inflation and Changing Prices. The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company's are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

FINANCIAL CONDITION AT MARCH 31, 1996 AND JUNE 30, 1995

     Total assets increased by $5.4 million to $69.9 million at March 31, 1996 from $64.5 million at June 30, 1995. This increase was the result of the Company's strategy to gradually grow earning assets to increase earnings. Earning assets at March 31, 1996 totaled $66.1 million, compared to $60.7 million at June 30, 1995. The growth in earning assets was primarily funded by an increase in deposits and proceeds from Federal Home Loan Bank advances.

     Securities Available for Sale. Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Securities available for sale totaled $3.6 million and $414,000 at March 31, 1996 and June 30, 1995, respectively. During the second quarter of fiscal 1996, the Financial Accounting Standards Board ("FASB") issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report permitted a one-time opportunity for companies to reassess the classification of their investment and mortgage-backed securities between available for sale and held to maturity portfolios without the risk of tainting other securities within these portfolios. Such redesignations were to be made in conjunction with the implementation of the FASB's supplemental guidance. After evaluating the Company's liquidity needs and strategic objectives, the Company transferred investment securities of $1.9 million and mortgage-backed securities of $964,000 from held to maturity to available for sale in December 1995. In addition, the Company purchased mortgage-backed securities of $461,000 during the second quarter of fiscal 1996, to be held in its available for sale portfolio. At March 31, 1996, investment securities available for sale were composed of two structured notes with an aggregate balance of $1.9 million. The structured notes, held by the Company, are debt securities with derivative-like characteristics and were issued by the International Bank for Reconstruction and Development ("IBRD") and the Federal Home Loan Bank ("FHLB"). The IBRD and FHLB notes mature in March of 1998 and have interest rates that adjust quarterly and semi-annually, respectively.

     Investment Securities Held to Maturity. Investment securities held to maturity are carried at amortized cost. As a result of maturities and transfers to available for sale, investment securities held to maturity decreased $7.1 million to $476,000 at March 31, 1996 from $7.6 million at June 30, 1995.

     Mortgage-backed Securities Held to Maturity. Mortgage-backed securities held to maturity are carried at amortized cost. Mortgage-backed securities held to maturity totaled $877,000 and $2.1 million at March 31, 1996 and June 30, 1995, respectively. The decrease for the nine months ended March 31, 1996 was the result of principal collected on mortgage-backed securities held to maturity and transfers to available for sale.

     Loans Receivable. Loans receivable, net increased $10.5 million during the nine months ended March 31, 1996, totaling $58.6 million at March 31, 1996, compared to $48.1 million at June 30, 1995. The following table summarizes loans receivable as of March 31, 1996 and June 30, 1995:

                                          At               At
                                       March 31,        June 30,
                                         1996             1995
                                      -----------      -----------
Residential real estate loans:
 Loans held for sale............      $ 1,431,250      $   784,930
 Construction loans.............          915,400          630,000
 Insured or guaranteed loans....          390,903          461,654
 Conventional loans.............       14,478,669       14,835,437
                                      -----------      -----------
                                       17,216,222       16,712,021
                                      -----------      -----------
Multifamily real estate loans:
 Construction...................        1,397,310        5,176,000
 Permanent......................       27,290,952       17,346,983
                                      -----------      -----------
                                       28,688,262       22,522,983
                                      -----------      -----------
Commercial real estate loans:
 Construction...................          180,000          520,000
 Permanent......................        8,309,903        7,761,383
                                      -----------      -----------
                                        8,489,903        8,281,383
                                      -----------      -----------
Commercial leases and loans.....        2,703,569        1,955,535
Consumer loans..................        3,077,458        2,320,253
                                      -----------      -----------
                                       60,175,414       51,792,175
Less:
 Loans in process...............          305,705        2,480,199
 Deferred fees and discounts....          405,438          336,876
 Allowance for loan losses......          845,430          850,054
                                      -----------      -----------
                                      $58,618,841      $48,125,046
                                      ===========      ===========

     Residential real estate loans increased $504,000 to $17.2 million at March 31, 1996 from $16.7 million at June 30, 1995. The increase was primarily the result of an increase in loans held for sale of $646,000 to $1.4 million at March 31, 1996 from $785,000 at June 30, 1995. During the nine months ended March 31, 1996, the Company originated $1.2 million of adjustable-rate residential real estate loans to be placed in its loan portfolio for investment purposes, compared to $3.6 million of adjustable-rate residential real estate loans for the same period in fiscal 1995.

     Multifamily real estate loans totaled $28.7 million at March 31, 1996, compared to $22.5 million at June 30, 1995. Multifamily real estate loans typically involve large loan balances to a single borrower or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for residential space, and as such, may be subject to a greater extent to adverse conditions in the economy generally. At March 31, 1996, multifamily construction loans totaled $1.4 million, compared to $5.2 million at June 30, 1995. Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost of construction.

     Commercial real estate loans totaled $8.5 million and $8.3 million at March 31, 1996 and June 30, 1995, respectively. Similar to multifamily real estate loans, commercial real estate loans typically involve large loan balances to a single borrower or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space, and as such, may be subject to a greater extent to adverse conditions in the economy generally.

     Commercial leases and loans increased $748,000 to $2.7 million at March 31, 1996 from $2 million at June 30, 1995. Consumer loans also increased $757,000 to $3.1 million at March 31, 1996 from $2.3 million at June 30, 1995. The Company intends to gradually increase its commercial leases and consumer loans portfolios as these types of loans generally provide higher yields and shorter loan terms than real estate loans. Commercial leases and consumer loans entail greater risk than do residential mortgage loans since they are either unsecured or secured by rapidly depreciable assets such as computer equipment, photo copiers or automobiles. In such cases, any repossessed collateral for a defaulted lease or loan may not provide an adequate source of repayment of the outstanding lease or loan balance as a result of the greater likelihood of damage, loss or depreciation.

     A reconciliation of the Company's allowance for loan losses is summarized as follows:

                                                Nine Months Ended
                                                     March 31,
                                              ---------------------
                                                1996           1995
                                              --------        ------
Balance (beginning of period)..............   $ 850,054     $ 851,109
Provision..................................          --            --
Charge-offs................................      (6,486)       (3,458)
Recoveries.................................       1,862         1,433
                                              ---------     ---------
Balance (end of period)....................   $ 845,430     $ 849,084
                                              =========     =========
Allowance for loan losses as a percent of
 gross loan balance (end of period).......         1.40%         1.77%
                                              =========     =========


     Non-performing assets were $2 million, or 2.81%, of total assets at March 31, 1996, compared to $637,000, or 0.99% of total assets, at June 30, 1995. Included in non-performing assets at March 31, 1996, was a restructured loan of $510,000. The restructured loan represents a participation interest purchased by the Company in January 1987 on a $1.5 million loan. During the first quarter of fiscal 1996, the servicer notified the Company that the real estate taxes for the property securing the loan had become delinquent. An arrangement was made with the borrower whereby the delinquent taxes would be substantially paid during the next twelve months in addition to escrowing for the current year's taxes. Although the borrower has been current on his monthly principal and interest payments, the borrower has not honored his arrangement with respect to the delinquent real estate taxes. The servicer has sent the borrower a notice of foreclosure and is considering placing the property under the control of a receiver. Management continues to closely monitor the resolution of this matter. Also included in non-performing assets as of March 31, 1996, was a loan concentration of four loans, totaling $1.4 million that were listed as 120 days delinquent and is currently in bankruptcy court. The Company has executed a cash collateral agreement to secure the monthly rental payments made by the tenants of the apartment building and expects a capital infusion from the partners in the projects to occur once the reorganization plan is approved. Management continues to closely monitor the performance of these loans and properties. As a result of placing this loan concentration on non-accrual, the related accrued interest receivable of $47,000 was reversed from interest income.

     In addition to non-performing assets, there were performing loans aggregating $424,000 outstanding at March 31, 1996, compared to $2.7 million at June 30, 1995, for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. These amounts consist of performing loans that were classified for regulatory purposes. Included in performing assets which management has concerns at March 31, 1996 was a package of individual commercial leases aggregating $210,000. On March 29, 1996, the parent company of the servicer of such leases filed Voluntary Petition under Chapter 11 of the Bankruptcy Code preventing any and all efforts to collect on pre-petition debt. The federal Securities and Exchange Commission has filed a civil lawsuit based on allegations that the parent company sold fictitious office-equipment leases and sold rights to actual leases more than once. The Company is currently investigating various alternatives in protecting its interest in such leases, including the request that the servicing be transferred to the Company. Management currently believes its assets are appropriately secured based on discussions with the operators of the leased equipment and at this time is unaware of any other entity having a secured interest in the same leases in which the Company holds. The Company continues to closely monitor such leases, and as more information becomes available, a more accurate assessment of a loss, if any, will be determined.

     The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. The provision for loan losses is based on management's periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, general economic conditions, loan portfolio composition, appraisals of collateral, historical experience and the items mentioned above. Loans are charged off to the extent they are deemed to be uncollectible.

     Deposits. Total deposits increased $3.2 million during the nine months ended March 31, 1996, totaling $52.8 million at March 31, 1996, compared to $49.6 million at June 30, 1995. The following table summarizes the Company's deposits at March 31, 1996 and June 30, 1995:

                                    At March 31, 1996                            At June 30, 1995
                          ------------------------------------       -------------------------------------
                            Weighted                 Percent           Weighted                   Percent
                          Average Rate     Amount    of Total        Average Rate     Amount      of Total
                          ------------     ------    ---------       ------------     ------      --------
Checking:
 Non-interest-bearing...      0.00%    $    924,164      1.8%            0.00%     $  1,100,052       2.2%
 Interest-bearing.......      2.58        3,080,843      5.8             2.47         2,980,872       6.0
                                       ------------    -----                       ------------     -----
                              1.98        4,005,007      7.6             1.81         4,080,924       8.2
Passbook and statement..      2.25        5,215,296      9.9             2.25         5,134,985      10.4
Certificate accounts....      5.87       43,532,172     82.5             6.27        40,353,794      81.4
                                       ------------    -----                       -------------    -----
                              5.22     $ 52,752,475    100.0%            5.49       $ 49,569,703    100.0%
                                       ============    =====                       =============    =====

     At March 31, 1996, $18.1 million, or 41.6%, of certificate accounts will mature during the next six months. The weighted average rate for such certificate accounts was 5.81% at March 31, 1996. As these certificate accounts mature during the six months following March 31, 1996, the Company expects a majority of such accounts to be renewed as the Company intends to remain competitive within the market for such source of funds. However, if such certificate accounts were not renewed, the Company would either be forced to offer premium rates on certificate accounts to attract new funds, expand its borrowing from other sources such as the FHLB of Des Moines and/or initiate a suitable asset/liability management plan to reduce the level of assets owned by the Company.

     FHLB Advances. At March 31, 1996 and June 30, 1995, FHLB advances totaled $5.6 million and $3.6 million, respectively. During the nine months ended March 31, 1996, the Company received proceeds from three and five year term FHLB advances aggregating $5.6 million which were used to fund loan growth and repay amounts drawn on the Company's open line of credit at the FHLB. During the third quarter of fiscal 1996, the Company elected to prepay the 8.19% fixed-rate FHLB mortgage-matched advance of which $485,000 was outstanding at December 31, 1995.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995

     Performance. Net income for the nine months ended March 31, 1996, was $511,000, or $1.04 per share, compared to $13,000, or $ .03 per share, for the same period in fiscal 1995. Such increase in the Company's earnings was the result of the Company's ability to grow the assets of the Company while maintaining a modest interest rate spread between interest-earning assets and interest-bearing liabilities and the recognition of certain tax benefits.

     Net Interest Income. Net interest income increased to $1,607,000 for the nine months ended March 31, 1996, compared to $1,395,000 for the same period in fiscal 1995. The increase in net interest income was due to a $12.9 million, or 32.1%, increase in average interest-earning loans receivable to $53 million for the nine months ended March 31, 1996, compared to $40.1 million for the same period in fiscal 1995. The Company's net interest margin for the nine months ended March 31, 1996 and 1995 was 3.44%. In addition, the Company's interest rate spread was 2.70% for the nine months ended March 31, 1996, compared to 2.72% for the same period in fiscal 1995.

     The following table presents the Company's average balance sheets, interest and dividends earned or paid, and related yields and rates on major categories of the Company's interest-earning assets and interest-bearing liabilities:

                                                                      Nine Months Ended March 31,
                                                     ------------------------------------------------------------
                                                                1996                                1995
                                                     ---------------------------       --------------------------
                                                                         Average                          Average
                                                     Average              Yield/       Average             Yield/
                                                     Balance   Interest  Cost (4)      Balance  Interest  Cost (4)
                                                     --------  --------  --------      -------  --------  --------
                                                                         (Dollars in thousands)
Interest-earning assets:
   Loans receivable..............................    $ 52,989  $  3,427     8.62%     $ 40,119  $  2,392     7.95%
   Investment securities (2)(3)..................       4,285       191     5.94        11,078       447     5.38
   Mortgage-backed securities (3)................       2,576       130     6.73         1,422        70     6.53
   Cash equivalents..............................       1,743        82     6.26           641        27     5.55
   Other investments.............................         637        34     7.28           728        44     8.09
                                                     --------  --------               --------  --------
     Total interest-earning assets...............      62,230     3,864     8.28        53,988     2,980     7.36
                                                               --------                         --------
Non-interest-earning assets (1)..................       4,427                            3,301
                                                     --------                        ---------
     Total assets................................    $ 66,657                         $ 57,289
                                                     ========                        =========

Interest-bearing liabilities:
   Certificate accounts..........................    $ 41,864  $  1,925     6.13%     $ 34,385  $  1,348     5.23%
   Other deposits................................       8,009       143     2.38         9,632       167     2.32
   FHLB advances.................................       4,033       189     6.26         1,521        70     6.11
                                                     --------  --------               --------  --------
     Total interest-bearing liabilities..........      53,906     2,257     5.58        45,538     1,585     4.64
                                                               --------   ------                --------    -----
Non-interest-bearing liabilities (1).............       3,447                            2,873
Stockholders' equity (1).........................       9,304                            8,878
                                                     --------                         --------
     Total liabilities and stockholders' equity..    $ 66,657                         $ 57,289
                                                     ========                         ========
Net interest income..............................              $  1,607                         $  1,395
                                                               ========                         ========
Interest rate spread.............................                           2.70%                            2.72%
                                                                          ======                           ======
Net interest margin..............................                           3.44%                            3.44%
                                                                          ======                           ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities...........                         115.44%                          118.56%
                                                                          ======                           ======

________________
(1)  Average balances are based upon month-end balances.
(2) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis.
(3)  Includes securities available for sale.
(4)  Annualized.

     The following rate/volume analysis details the increase (decrease) in interest income and expense resulting from interest rate and volume changes during the nine months ended March 31, 1996 as compared to the same period last year. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                          Nine Months Ended March 31, 1996
                                          Versus Same Period in Fiscal 1995
                                        -------------------------------------
                                                 Increase (Decrease)
                                                       Due to
                                        -------------------------------------
                                        Volume          Rate           Total
                                        ------          ----           -----
                                                   (In thousands)
Interest income:
 Loans receivable.....................   $ 819         $  216        $ 1,035
 Investment securities(1).............    (298)            42           (256)
 Mortgage-backed securities(1)........      58              2             60
 Cash equivalents.....................      51              4             55
 Other investments....................      (5)            (4)            (9)
                                         -----         ------         ------
  Total interest-earnings assets......     625            260            885

Interest expense:
 Deposits.............................     218            335            553
 FHLB advances........................     118              2            120
                                         -----         ------         ------
  Total interest-bearing liabilities..     336            337            673

Change in net interest income.........   $ 289         $  (77)        $  212
                                         =====         ======         ======

_________________
(1)  Includes securities available for sale.

     Non-interest Income. For the nine months ended March 31, 1996, non-interest income increased to $508,000 from $401,000 for the same period in fiscal 1995.

     Gains on loans held for sale for the nine months ended March 31, 1996 were $184,000, compared with $58,000 for the same period in fiscal 1995. Such increase was the result of stronger consumer demand for fixed-rate residential real estate loans, which the Company generally sells in the secondary market. The change in consumer demand for fixed-rate versus adjustable-rate residential real estate loans was due to lower market interest rates on fixed-rate mortgages during the nine months ended March 31, 1996, compared to the same period in fiscal 1995. Also contributing to the increase in gains on loans held for sale for the nine months ended March 31, 1996, compared to the same period in fiscal 1995, were gains from the sales of participations in multifamily loans. Originations of loans held for sale for the first nine months of fiscal 1996 were $15.1 million, compared to $5.6 million for the same period in fiscal 1995. Gains on sales of loans held for sale may fluctuate significantly from period to period due to changes in interest rates, volumes and seasonality in the housing market, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods.

     Included in non-interest income for the nine months ended March 31, 1996, were pretax gains on the sale of real estate of $29,000, compared to $105,000 for the same period in fiscal 1995. The proceeds from these sales were invested into earning assets which will generate future income for the Company. Gains and losses on the sale of real estate are non-recurring in nature and may not be indicative of results which will be obtained in future periods.

     For the nine months ended March 31, 1996, other non-interest income increased $52,000 to $119,000 from $67,000 for the same period in fiscal 1995. Such increase was the result of additional commission income earned during the first quarter of fiscal 1996 with the transfer of certain customers' annuities and is not expected to occur in future periods. Commissions received from sales of annuities may fluctuate from period to period, and future sales levels will depend upon continued favorable tax treatment, the level of interest rates, general economic conditions and investor preferences.

     Non-interest Expense. For the nine months ended March 31, 1996, non-interest expense was $1,821,000, compared with $1,775,000 for the same period in fiscal 1995. Compensation and employee benefits totaled $898,000 for the nine months ended March 31, 1996, compared with $905,000 for the same period in fiscal 1995.

     Occupancy and equipment totaled $268,000 for the nine months ended March 31, 1996, compared with $210,000 for the same period in fiscal 1995. The increase was due to additional costs incurred relating to the new computer and phone communication equipment and the new branch office in south Fargo which opened in October of 1994.

     Advertising totaled $73,000 for the nine months ended March 31, 1996, compared to $93,000 for the same period in fiscal 1995. After the completion of the new south Fargo branch office in October 1994, the Company sponsored several promotional and advertisement campaigns to increase the number of low cost deposit accounts held by the Company and actively market its new branch office in the developing south Fargo market.

     Professional service expenses totaled $177,000 for the nine months ended March 31, 1996, compared to $143,000 for the same period in fiscal 1995. Such increase primarily resulted from legal fees incurred in connection with the Merger.

     Income Taxes. Income tax benefit for the nine months ended March 31, 1996 was $217,000, compared with income tax expense of $8,000 for the same period in fiscal 1995. Such benefit was due to the recognition of certain tax benefits that were taken on the Company's tax returns in prior years but were recognized in fiscal 1996 as a result of the Company sustaining its tax position.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds for operations are deposits from its primary market area, borrowings from the FHLB of Des Moines, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. While maturities, borrowing activity and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%. The Bank has maintained average monthly liquidity ratios in excess of this requirement.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the Record Date, certain information as to those persons who were beneficial owners of more than five percent (5%) of the Common Stock and as to the shares of the Common Stock beneficially owned by each of the Company's directors and executive officers required to be named in a summary compensation table and by all executive officers and directors of the Company as a group. Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. Based upon such reports, management knows of no persons, other than those set forth below, who owned more than 5% of the outstanding shares of the Common Stock as of the Record Date.

                                                       PERCENTAGE OF
                                  AMOUNT AND NATURE      SHARES OF
                                    OF BENEFICIAL      COMMON STOCK
                                     OWNERSHIP(1)       OUTSTANDING
                                     ------------      -------------
PRINCIPAL STOCKHOLDERS:
  Norman M. Jones
  5401 Interlachen Bluff
  Edina, Minnesota  55436              50,685              9.91%

  Northwestern Financial Corp.
  Employee Stock Ownership Plan
  720 Main Avenue
  Fargo, North Dakota  58103           40,020  (2)         7.83

DIRECTORS:
  Carl R. Ekern                        15,322  (3)         2.98
  Mark V. Sweeney                      19,542  (4)         3.80
  David S. Paulson                     35,058  (5)         6.66
  Robert Gibb, Sr.                     14,562  (6)         2.83
  John M. Grove                         8,797  (7)         1.71
  Mary K. Nelson                       12,585  (8)         2.43

All Executive Officers and
 Directors as a Group (10 persons)    130,324  (9)        23.54%

______________
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Unless otherwise indicated, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares listed as beneficially owned by such persons or group. The amounts shown include 3,602, 3,602, 15,006, 3,602, 3,602, 7,502 and 42,420 shares of Common Stock as to which stock options have been granted to Directors Ekern, Sweeney, Paulson, Gibb, Grove and Nelson and all executive officers and directors as a group, respectively, which options are exercisable within 60 days of the Record Date. The amounts shown do not include 32,016 unallocated shares held by the ESOP, the voting of which is directed by the ESOP trustees, consisting of Directors Ekern, Sweeney, Gibb and Grove, in the same ratio as ESOP participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees' best judgment. The amounts shown also do not include 2,247 shares of Common Stock owned by the MRP trusts, of which Directors Ekern, Sweeney, Gibb and Grove are trustees. The trustees of the MRP trusts vote the shares of Common Stock held by the MRP trusts as directed by the Board of Directors.

                                         (Footnotes continued on following page)

(2) These shares are either held in a suspense account for future allocation among participating employees as the loan used to purchase the shares is repaid or have been allocated to participant's individual accounts. The ESOP trustees, currently Directors Gibb, Grove, Ekern, and Sweeney, vote all allocated shares in accordance with instructions of the participants. Unallocated shares and shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees' best judgment. At the Record Date, 8,004 shares had been allocated.

(3) The amount shown includes 420 shares of Common Stock owned by Mr. Ekern's wife's IRA account.

(4) The amount shown includes 7,000 shares of Common Stock owned by Mr. Sweeney's IRA account and 7,500 shares of Common Stock owned by Mr. Sweeney's wife.

(5) The amount shown includes 12,256 shares of Common Stock owned by Mr. Paulson's IRA account, 175 shares of Common Stock owned by Mr. Paulson as custodian for his grandchildren under the Uniform Gifts to Minors Act, 590 shares of Common Stock owned by Mr. Paulson through the Bank's 401(k) plan and 1,029 shares of Common Stock allocated to Mr. Paulson's account under the ESOP.

(6) The amount shown includes 10,000 shares of Common Stock owned by Mr. Gibb's wife.

(7) The amount shown includes 1,941 shares of Common Stock owned by Mr. Grove's IRA account and 1,671 shares of Common Stock owned by Mr. Grove's wife's IRA account.

(8) The amount shown includes 330 shares of Common Stock owned by Ms. Nelson through the Bank's 401(k) plan and 582 shares of Common Stock allocated to Ms. Nelson's account under the ESOP.

(9) Includes shares held by certain directors and officers as custodian under Uniform Transfer to Minors Act, by their spouses, and for the benefit of certain directors and officers under IRAs as set forth above. The amount shown includes 1,510 shares of Common Stock owned by all executive officers and directors as a group through the Bank's 401(k) plan and 3,283 shares of Common Stock allocated to the account of all executive officers and directors as a group under the ESOP.


                   MARKET FOR THE COMMON STOCK AND DIVIDENDS

     As of May 3, 1996, there were 511,240 shares of Common Stock outstanding. As of the same date, there were approximately 203 stockholders of record.

     At the present time, there is no market in which shares of the Common Stock are actively traded, nor are there any uniformly quoted prices for such shares. Registered brokers can facilitate sales and purchases of Common Stock using standard procedures for trading unlisted stocks. The Common Stock is listed over-the-counter through the National Daily Quotation System "Pink Sheets." Stockbrokers can provide recent price ranges using information contained in the "Pink Sheets." Trades during fiscal 1995 indicated that bid and ask share prices were in the $10.75 to $13.00 range, exclusive of retail markup, markdown, or commissions. Trades during fiscal 1996 through May 24, 1996 indicated that bid and asked share prices were in the $12.00 to $20.75 range, exclusive of retail markup, markdown or commissions.

     On October 24, 1994, the Company declared a cash dividend of $.10 per share of Common Stock payable as of November 20, 1994 to stockholders of record as of November 10, 1994. For certain dividend restrictions see Note 15 of Notes to Consolidated Financial Statements for additional information.

     The last reported sale price for the Common Stock on the National Quotation Bureau Pink Sheets on February 13, 1996, the last business day prior to the announcement of the signing of the Agreement was $16.25. The last reported sale price of the Common Stock on May 24, 1996, the last practicable date prior to the mailing of this Proxy Statement was $20.75 per share.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP, which was the Company's independent certified public accounting firm for the 1995 fiscal year, has been retained by the Board of Directors to be the Company's auditors for the 1996 fiscal year. A representative of KPMG Peat Marwick LLP will not be present at the Special Meeting.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Special Meeting. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of the Board of Directors.

                             STOCKHOLDER PROPOSALS

     In the event the Merger is not consummated, any stockholder proposal intended for inclusion in the Company's proxy statement and proxy relating to the 1996 Annual Meeting of Stockholders be received at the Company's main office at 720 Main Avenue, Fargo, North Dakota, no later than May 28, 1996. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.



                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   /s/ Mary K. Nelson

                                   Mary K. Nelson
                                   Secretary

Fargo, North Dakota
June 3, 1996

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        OF NORTHWESTERN FINANCIAL CORP.

                                                                                                 Page
                                                                                                 ----

Consolidated Statements of Financial Condition - June 30, 1995 and 1994                          F-1

Consolidated Statements of Operations - Years Ended June 30, 1995, 1994 and 1993                 F-2

Consolidated Statements of Stockholders' Equity - Years Ended June 30, 1995, 1994 and 1993       F-3

Consolidated Statements of Cash Flows - Years Ended June 30, 1995, 1994 and 1993                 F-4

Notes to Consolidated Financial Statements                                                       F-5

Independent Auditors' Report                                                                     F-26

Consolidated Statements of Financial Condition - March 31, 1996 and June 30, 1995 (Unaudited)    F-27

Consolidated Statements of Operations - Three Months and Nine Months Ended
     March 31, 1996 and 1995 (Unaudited)                                                         F-28

Consolidated Statements of Stockholders' Equity - Nine Months Ended March 31, 1996
     and Year Ended June 30, 1995 (Unaudited)                                                    F-29

Statements of Cash Flows - Nine Months Ended March 31, 1996 and 1995 (Unaudited)                 F-30

Notes to Consolidated Financial Statements (Unaudited)                                           F-31

Schedules - All schedules are omitted because the required information is not applicable or is presented in the consolidated financial statements or accompanying notes.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                             At June 30,
                                                     --------------------------
                                                         1995          1994
- -------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $    97,251        91,107
Interest-bearing deposits with banks                     990,520     3,440,917
                                                     ------------  ------------
  Cash and cash equivalents                            1,087,771     3,532,024

Securities available for sale (amortized cost of
  $407,770)                                              414,322           -
Investment securities held to maturity (fair
  value of $7,582,694 and $9,392,998)                  7,602,485     9,469,542
Mortgage-backed securities held to maturity
  (fair value of $2,112,818 and $382,813)              2,063,696       380,444
Loans receivable, net                                 48,125,046    37,405,287
Federal Home Loan Bank stock, at cost                    632,200       787,200
Real estate, net                                          64,889       179,286
Accrued interest receivable                              524,867       371,564
Premises and equipment, net                            2,437,245     1,438,651
Cash surrender value of life insurance                 1,080,015     1,038,652
Other assets                                             424,592       402,912
                                                     ------------  ------------
                                                     $64,457,128    55,005,562
                                                     ============  ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                             $49,569,703    43,980,638
Federal Home Loan Bank advances                        3,592,401           -
Advance payments by borrowers for taxes and              770,849       684,503
  insurance
Accrued interest payable                                 665,890       473,323
Accrued expenses and other liabilities                   815,614     1,011,282
                                                     ------------  ------------
      Total liabilities                               55,414,457    46,149,746
                                                     ------------  ------------

Commitments and contingencies

Stockholders' equity
  Common stock, par value $.01 per share,
   4,000,000 shares authorized; 511,240 and
   508,238 shares issued and outstanding                   5,112         5,082
  Additional paid-in capital                           4,623,254     4,586,240
  Unamortized deferred compensation                     (100,050)     (166,752)
  Unearned Employee Stock Ownership Plan
   (ESOP) shares                                        (340,170)     (380,190)
  Unrealized gains on securities
   available for sale, net                                 4,052           -
  Retained earnings, subject to certain
   restrictions                                        4,850,473     4,811,436
                                                    -------------   -----------
      Total stockholders' equity                       9,042,671     8,855,816
                                                    -------------   -----------
                                                    $ 64,457,128    55,005,562
                                                    =============   ===========

See accompanying notes to consolidated financial statements.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 Years Ended June 30,
                                                                     ------------------------------------------
                                                                           1995           1994           1993
- ---------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans receivable                                                     $  3,345,069      3,219,553      4,245,842
Investment securities held to maturity                                    572,218        369,319        164,154
Mortgage-backed securities                                                110,518         35,164         82,147
Cash equivalents                                                           36,466         82,913        363,131
Other                                                                      55,243         64,107         63,476
                                                                     -------------    -----------   ------------
   Total interest income                                                4,119,514      3,771,056      4,918,750
                                                                     -------------    -----------   ------------
INTEREST EXPENSE:
Deposits                                                                2,169,880      1,832,323      2,893,827
Federal Home Loan Bank advances                                           129,593          5,285         88,101
                                                                     -------------    -----------   ------------
   Total interest expense                                               2,299,473      1,837,608      2,981,928
                                                                     -------------    -----------   ------------

       Net interest income                                              1,820,041      1,933,448      1,936,822
Provision for loan losses                                                     -           12,000            -
                                                                      ------------    -----------   ------------
       Net interest income after provision for loan losses              1,820,041      1,921,448      1,936,822
                                                                      ------------    -----------   ------------

NON-INTEREST INCOME:
Gain on sale of loans held for sale, net                                  121,291        621,048        597,334
Fees and service charges                                                  190,098        303,352        354,120
Rental income                                                              22,693         15,780        138,970
Securities gains (losses), net                                              6,101       (138,525)           -
Gain (loss) on sale of real estate, net                                   123,839        261,131        (44,150)
Other                                                                     100,831         78,807         73,930
                                                                      ------------    -----------   ------------
   Total non-interest income                                              564,853      1,141,593      1,120,204
                                                                      ------------    -----------   ------------

NON-INTEREST EXPENSE:
Compensation and employee benefits                                      1,201,446      1,052,835        909,108
Provision for real estate losses                                              -              -            7,500
Real estate owned expenses                                                 23,884         36,202         58,089
Occupancy and equipment                                                   288,959        239,942        284,442
Federal deposit insurance premiums                                        103,837        108,929        175,555
Data processing                                                           139,163         95,469        124,146
Advertising                                                               121,357         48,633         34,650
Professional service expenses                                             183,656        167,430        139,268
Other                                                                     287,434        344,788        288,479
                                                                      ------------    -----------   ------------
   Total non-interest expense                                           2,349,736      2,094,228      2,021,237
                                                                      ------------    -----------   ------------

Income before income taxes and cumulative effect
   of change in accounting principle                                       35,158        968,813      1,035,789
Income tax expense (benefit)                                              (50,700)       414,600        321,950
                                                                      ------------    -----------   ------------
Income before cumulative effect of change in accounting principle          85,858        554,213        713,839
Cumulative effect of change in accounting principle                           -          325,000            -
                                                                      ------------    -----------   ------------
       Net income                                                     $    85,858        879,213        713,839
                                                                      ============    ===========   ============

EARNINGS PER SHARE                                                    $      0.18           0.37
                                                                      ============    ===========

PRO FORMA EARNINGS PER SHARE
Income before cumulative effect of change in accounting principle                     $     1.16
Cumulative effect of change in accounting principle                                         0.68
                                                                                      ----------
       Net income                                                                     $     1.84
                                                                                      ===========

See accompanying notes to consolidated financial statements.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             Unrealized
                                                                Unamortized                    Gains on
                                                   Additional      Deferred    Unearned       Securites
                                         Common       Paid-in       Compen-        ESOP       Available       Retained
                                          Stock       Capital       sation       Shares   for Sale, Net       Earnings        Total
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE JUNE 30, 1992                   $    -             -             -             -           -       3,218,384     3,218,384

   Net income                                -             -             -             -           -         713,839       713,839
                                        ---------  ------------  ------------ ------------- -----------  ------------  ------------

BALANCE JUNE 30, 1993                        -             -             -             -           -       3,932,223     3,932,223

   Issuance of common stock                5,082     4,583,739      (200,100)     (400,200)        -             -       3,988,521

   Net  income                               -             -             -             -           -         879,213       879,213

   Amortization of deferred
     compensation                            -             -          33,348           -           -             -          33,348

   Release of ESOP shares                    -           2,501           -          20,010         -             -          22,511
                                        ---------  ------------  ------------ ------------- -----------  ------------  ------------

BALANCE JUNE 30, 1994                      5,082     4,586,240      (166,752)     (380,190)        -       4,811,436     8,855,816

   Net  income                               -             -             -             -           -          85,858        85,858

   Dividends on  common stock                -             -             -             -           -         (46,821)      (46,821)

   Exercise of stock options for 3,002
     shares of common stock                   30        29,990           -             -           -             -          30,020

   Amortization of deferred compensation     -             -          66,702           -           -             -          66,702

   Release of ESOP shares                    -           7,024           -          40,020         -             -          47,044

   Change in unrealized gains on
     securities available for sale, net      -             -             -             -         4,052           -           4,052
                                        ---------  ------------  ------------ ------------- -----------  ------------  ------------

   BALANCE JUNE 30, 1995                $  5,112     4,623,254      (100,050)     (340,170)      4,052     4,850,473     9,042,671
                                        =========  ============  ============ ============= ===========  ============  ============

See accompanying notes to consolidated financial statements.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                                                                    Years ended June 30,
                                                                                          -----------------------------------------
                                                                                                  1995          1994          1993
- -----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                              $     85,858       879,213       713,839
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
      Provision for loan and real estate losses                                                      -        12,000         7,500
      Depreciation of premises and equipment                                                   142,473        90,704        86,242
      Amortization of fees, discounts and premiums, net                                       (156,214)      (87,821)            -
      Stock dividends on Federal Home Loan Bank stock                                                -             -       (63,200)
      Deferred income taxes                                                                    (51,000)       22,500       (23,000)
      Proceeds from sales of loans held for sale                                             9,456,140    40,661,793    36,885,357
      Originations of loans held for sale                                                   (9,674,879)  (37,353,175)  (37,784,414)
      Gain on sale of loans held for sale, net                                                (121,291)     (621,048)     (597,334)
      Change in accrued interest receivable                                                   (157,357)      (14,982)      172,072
      Change in accrued interest payable                                                       192,567       (54,907)     (236,952)
      Change in cash surrender value of life insurance                                         (41,363)      (43,148)      (48,659)
      Loss on sale of branches                                                                       -             -        18,580
      (Gain) loss on sale of real estate, net                                                 (123,839)     (261,131)       44,150
      Securities (gains) losses, net                                                            (6,101)      138,525          0.00
      Other, net                                                                               (63,917)      160,017       (92,336)
                                                                                          ------------- ------------- -------------
        Net cash provided (used) by operating activities                                      (518,923)    3,528,540      (918,155)
                                                                                          ------------- ------------- -------------

Cash flows from investing activities:
  Net change in loans receivable                                                           (10,241,312)      511,047     8,211,013
  Purchases of securities available for sale                                                  (905,111)            -             -
  Proceeds from sale of securities available for sale                                          490,167             -             -
  Principal collected on securities available for sale                                          14,371             -             -
  Purchases of mortgage-backed securities held to maturity                                  (2,014,434)            -             -
  Principal collected on mortgage-backed securities held to maturity                           331,504       455,064       528,724
  Purchases of investment securities held to maturity                                       (3,462,131)  (19,932,528)   (5,500,000)
  Proceeds from maturities of investment securities held to maturity                         5,420,000     2,910,000         5,000
  Proceeds from sales of mutual fund investments                                                     -    13,461,475             -
  Purchases of premises and equipment, net                                                  (1,141,067)     (438,437)     (148,159)
  Proceeds from redemption of FHLB stock                                                       155,000             -             -
  Proceeds from sale of real estate                                                            177,959       403,342       315,629
  Proceeds from sale of branches:
    Loans receivable                                                                                 -             -     8,990,352
    Accrued interest receivable                                                                      -             -        65,257
    Premises and equipment                                                                           -             -       484,000
    Other                                                                                            -             -       616,000
                                                                                          ------------- ------------- -------------
        Net cash provided (used) by investing activities                                   (11,175,054)   (2,630,037)   13,567,816
                                                                                          ------------- ------------- -------------

Cash flows from financing activities:
    Net change in deposits                                                                   5,589,065    (2,368,373)   (4,653,713)
    Proceeds from Federal Home Loan Bank advances                                           13,696,911     5,000,000     7,000,000
    Repayment of Federal Home Loan Bank advances                                           (10,105,797)   (5,000,000)   (9,000,000)
    Change in advance payments by borrowers for taxes and insurance                             86,346      (105,780)       47,145
    Proceeds from issuance of common stock                                                           -     4,588,821             -
    ESOP and Management Recognition Plans                                                            -      (600,300)            -
    Dividends paid on common stock                                                             (46,821)            -             -
    Other, net                                                                                  30,020             -             -
    Liabilities transferred in sale of branches:
      Deposits                                                                                       -             -   (23,118,755)
      Advance payments by borrowers for taxes and insurance                                          -             -      (294,057)
      Accrued interest payable                                                                       -             -      (275,099)
                                                                                          ------------- ------------- -------------
        Net cash provided (used) by financing activities                                     9,249,724     1,514,368   (30,294,479)
                                                                                          ------------- ------------- -------------

Net change in cash and cash equivalents                                                     (2,444,253)    2,412,871  (17,644,818)

Cash and cash equivalents at beginning of year                                               3,532,024     1,119,153    18,763,971

                                                                                          ------------- ------------- -------------
Cash and cash equivalents at end of year                                                  $  1,087,771     3,532,024     1,119,153
                                                                                          ============= ============= =============

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                              $  2,106,906     1,892,515     3,218,880
    Income taxes                                                                               127,467       227,798       404,201
  Non-cash investing activities:
    Transfer of loans to real estate                                                      $    123,582        50,846         4,000
    Transfer of real estate to loans                                                           196,728        80,173     1,989,403

See accompanying notes to consolidated financial statements.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1995, 1994 AND 1993

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION   The consolidated financial statements include the
     accounts of Northwestern Financial Corp. (the "Company"), its wholly-owned subsidiary, Northwestern Savings Bank F.S.B. (the "Bank"), and all of the Bank's wholly-owned subsidiary entities. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

     MATERIAL ESTIMATES   In preparing the consolidated financial statements,
     management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

     While management believes that the allowances for losses on loans and real estate are adequate and uses available information to recognize losses on loans and real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate and may require additions to the allowances based on their judgment about information available to them at the time of their examination.

     CHANGE IN METHOD OF ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY
     SECURITIES   In May 1993, the Financial Accounting Standards Board ("FASB")
     issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted SFAS No. 115 effective July 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting method. Under the provisions of SFAS No. 115, debt securities that the Company has both the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale, if any, are reported as a component of stockholders' equity, net of deferred income taxes. Unrealized holding gains and losses on securities classified as trading are reported in the results of operations. Prior to July 1, 1994, debt and equity securities were either classified as investments or mortgage-backed securities and carried at amortized cost or lower of cost or market.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     SECURITIES AVAILABLE FOR SALE Mortgage-backed securities classified as available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates. Prior to the adoption of SFAS No. 115, marketable equity securities were carried at the lower of cost or market. When market value was lower than cost, a valuation allowance was established by a charge against stockholders' equity.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY Investment and mortgage-backed securities held to maturity are carried at amortized cost as management has the intent and ability to hold them to maturity. If a decline in market value is determined to be other than a temporary decline, a loss in the value of the investment is recognized. Premiums and discounts are amortized using the interest method over the term of the securities.

     LOANS HELD FOR SALE Residential real estate loans held for sale are carried at the lower of aggregate cost or estimated market value. Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans held for sale are recognized at settlement dates. Gains and losses include the difference between sales proceeds and the carrying value of the mortgage loans. Net fees and costs associated with originating loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale.

     In addition to the sale of residential real estate loans, the Company, to a lesser extent, sells loans or participations in multifamily loans when the loan commitment to the borrower exceeds the Company's loans to one borrowers limitation or its loan portfolio goals and objectives. Gains and losses on the sale of multifamily real estate loans or participations therein, are determined on a specific identification basis and such gains or losses are recognized on the loan closing date. Related net fees and costs associated with originating such loans are included in the basis for determining the gain or loss on sales of such loans.

     LOANS Loans are considered long-term investments and, accordingly, are carried at amortized cost. Loan origination fees received, net of certain loan origination costs, on loans are deferred as an adjustment to the carrying value of the related loans, and are amortized into income using the interest method over the estimated life of the loans.

     The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. The provision for loan losses is based on management's periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, general economic conditions, loan portfolio composition, appraisals of collateral and historical experience. Loans are charged off to the extent they are deemed to be uncollectible.

     Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a non-accrual basis, unpaid interest previously accrued is reversed from

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     income. Interest is subsequently recognized as income to the extent cash is received when, in management's judgment, principal is collectible.

     REAL ESTATE Real estate owned or expected to be acquired through foreclosure is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to real estate. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized through the allowance for real estate losses. Real estate developed and held for sale is carried at lower of cost less accumulated depreciation or net realizable value.

     After acquisition, costs of capital improvements made to facilitate sale are capitalized as incurred. Costs of holding properties incurred after the redemption period are expensed currently. The carrying value of individual properties is periodically evaluated and reduced to the extent cost exceeds estimated fair market value net of estimated selling costs. Gains or losses on the sales of such real estate are recorded at the time of closing.

     The allowance for real estate losses is based on management's periodic analysis of real estate holdings. In this analysis, management considers factors including, but not limited to, general economic and market conditions, geographic location, the composition and appraisals of the real estate holdings and property conditions.

     PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated on a straight-line basis over the estimated useful lives.

     INCOME TAXES In February 1992, FASB issued SFAS No. 109, "Accounting for Income Taxes." The Company elected to apply the provisions of SFAS No. 109 prospectively beginning July 1, 1993. Prior to adopting SFAS No. 109, the Company accounted for income taxes in accordance with Accounting Principles Board Opinion ("APB") No. 11, "Accounting for Income Taxes," and APB No. 23, "Accounting for Income Taxes Special Areas." SFAS No. 109 required a change from the deferred method of APB No. 11 to the asset and liability method of accounting for income taxes.

     Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the initial application of SFAS No. 109 increased net income in fiscal 1994 by $325,000.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     CASH EQUIVALENTS For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities less than three months to be cash equivalents.

     EARNINGS PER SHARE   Earnings per share for fiscal 1995 were calculated
     based upon weighted average number of common and common equivalent shares outstanding during the year of 480,671. The earnings per share for fiscal 1994 were computed by dividing earnings ($176,719) from the date of conversion, December 31, 1993, to the end of the year, June 30, 1994 by weighted average common and common equivalent shares (476,669) outstanding. Earnings per share for the year ended June 30, 1994 amounted to $1.84 on a pro forma basis using the same number of common and common equivalent shares outstanding. This computation does not reflect the pro forma effects of the investment income that would have been earned had the net proceeds from the stock offering been received at the beginning of the year. Earnings per share amounts have not been presented for the year ended June 30, 1993, which was prior to the stock conversion.

     RECLASSIFICATIONS Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

(2)  SECURITIES AVAILABLE FOR SALE

     Securities available for sale consist of the following at June 30, 1995:

                                             Gross          Gross
                          Amortized     unrealized     unrealized          Fair
                               cost          gains         losses         value
- -------------------------------------------------------------------------------
   FNMA                $    318,460            728           -          319,188
   GNMA                      89,310          5,824           -           95,134
                       ------------       --------     -----------   ----------
                       $    407,770          6,552           -          414,322
                       ============       ========     ===========   ==========

     Accrued interest receivable on securities available for sale was $2,003 at June 30, 1995.

     Proceeds from sale of securities available for sale totaled $490,167 during fiscal 1995 with gross gains and losses of $6,101 and $0, respectively, recognized during the year. There were no sales of securities available for sale during fiscal 1994 and 1993.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



(3)  INVESTMENT SECURITIES HELD TO MATURITY

     Investment securities held to maturity consisted of the following at June
     30:

                                                                  Gross           Gross
                                              Amortized      unrealized      unrealized            Fair
                                                   cost           gains            loss           value
     --------------------------------------------------------------------------------------------------
     1995:
        U. S. Government securities
           and agency obligations         $   7,122,104           7,579         (27,370)      7,102,313
        Industrial revenue bond                 470,000             -              -            470,000
        Other                                    10,381             -              -             10,381
                                          -------------         -------       ----------     ----------
                                          $   7,602,485           7,579         (27,370)      7,582,694
                                          =============         =======       ==========     ==========

                                                                  Gross           Gross
                                              Amortized      unrealized      unrealized            Fair
                                                   cost           gains          losses           value
     --------------------------------------------------------------------------------------------------
     1994:
        U.S. Government securities
          and agency obligations          $   6,115,271            -            (71,053)      6,044,218
        Commercial paper and
          bankers acceptances                 2,864,271            -             (5,491)      2,858,780
        Industrial revenue bond                 480,000            -                -           480,000
        Other                                    10,000            -                -            10,000
                                         --------------        ----------     ---------      ----------
                                          $   9,469,542            -            (76,544)      9,392,998
                                         ==============        ==========     =========      ==========

     Proceeds from the sales of mutual fund investments held to maturity during fiscal 1994 were $13,461,475. The gross realized gains and losses recognized on sales of mutual fund investments during fiscal 1994 were $13,283 and $151,808, respectively.

     There were no sales of investment securities held to maturity during fiscal 1995 and 1993.

     The amortized cost and fair value of investment securities held to maturity at June 30, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                               Amortized           Fair
                                                                                    cost          value
- -------------------------------------------------------------------------------------------------------
     Due in one year or less                                                   4,700,863      4,691,259
     Due after one year through five years                                     2,431,622      2,421,435
     Due after 10 years                                                          470,000        470,000
                                                                            ------------      ---------
                                                                            $  7,602,485      7,582,694
                                                                            ============      =========

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     The industrial revenue bond owned at June 30, 1995 and 1994 is scheduled to mature on July 1, 2015. The issuer, however, has the option to call the industrial revenue bond or any portion thereof in principal amounts of $5,000, or any integral multiple thereof, on an annual basis until the scheduled maturity. The issuer also has the option to redeem the bond in whole or in part beginning July 1, 2000.

     Accrued interest receivable on investment securities held to maturity was $190,104 and $119,496 at June 30, 1995 and 1994, respectively.

(4)  MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     Mortgage-backed securities held to maturity consisted of the following at June 30:

                                         1995                      1994
                                --------------------       --------------------
                                Carrying        Fair       Carrying        Fair
                                   Value       Value          Value       Value
     --------------------------------------------------------------------------
     FHLMC                    $   74,018      75,382        380,444     382,813
     GNMA                      1,989,678   2,037,436            -           -
                              ----------   ---------        -------     -------
                              $2,063,696   2,112,818        380,444     382,813
                              ==========   =========        =======     =======

     At June 30, 1995 and 1994, the Bank's mortgage-backed securities held to maturity portfolio had gross unrealized gains of $49,122 and $2,369, respectively, and there were no gross unrealized losses. There were no sales of mortgage-backed securities held to maturity during fiscal 1995, 1994 and 1993.

     Accrued interest receivable on mortgage-backed securities held to maturity was $12,153 and $4,438 at June 30, 1995 and 1994, respectively.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



(5)  LOANS  RECEIVABLE


     Loans receivable consisted of the following at June 30:

                                                            1995        1994
     -----------------------------------------------------------------------
     Residential real estate loans:
       Loans held for sale                          $    784,930     444,900
       Construction loans                                630,000     252,300
       Insured or guaranteed loans                       461,654     666,794
       Conventional loans                             14,835,437  11,921,853
                                                    ------------  ----------
                                                      16,712,021  13,285,847
                                                    ============  ==========
     Multifamily real estate loans:
       Construction                                    5,176,000     475,000
       Permanent                                      17,346,983  14,095,387
                                                    ------------  ----------
                                                      22,522,983  14,570,387
                                                    ============  ==========

     Commercial real estate loans:
       Construction                                      520,000       -
       Permanent                                       7,761,383   8,418,474
                                                    ------------  ----------
                                                       8,281,383   8,418,474
                                                    ============  ==========

     Commercial leases and loans                       1,955,535     831,712

     Consumer loans                                    2,320,253   1,634,538
                                                    ------------  ----------
                                                      51,792,175  38,740,958
     Less:
       Loans in process                                2,480,199    238,205
       Deferred fees and discounts                       336,876     246,357
       Allowance for loan losses                         850,054     851,109
                                                    ------------  ----------
                                                    $ 48,125,046  37,405,287
                                                    ============  ==========

     Weighted average contractual interest rate             8.14%       7.79%
                                                    ============  ==========

     Commitments to originate loans                 $    410,245     523,978
                                                    ============  ==========

     Included in total commitments to originate loans are commitments to originate fixed rate loans aggregating $168,612 and $334,378 as of June 30, 1995 and 1994, respectively. The interest rates on these commitments ranged from 6.95% to 7.87% at June 30, 1995 and from 7.65% to 9.00% at June 30,
     1994. At June 30, 1995, the Company also had commitments to purchase a participation interest in a multifamily project of $482,000 and a package of individual commercial leases of $250,000.

     At June 30, 1995 and 1994, loans on non-accrual status totaled $35,996 and $10,000, respectively.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     Had the loans performed in accordance with their original terms throughout fiscal 1995, the Company would have recorded gross interest income of $3,826 for these loans. Interest income of $2,069 has been recorded on these loans for the year ended June 30, 1995.

     Included in loans at June 30, 1995 and 1994 is a loan with an outstanding balance of $513,882 and $517,879, respectively, with terms that have been modified in troubled debt restructuring. Such restructuring resulted in recognition of $66,500 of previously unrecorded interest income in fiscal 1994. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or non-accrual at June 30, 1995.

     Accrued interest on loans receivable was $320,607 and $247,630 at June 30, 1995 and 1994, respectively.

     The aggregate amount of loans to directors, director emeritus and executive officers of the Company was $167,387, $226,383 and $211,717 at June 30, 1995, 1994 and 1993, respectively. Activity with respect to these loans during fiscal 1995 and 1994 included net repayments and net originations of $58,996 and $14,666, respectively. Such loans were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, and in the opinion of management do not represent more than a normal risk of collection.

     The Company's loan portfolio consists primarily of loans secured by residential, multifamily and commercial real estate made primarily to customers who live in Minnesota or North Dakota. At June 30, 1995 and 1994, loans aggregating approximately $13.8 million and $12.6 million, respectively, were secured by residential and commercial real estate in Arizona.

     At June 30, 1995, 1994 and 1993, the Company was servicing loans for others with an aggregate unpaid principal balance of approximately $18.1 million, $17.6 million and $21.3 million, respectively.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



(6)  ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES

     Activity in the allowance for losses is summarized as follows:

                                                               Real
                                                  Loans      estate       Total
     --------------------------------------------------------------------------
     Balance June 30, 1992                   $  863,822     432,460   1,296,282
        Provision for losses                       -          7,500       7,500
        Charge-offs                             (15,850)   (330,460)   (346,310)
        Recoveries                                1,993        -          1,993
                                             ----------    ---------   --------
     Balance June 30, 1993                      849,965     109,500     959,465
        Provision for losses                     12,000        -         12,000
        Charge-offs                             (14,288)    (87,500)   (101,788)
        Recoveries                                3,432        -          3,432
                                             ----------    --------   ---------
     Balance June 30, 1994                      851,109      22,000     873,109
        Provision for losses                       -           -           -
        Charge-offs                              (3,458)       -         (3,458)
        Recoveries                                2,403        -          2,403
                                             ----------    --------   ---------
     Balance June 30, 1995                   $  850,054      22,000     872,054
                                             ==========   =========   =========

(7)  REAL ESTATE

     Real estate consisted of the following at June 30:

                                                               1995        1994
     --------------------------------------------------------------------------
     Real estate developed and held for sale            $    86,889     201,286
     Less allowances for real estate losses                  22,000      22,000
                                                        -----------   ---------
                                                        $    64,889     179,286
                                                        ===========   =========

(8)  PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at June 30:

                                                              1995         1994
     --------------------------------------------------------------------------
     Land and improvement                             $    454,688      172,104
     Office buildings                                    2,330,982    1,393,397
     Furniture and equipment                               710,633      551,333
     Automobiles                                            40,111       40,111
     Construction-in-progress                                 -         345,750
                                                      ------------    ---------
                                                         3,536,414    2,502,695
     Less accumulated depreciation                       1,099,169    1,064,044
                                                      ------------   ----------
                                                      $  2,437,245    1,438,651
                                                      ============   ==========

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



(9)  CASH SURRENDER VALUE OF LIFE INSURANCE

     During 1987, the Bank purchased life insurance policies on certain key executive officers and directors of the Bank (the "Insured") for a one-time interest-earning deposit of $735,000 and a fee of $15,000. Upon the death of the Insured, the Bank will receive the proceeds from the life insurance policy. In connection with the life insurance policies, the Bank entered into death benefit agreements with the Insureds, whereby if certain eligibility requirements are met upon the death of the Insured, the Bank will provide the surviving spouse or in certain cases the beneficiary, a defined death benefit.

(10) DEPOSITS

     Deposits consisted of the following at June 30:

                                                  1995                                                 1994
                              -------------------------------------------     -------------------------------------------------
                              Weighted                            Percent     Weighted                                  Percent
                               average                                 of      average                                       of
                                  rate            Amount            total         rate                 Amount             total
- -------------------------------------------------------------------------------------------------------------------------------
Checking:
     Non-interest-bearing         0.00%    $   1,100,052              2.2%        0.00%          $     512,671              1.1%
     Interest-bearing             2.47         2,980,872              6.0         2.61               3,548,444              8.1
                                           -------------           ------                        -------------           ------
                                  1.81         4,080,924              8.2         2.28               4,061,115              9.2
                                           -------------           ------                        -------------           ------
Passbook & Statement              2.25         5,134,985             10.4         2.10               6,470,283             14.7
                                           -------------           ------                        -------------           ------
Certificate accounts:
     3.01% to 4.00%                                -                                                13,665,964
     4.01% to 5.00%                            3,665,481                                            13,279,084
     5.01% to 6.00%                           12,440,594                                             2,878,210
     6.01% to 7.00%                           19,670,883                                             1,521,588
     7.01% to 8.00%                            4,576,836                                             1,498,084
     8.01% to 9.00%                                -                                                   506,310
     9.01% to 10.00%                               -                                                   100,000
                                           -------------                                         -------------
                                  6.27        40,353,794             81.4         4.57              33,449,240             76.1
                                           -------------           ------                        -------------           ------
                                  5.49    $   49,569,703            100.0%        4.00           $  43,980,638            100.0%
                                          ==============           ======                        =============           ======

     At June 30, 1995 and 1994, the Bank had $4,637,436 and $3,579,315,
     respectively, of deposit accounts with balances at $100,000 or more.

                  NORTHWESTERN FINANCIAL CORP, AND SUBSIDIARY



     Certificates had the following maturities at June 30:

                                              1995                           1994
                                    ------------------------     ---------------------------
                                                    Weighted                        Weighted
                                                     average                         average
                                          Amount        rate           Amount           rate
     ---------------------------------------------------------------------------------------
     0-3 months                     $  9,430,350        5.79%    $  9,166,612           4.04%
     4-6 months                        8,153,191        6.13        7,507,337           4.52
     7-12 months                      13,383,135        6.43       10,823,264           4.65
     13-24 months                      2,588,068        6.04        3,979,002           5.52
     25-36 months                      3,274,152        6.65        1,086,227           4.98
     37-48 months                      3,524,898        7.10          886,798           4.76
                                    ------------                -------------
                                    $ 40,353,794        6.27    $  33,449,240           4.57
                                    ============                =============

     Interest expense on deposits is summarized as follows for the years ended June 30:

                                                       1995             1994            1993
     ---------------------------------------------------------------------------------------
     Checking                                  $     86,503          103,734         191,199
     Passbook                                       129,741          146,917         255,531
     Certificates                                 1,953,636        1,581,672       2,447,097
                                               ------------      -----------     -----------
                                               $  2,169,880        1,832,323       2,893,827
                                               ============      ===========     ===========

     The Bank, as a member of the Federal Home Loan Bank system, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 5% of its deposit accounts and other obligations due within one year. The Bank has met these requirements as of June 30, 1995.

(11) FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank ("FHLB") advances consisted of the following at June 30, 1995:

                                                                                    Weighted
                                                   Fiscal year                       average
                                                   of maturity          Amount          rate
     ---------------------------------------------------------------------------------------
     Open line of credit                                  1996     $ 3,098,198          6.55%
     Mortgage-matched advances                       1996-2010         494,203          8.19
                                                                   -----------
                                                                   $ 3,592,401          6.78
                                                                   ===========

     The Company's open line of credit arrangement with the FHLB of Des Moines provides an alternative source of funds in which the Company may initiate borrowings of up to $7 million.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     The open line of credit has no stated date of maturity and the rate of interest paid varies daily based on the FHLB's short-term investment return. The mortgage matched advance is a fixed-rate advance with monthly payments of principal and interest. At the Company's option, such advance may be prepaid in whole or in part beginning February 1, 1996 without incurring a prepayment penalty.

     Advances from the FHLB are secured by FHLB stock owned by the Company. In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150% of advances, commitments and open line of credit.

(12) INCOME TAXES

     Federal and state income tax expense (benefit) is as follows for the years ended June 30:

                                                                    1995         1994       1993
     --------------------------------------------------------------------------------------------
     Current:
       Federal                                                $      200      342,100    292,950
       State                                                         100       50,000     52,000
                                                              ----------      -------    -------
          Total current                                              300      392,100    344,950
                                                              ----------      -------    -------
     Deferred:
       Federal                                                   (44,500)      19,600    (40,000)
       State                                                      (6,500)       2,900     17,000
                                                              ----------      -------    -------
          Total deferred                                         (51,000)      22,500    (23,000)
                                                              ----------      -------    -------
                                                              $  (50,700)     414,600    321,950
                                                              ==========      =======    =======

     The effective tax rate differs from the "expected" income tax rate, computed at the statutory federal corporate tax rate of 34% for fiscal 1995, 1994 and 1993 as follows for the years ended June 30:

                                                                    1995         1994       1993
     -------------------------------------------------------------------------------------------
     Expected income tax expense                              $   12,000      329,000    352,000
     Difference between tax and book
        provision for loan losses                                    -            -      (44,000)
     Change related to statutory base reserve                    (30,000)      10,000     36,000
     State taxes net of federal tax benefits                      (4,200)      35,000     46,000
     Increase in cash surrender value of life insurance          (14,000)     (15,000)   (17,000)
     Other                                                       (14,500)      55,600    (51,050)
                                                              ----------      -------    -------
                                                              $  (50,700)     414,600    321,950
                                                              ==========      =======    =======

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY




     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at June 30:

                                                                1995        1994
    ----------------------------------------------------------------------------
     Deferred tax assets:
       Deferred loan fees                                 $  119,754      84,884
       Allowances for loan losses                            323,021     323,421
       Bases difference for assets sold                          -        71,764
       Deferred compensation                                  15,666      18,393
       Other                                                  23,156      19,368
                                                          ----------  ----------
          Total deferred tax assets                          481,597     517,830

     Deferred tax liabilities:
       Tax bad debt reserve over base year                    74,225      77,335
       FHLB stock                                             86,070     107,345
       Employee benefit plans                                 21,820      37,830
       Premises and equipment basis differences               31,375      27,751
       Other                                                  32,107      80,069
                                                          ----------  ----------
          Total deferred tax liabilities                     245,597     330,330
                                                          ----------  ----------
            Net deferred tax asset                        $  236,000     187,500
                                                          ==========  ==========

     No valuation allowance was required as of June 30, 1995 and 1994 since the Company has paid taxes in excess of its deferred tax assets which are available for carryback.

     Timing differences in the recognition of revenue and expenses for tax and financial reporting resulted in deferred income tax expense (benefit) as follows for the years ended June 30, 1993:


     State taxes on bad debt deduction allowable for federal
       income taxes                                                   $  16,000
     Deferred gain on the sale of real estate                           (27,000)
     Loan fees and discounts                                            (28,000)
     Federal Home Loan Bank stock dividend                               24,000
     Other                                                               (8,000)
                                                                      ---------
                                                                      $ (23,000)
                                                                      =========

(13) EMPLOYEE BENEFITS

     401(K) PROFIT SHARING PLAN In January 1993, the Bank established a defined contribution savings plan designed to qualify under Section 401(a) and 401(k) of the Code (the "Savings Plan"). An employee is eligible to participate in the Savings Plan on the first January 1 or July 1 on or after having attained age 21 and completing one year of service from the date of hire. Participants may elect to contribute up to 10% of their base salary and receive a 50% matching contribution from the Bank for up to 2.5% of salary. In addition, the Bank may make discretionary contributions to the Savings Plan. Participants are at all times 100% vested in their contributions and the Bank's

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     matching contribution to the Savings Plan and any earnings thereon, and become 100% vested in the Bank's discretionary contributions to the Savings Plan and any earnings thereon upon retirement at or after age 65 or death, or otherwise upon completion of six years of service (20% each for years two through six). The Bank's contributions to the Savings Plan are expensed when made. The Bank's contribution to the Savings Plan was $15,952, $18,806 and $9,465 in fiscal 1995, 1994 and 1993, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN In December 1993 the Company established an Employee Stock Ownership Plan (the "ESOP") in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. The ESOP borrowed $400,200 from the Company and purchased 40,020 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate of 1% over prime and requires annual principal and interest payments. The Company has committed to make annual contributions to the ESOP necessary to repay the loan including interest.

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Statements of Financial Condition. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are used to pay debt servicing costs. Compensation expense for the ESOP was $47,044 and $22,511 in fiscal 1995 and 1994, respectively. The ESOP shares were as follows at June 30:

                                                                   1995     1994
     ---------------------------------------------------------------------------
     Allocated shares                                            4,002       -
     Shares ratably released for allocation                      2,001     2,001
     Unreleased shares                                          34,017    38,019
                                                              --------  --------
     Total ESOP shares                                          40,020    40,020
                                                              ========  ========

     Fair value of unreleased shares at June 30,              $408,204   427,714
                                                              ========  ========

     MANAGEMENT RECOGNITION PLANS The Company adopted two Management Recognition Plans (the "MRPs") in December 1993 in connection with the stock conversion. The plans provide for the grant of shares of stock to eligible directors and officers in the form of restricted stock, which vest over a three-year period at the rate of 33 1/3% per year. Under the plans, 20,010 shares of restricted stock were granted. Compensation expense for the MRPs in fiscal 1995 and 1994 was $66,702 and $33,348, respectively.

     STOCK OPTION PLAN The Company adopted a stock option plan in December 1993 in connection with the stock conversion. The plan provides for the granting of options for the purpose of

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     attracting and retaining key personnel and to facilitate their purchase of a stock interest in the Company. Options on 50,025 shares were granted at an exercise price of $10.00 per share. The options become exercisable upon grant. If unused, the options expire December 30, 2003. The following is a summary of activity in the plan:

                                                           Option
                                                           shares       Price
     ------------------------------------------------------------------------
     December 31, 1993                                     50,025      $10.00
       Exercised                                              -           -
       Granted                                                -           -
       Canceled                                               -           -
                                                           ------
     June 30, 1994                                         50,025       10.00
       Exercised                                           (3,002)      10.00
       Granted                                                -           -
       Canceled                                               -           -
                                                           ------
     June 30, 1995                                         47,023      $10.00
                                                           ======

(14) BRANCH SALES

     On January 2, 1993 and December 31, 1992, the Company consummated a purchase and assumption agreement with another financial institution whereby the other institution purchased substantially all of the assets and assumed the deposit liabilities of the Company's branches in Bismarck and Mandan, North Dakota, respectively. As a result of the branch sales, the Company incurred a loss of $18,580. The proceeds received and liabilities transferred in the sale of the branches are summarized as follows:

                                     Assets
     ------------------------------------------------------------------------
     Loans receivable                                            $  8,990,352
     Accrued interest receivable                                       65,257
     Premises and equipment                                           484,000
     Other                                                            616,000
                                                                 ------------
                                                                 $ 10,155,609
                                                                 ============

                                  Liabilities
     ------------------------------------------------------------------------

     Deposits                                                    $ 23,118,755
     Advance payments by borrowers for taxes and insurance            294,057
     Accrued interest payable                                         275,099
                                                                 ------------
                                                                 $ 23,687,911
                                                                 ============

(15) STOCKHOLDERS' EQUITY

     STOCK CONVERSION On August 17, 1993, the board of directors of the Bank adopted a plan of conversion whereby the Bank would be converted from a federal mutual savings bank to a federal stock savings bank. The conversion was completed on December 31, 1993 with the issuance of

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     508,238 shares of the Company's common stock at a price of $10.00 per share. Total proceeds from the conversion of $4,588,821, net of costs relating to the conversion of $493,559, have been recorded as common stock and additional paid-in capital. The Company received all of the capital stock of the Bank in exchange for 50% of the net proceeds received in the conversion.

     The Company's articles of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, which may be issued with certain rights and preferences. As of June 30, 1995, no preferred stock has been issued.

     In order to grant a priority to eligible account holders in the event of future liquidation, the Bank, at the time of conversion, established a liquidation account equal to its regulatory capital as of March 31, 1993. In the event of future liquidation of the Bank, an eligible account holder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balance.

     TREASURY STOCK On January 24, 1995, the Board of Directors of the Company authorized the repurchase of up to 25,400 shares of the Company's stock which represent approximately 5% of the outstanding stock at December 31, 1994. The repurchased shares will be held as treasury stock and will be available for issuance upon the exercise of outstanding stock options and for other corporate purposes. As of June 30, 1995, the Company has not purchased any stock under the stock repurchase program.

     REGULATORY CAPITAL REQUIREMENTS Federal savings institutions are required to satisfy three capital requirements: (i) a requirement that "tangible capital" equal or exceed 1.5% of adjusted total assets, (ii) a requirement that "core capital" equal or exceed 3% of adjusted total assets, and (iii) a requirement that "risk-based capital" equal or exceed 8% of risk-weighted assets. With certain exceptions, all three capital standards must generally conform to, and be no less stringent than, the capital standards published by the Comptroller of the Currency for national banks. At June 30, 1995, the Bank exceeded each of the three capital requirements.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY




     The following is a summary of the Bank's regulatory capital position at June 30, 1995 (unaudited and in thousands):


                                          Actual             Requirement           Excess
                                     -----------------    -----------------   -----------------
                                      Amount   Percent     Amount   Percent    Amount   Percent
                                     -------   -------    -------   -------   -------   -------
Bank's stockholder's
  equity                             $ 6,697
Adjustment for unrealized
  gains on certain securities
  available for sale, net                 (4)
                                     -------
Tangible capital                     $ 6,693     10.50%   $   956      1.50%  $ 5,737      9.00%
                                     -------     =====    =======      ====   =======      ====

Core Capital                         $ 6,693     10.50%   $ 1,912      3.00%  $ 4,781      7.50%
                                     -------     =====    =======      ====   =======      ====

Plus allowable portion of
  general allowance
  for loan losses                        477
Less adjustment for
  equity investment in
  real property                          (65)
                                     -------
Risk-based capital                   $ 7,105     18.78%   $ 3,027      8.00%  $ 4,078     10.78%
                                     =======     =====    =======      ====   =======     =====

     RESTRICTED RETAINED EARNINGS The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date during the current calendar year plus the amount that would reduce by one-half the Bank's surplus capital ratio at the beginning of the calendar year without prior OTS approval. Additional limitation on dividends declared or paid on, or repurchases of, the Bank's capital stock are tied to the Bank's level of compliance with its regulatory capital requirements.

     Retained earnings at June 30, 1995 includes approximately $969,000 for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for the Bank based on the amount of earnings removed at current tax rates.

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees on certain loans sold with recourse. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



     amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement by the Bank.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

     The contract or notional amount of these financial instruments is as follows at June 30, (in thousands):

                                                                                 1995      1994
     ------------------------------------------------------------------------------------------
     Financial instruments whose contract amount represents credit risk:
        Commitments to extend credit                                          $ 5,102     1,628
        VA loans serviced with partial recourse                                   300       402
                                                                              -------    ------
                                                                              $ 5,402     2,030
                                                                              =======    ======

     Commitments to extend credit are agreements to lend to a customer or purchase loans, or participating interest therein, from a third-party as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Included in commitments to extend credit are loans in process aggregating $1.2 million whereby the Company has received commitments from other financial institutions to purchase such amounts when disbursed. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on the loan type and on management's credit evaluation of the borrower. Collateral consists primarily of residential real estate and personal property.

     During the normal course of business, the Bank may sell certain loans with limited recourse provisions. In addition, the Bank services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. A significant portion of the loan is partially supported by government-sponsored insurance, private mortgage insurance or the VA partial guarantee, and all of the loans are collateralized by residential real estate.

(17) LITIGATION

     The Company is involved, from time to time, in certain legal matters in the course of its general lending business and other operations. Management, after review with its legal counsel, is of the opinion that there are no litigation matters that will have a material adverse effect on the Company's financial condition or results of operations.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDARY




(18) NORTHWESTERN FINANCIAL CORP.'S FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     The parent company's principal assets are its investment in the Bank, investment securities held to maturity and receivable from subsidiary. The following are the condensed statements of financial condition for the parent company only as of June 30, 1995 and 1994 and its condensed statements of operations and cash flows for the year ended June 30, 1995 and for the period from December 31, 1993 to June 30, 1994:


                                                                          At June 30,
                                                          -----------------------------------
     CONDENSED STATEMENTS OF FINANCIAL CONDITION                 1995                    1994
     ----------------------------------------------------------------------------------------
     Assets:
        Cash and due from banks                           $    34,737                  81,077
        Investment securities held to maturity              1,206,400               1,595,134
        Investment in subsidiary                            6,696,578               7,161,846
        Accrued interest receivable                            25,756                  25,564
        Receivable from subsidiary                          1,000,000                     -
        Other assets                                           87,800                  16,500
                                                          -----------             -----------
                                                          $ 9,051,271               8,880,121
                                                          ===========             ===========
     Liabilities and Stockholders' Equity:
        Accrued expenses and other liabilities            $     8,600                  24,305
        Stockholders' equity:
           Common stock                                         5,112                   5,082
           Additional paid-in capital                       4,623,254               4,586,240
           Unamortized deferred compensation                 (100,050)               (166,752)
           Unearned ESOP shares                              (340,170)               (380,190)
           Unrealized gains on securities available
             for sale, net                                      4,052                     -
           Retained earnings, subject to certain
             restrictions                                   4,850,473               4,811,436
                                                          -----------             -----------
                Total stockholders' equity                  9,042,671               8,855,816
                                                          -----------             -----------
                                                          $ 9,051,271               8,880,121
                                                          ===========             ===========

                                                           Year Ended            Period Ended
     CONDENSED STATEMENTS OF OPERATIONS                 June 30, 1995           June 30, 1994
     ----------------------------------------------------------------------------------------
     Interest income                                      $    62,458                  32,559
     Equity in earnings of subsidiary                         139,978                 901,864
     Compensation and employee benefits                      (124,831)                (58,811)
     Professional service expenses                             (6,471)                 (6,000)
     Other                                                    (16,576)                 (6,899)
                                                          -----------              ----------
        Income before income taxes                             54,558                 862,713
     Income tax expense (benefit)                             (31,300)                 16,500
                                                          -----------              ----------
        Net income                                        $    85,858                 879,213
                                                          ===========              ==========

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY



                                                                                  Year Ended      Period Ended
     CONDENSED STATEMENTS OF CASH FLOW                                         June 30, 1995     June 30, 1994
     ---------------------------------------------------------------------------------------------------------
     Cash flows from operating activities:
        Net income                                                             $      85,858          879,213
        Equity in earnings of subsidiary                                            (139,978)        (901,864)
        Dividends received from subsidiary                                           676,000              -
        Other, net                                                                   (51,038)          (1,339)
                                                                               -------------     ------------
           Net cash provided (used) by operating activities                          570,842          (23,990)
                                                                               -------------     ------------

     Cash flows from investing activity:
        Purchase investment in subsidiary                                                -         (2,294,411)
        Purchases of investment securities held to maturity                          (10,381)      (3,589,043)
        Maturities of investment securities held to maturity                         410,000          400,000
        Receivable from subsidiary                                                (1,000,000)           -
        Sale of mutual fund investment                                                   -          1,600,000
                                                                               -------------     ------------
           Net cash used by investing activities                                    (600,381)      (3,883,454)
                                                                               -------------     ------------

     Cash flows from financing activities:
        Proceeds from stock issuance                                                     -          4,588,821
        Management Recognition Plans                                                     -           (200,100)
        Employee Stock Ownership Plan                                                    -           (400,200)
        Dividends paid on common stock                                               (46,821)             -
        Other, net                                                                    30,020              -
                                                                               -------------     ------------
           Net cash provided (used) by financing activities                          (16,801)       3,988,521
                                                                               -------------     ------------

     Net change in cash and cash equivalents                                         (46,340)          81,077
     Cash and cash equivalents at beginning of period                                 81,077              -
                                                                               -------------     ------------
     Cash and cash equivalents at end of period                                $      34,737           81,077
                                                                               =============     ============

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY




(19)  BUSINESS SEGMENTS

     The following is summarized financial data for the Company's business segments:

                                                       Year Ended June 30,
                                          -------------------------------------------
                                                    1995           1994          1993
                                          -------------------------------------------
     Revenues:
       Financial institution              $    4,485,795      4,144,942     5,314,291
       Mortgage brokerage operations             253,548        767,707       724,663
       Eliminations                              (54,976)           -             -
                                          --------------      ---------     ---------
                                          $    4,684,367      4,912,649     6,038,954
                                          ==============      =========     =========

     Income before income taxes and
      cumulative effect of change in
      accounting principle:
       Financial institution              $      236,303        588,097       657,165
       Mortgage brokerage operations            (146,169)       380,716       378,624
       Eliminations                              (54,976)           -             -
                                          --------------      ---------     ---------
                                          $       35,158        968,813     1,035,789
                                          ==============      =========     =========

                                                                   At June 30,
                                                         ----------------------------
                                                                1995             1994
                                                         ----------------------------
     Identifiable assets:
       Financial institution                             $63,672,198       54,560,662
       Mortgage brokerage operations                         784,930          444,900
                                                         -----------       ----------
                                                         $64,457,128       55,005,562
                                                         ===========       ==========

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Northwestern Financial Corp.
Fargo, North Dakota:


We have audited the accompanying consolidated statements of financial condition of Northwestern Financial Corp. and subsidiary (the Company) as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northwestern Financial Corp. and subsidiary as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in fiscal 1995 and No. 109, Accounting for Income Taxes in fiscal 1994.



                                        /s/ KPMG Peat Marwick LLP
                                        ----------------------------------------

Minneapolis, Minnesota
August 11, 1995

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY

                Consolidated Statements of Financial Condition

                                  (Unaudited)

                                                          At             At
                                                       March 31,      June 30,
                                                         1996           1995
                                                     ------------   -----------
                                    Assets
Cash and due from banks                              $    100,190       97,251
Interest-bearing deposits with banks                    1,049,925      990,520
                                                     ------------   -----------
  Cash and cash equivalents                             1,150,115    1,087,771
Investment securities available for sale
  (amortized cost of $1,950,606)                        1,940,950           -
Mortgage-backed securities available for sale
  (amortized cost of $1,666,634 and $407,770)           1,691,426       414,322
Investment securities held to maturity (fair
  value of $476,021 and $7,582,694)                       476,021     7,602,485
Mortgage-backed securities held to maturity (fair
  value of $897,876 and $2,112,818)                       877,007     2,063,696
Loans receivable, net                                  58,618,841    48,125,046
Federal Home Loan Bank stock, at cost                     644,900       632,200
Real estate, net                                           40,776        64,889
Accrued interest receivable                               431,757       524,867
Premises and equipment, net                             2,325,258     2,437,245
Cash surrender value of life insurance                  1,133,456     1,080,015
Other assets                                              542,456       424,592
                                                     -------------  ------------
                                                     $ 69,872,963    64,457,128
                                                     =============  ============

                     Liabilities and Stockholders' Equity

Deposits                                             $ 52,752,475    49,569,703
Federal Home Loan Bank advances                         5,590,000     3,592,401
Advance payments by borrowers for taxes and               524,186       770,849
 insurance
Accrued interest payable                                  750,769       665,890
Accrued expenses and other liabilities                    602,968       815,614
                                                     -------------  ------------
  Total liabilities                                    60,220,398    55,414,457
                                                     -------------  ------------

Commitments and contingencies

Stockholders' equity
  Common stock, par value $.01 per
    share, 4,000,000 shares authorized;
    511,240 shares issued and outstanding                   5,112         5,112
  Additional paid-in capital                            4,636,886     4,623,254
  Unamortized deferred compensation                       (50,028)     (100,050)
  Unearned Employee Stock Ownership Plan
   (ESOP) shares                                         (310,155)     (340,170)
  Unrealized gains on securities available
   for sale, net                                            9,336         4,052
  Retained earnings, subject to certain
    restrictions                                        5,361,414     4,850,473
                                                     -------------  ------------
    Total stockholders' equity                          9,652,565     9,042,671
                                                     -------------  ------------
                                                     $ 69,872,963    64,457,128
                                                     =============  ============

See accompanying notes to consolidated financial statements.
Annual financial statements are subject to audit.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY
                     Consolidated Statements of Operations
                                  (Unaudited)

                                                                          Three Months Ended        Nine Months Ended
                                                                               March 31,                 March 31,
                                                                       -------------------------  -----------------------
                                                                            1996        1995          1996        1995
                                                                       ------------  -----------  -----------  ----------
Interest income:
  Loans receivable                                                    $  1,208,024      863,895    3,426,853    2,391,930
  Investment securities                                                     40,124      138,202      190,783      446,929
  Mortgage-backed securities                                                44,709       44,722      130,103       69,671
  Cash equivalents                                                          41,461        6,790       81,838       26,683
  Other                                                                     10,853       10,912       34,755       44,210
                                                                       ------------  -----------  -----------  ----------
     Total interest income                                               1,345,171    1,064,521    3,864,332    2,979,423
                                                                       ------------  -----------  -----------  ----------

Interest expense:
  Deposits                                                                 687,925      561,525    2,068,325    1,515,127
  Federal Home Loan Bank advances                                           86,684       60,592      189,297       69,661
                                                                       ------------  -----------  -----------  ----------
     Total interest expense                                                774,609      622,117    2,257,622    1,584,788
                                                                       ------------  -----------  -----------  ----------

     Net interest income                                                   570,562      442,404    1,606,710    1,394,635
  Provision for loan losses                                                    -            -            -            -
                                                                       ------------  -----------  -----------  ----------
     Net interest income after provision for loan losses                   570,562      442,404    1,606,710    1,394,635
                                                                       ------------  -----------  -----------  ----------
Non-interest income:
  Gain on sale of loans held for sale, net                                  57,819       14,883      184,363       58,450
  Fees and service charges                                                  52,527       49,866      156,685      150,052
  Rental income                                                              7,066        7,066       19,917       15,249
  Securities gains, net                                                        -          6,101          -          6,101
  Gain on sale of real estate, net                                             307       68,900       28,507      104,801
  Other                                                                     25,201       16,639      118,767       66,539
                                                                       ------------  -----------  -----------  ----------
     Total non-interest income                                             142,920      163,455      508,239      401,192
                                                                       ------------  -----------  -----------  ----------

Non-interest expense:
  Compensation and employee benefits                                       307,460      285,149      898,005      904,693
  Real estate owned expenses                                                 2,950        5,845        7,395       20,205
  Occupancy and equipment                                                  100,670       85,427      267,611      210,005
  Federal deposit insurance premiums                                        29,631       25,299       86,399       79,419
  Data processing                                                           38,055       40,624      110,410      102,907
  Advertising                                                               17,857       35,011       73,492       92,989
  Professional service expenses                                             98,780       43,030      177,228      143,465
  Other                                                                     64,941       59,677      200,468      221,546
                                                                       ------------  -----------  -----------  ----------
     Total non-interest expense                                            660,344      580,062    1,821,008    1,775,229
                                                                       ------------  -----------  -----------  ----------

     Income before income taxes                                             53,138       25,797      293,941       20,598
  Income tax expense (benefit)                                            (195,900)       9,400     (217,000)       7,900
                                                                       ------------  -----------  -----------  ----------
     Net income                                                       $    249,038       16,397      510,941       12,698
                                                                       ============  ===========  ===========  ==========

     Earnings per share                                               $       0.50         0.03         1.04         0.03
                                                                       ============  ===========  ===========  ==========

See accompanying notes to consolidated financial statements.
Annual financial statements are subject to audit.

                 NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity
                                  (Unaudited)

                                                                                        Unrealized
                                                              Unamortized                 Gains on
                                                   Additional  Deferred    Unearned     Securities
                                           Common     Paid-in   Compen-        ESOP      Available   Retained
                                            Stock     Capital    sation      Shares  for Sale, Net   Earnings       Total
- --------------------------------------------------------------------------------------------------------------------------
Balance June 30, 1994                  $    5,082   4,586,240  (166,752)  (380,190)            -    4,811,436   8,855,816

  Net income                                  -           -         -          -               -       85,858      85,858

  Dividends on common stock                   -           -         -          -               -      (46,821)    (46,821)

  Exercise of stock options for 3,002
   shares of common stock                      30      29,990       -          -               -          -        30,020

  Amortization of deferred compensation       -           -      66,702        -               -          -        66,702

  Release of ESOP shares                      -         7,024       -       40,020             -          -        47,044

  Change in unrealized gains on
   securities available for sale, net         -           -         -          -             4,052        -         4,052
                                        ---------- ----------- --------- ---------- --------------- ---------- -----------

Balance June 30, 1995                       5,112   4,623,254  (100,050)  (340,170)          4,052  4,850,473   9,042,671

  Net income                                  -           -         -          -               -      510,941     510,941

  Amortization of deferred compensation       -           -      50,022        -               -          -        50,022

  Release of ESOP shares                      -        13,632       -       30,015             -          -        43,647

  Change in unrealized gains on
   securities available for sale, net         -           -         -          -             5,284        -         5,284
                                        ---------- ----------- --------- ---------- --------------- ---------- -----------

Balance March 31, 1996                 $    5,112   4,636,886   (50,028)  (310,155)          9,336  5,361,414   9,652,565
                                        ========== =========== ========= ========== =============== ========== ===========

See accompanying notes to consolidated financial statements.
Annual financial statements are subject to audit.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                                  Nine Months Ended
                                                                                      March 31,
                                                                           -----------------------------
                                                                                 1996           1995
- --------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                              $       510,941        12,698
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
      Depreciation of premises and equipment                                      125,274       101,371
      Amortization of fees, discounts and premiums, net                           (75,885)     (126,194)
      Stock dividends on Federal Home Loan Bank stock                             (12,700)          -
      Deferred income taxes                                                       105,400         1,000
      Proceeds from sales of loans held for sale                               14,644,879     5,823,444
      Originations of loans held for sale                                     (15,106,836)   (5,563,344)
      Gain on sale of loans held for sale, net                                   (184,363)      (58,450)
      Securities gains, net                                                           -          (6,101)
      Change in accrued interest receivable                                        93,110       (84,776)
      Change in accrued interest payable                                           84,879       109,137
      Change in cash surrender value of life insurance                            (53,441)      (31,188)
      Gain on sale of real estate, net                                            (28,507)     (104,801)
      Change in accrued expenses and other liabilities                           (227,416)     (172,555)
      Other, net                                                                 (132,895)      249,561
                                                                           ---------------  ------------
           Net cash provided (used) by operating activities                      (257,560)      149,802
                                                                           ---------------  ------------

Cash flows from investing activities:
  Net change in loans receivable                                               (9,757,338)   (7,244,726)
  Purchases of mortgage-backed securities available for sale                     (460,665)     (585,775)
  Proceeds from sale of mortgage-backed securities available for sale                 -         490,167
  Principal collected on mortgage-backed securities available for sale            169,017        11,361
  Purchases of mortgage-backed securities held to maturity                            -      (2,014,434)
  Principal collected on mortgage-backed securities held to maturity              222,920       166,610
  Purchases of investment securities held to maturity                             (11,021)   (3,462,131)
  Proceeds from maturities of investment securities held to maturity            5,215,381     2,920,000
  Purchases of premises and equipment, net                                        (13,287)   (1,136,179)
  Proceeds from redemption of FHLB stock                                              -         155,000
  Proceeds from sale of real estate, net                                           22,390       120,455
                                                                           ---------------  ------------
           Net cash used by investing activities                               (4,612,603)  (10,579,652)
                                                                           ---------------  ------------

Cash flows from financing activities:
  Net change in deposits                                                        3,182,772     3,254,630
  Proceeds from Federal Home Loan Bank advances                                 9,190,601    10,896,911
  Repayment of Federal Home Loan Bank advances                                 (7,194,203)   (6,001,435)
  Change in advance payments by borrowers for taxes and insurance                (246,663)     (174,460)
  Dividends paid on common stock                                                      -         (46,821)
  Other, net                                                                          -          30,020
                                                                           ---------------  ------------
           Net cash provided by financing activities                            4,932,507     7,958,845
                                                                           ---------------  ------------

Net change in cash and cash equivalents                                            62,344    (2,471,005)

Cash and cash equivalents at beginning of period                                1,087,771     3,532,024

                                                                           ---------------  ------------
Cash and cash equivalents at end of period                                $     1,150,115     1,061,019
                                                                           ===============  ============

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
      Interest                                                            $     2,172,743     1,475,651
      Income taxes                                                                  5,270       117,563
  Non-cash investing activities:
      Transfer of loans to real estate                                                -         123,582
      Transfer of real estate to loans                                             45,000        88,728
      Transfer of securities to available for sale from held to maturity:
        Investment securities                                                   1,942,184           -
        Mortgage-backed securities                                                964,040           -

See accompanying notes to consolidated financial statements.
Annual financial statements are subject to audit.

                  NORTHWESTERN FINANCIAL CORP. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                                  (Unaudited)

Note 1 - Northwestern Financial Corp.
- -------------------------------------

Northwestern Financial Corp. (the "Company") is an Iowa corporation formed at the direction of Northwestern Savings Bank, F.S.B. (the "Bank") to acquire all the outstanding capital stock that the Bank issued upon conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank.

Note 2 - Basis of Preparation
- -----------------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all information and notes necessary for a complete presentation of the financial statements in conformity with generally accepted accounting principles.
However, all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. The consolidated statements of operations for the three and nine months ended March 31, 1996 are not necessarily indicative of the results which may be expected for the entire year.

The material contained herein, is written with the presumption that the users of the interim financial statements have read or have access to the most recent Annual Report on Form 10-K of Northwestern Financial Corp., which contains the latest audited financial statements and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 1995 and for the year then ended.

Certain reclassifications have been made to prior period balances to conform to current period presentation.

Note 3 - Earnings Per Share
- ---------------------------

The weighted average number of common and common equivalent shares outstanding used to compute earnings per share was 499,288 and 482,309 for the three months ended March 31, 1996 and 1995, respectively and 493,410 and 478,466 for the nine months ended March 31, 1996 and 1995, respectively.

Note 4 - Regulatory Capital Requirements
- ----------------------------------------

At March 31, 1996 the Bank met each of the three minimum regulatory capital requirements.

The following table reconciles the Bank's stockholder's equity at March 31, 1996 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements:

                                        Actual              Requirement           Excess Capital
                                 ------------------   ------------------------  --------------------
                                         Percent of                Percent of             Percent of
                                 Amount  Assets(1)    Amount        Assets(1)   Amount    Assets(1)
                                 ------  ---------    ------        ---------   ------    ---------
                                                        (Dollars in Thousands)
Bank's stockholder's equity      $7,354
Adjustment for unrealized
  gains on certain securities
  available for sale, net......      (9)
                                 ------
Tangible capital                 $7,345   10.36%      $1,064          1.50%     $6,281       8.86%
                                 ------   ------      ------          -----     ------       -----
Core capital...................  $7,345   10.36%      $2,127          3.00%     $5,218       7.36%
                                 ------   ------      ------          -----     ------       -----
Plus allowable portion of
  general allowance for loan
  losses.......................     553
Less adjustment for equity
  investment in real property..      41
                                 ------
Risk-based capital.............  $7,857   17.87%      $3,518          8.00%     $4,339       9.87%
                                 ------   ------      ------          -----     ------       -----

(1) Based on the Bank's adjusted total assets for the purpose of the tangible and core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.


Note 5 - Change in Method of Accounting by Creditors for Impairment of a Loan
- -----------------------------------------------------------------------------

Effective July 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans, including all loans that are restructured in a troubled debt restructuring involving a modification of terms, be measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment is to be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and to clarify disclosure requirements. The adoption of SFAS No. 114 and SFAS No. 118 did not impact the Company's results of operations for the nine months ended March 31, 1996 or any prior period. In accordance with SFAS No. 114 and SFAS No. 118, prior period financial statements have not been restated to reflect the change in accounting method.

                                   APPENDIX A

                                                                      APPENDIX A

                      REORGANIZATION AND MERGER AGREEMENT


     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of February 13, 1996, by and among AFS FINANCIAL CORPORATION, a Minnesota corporation ("Corporation"), AMERICAN FEDERAL BANK, a Federal stock savings bank and wholly-owned subsidiary of the Corporation ("American") and AMERICAN ACQUISITION CORP., an Iowa corporation ("NewSub"), on the one hand, and NORTHWESTERN FINANCIAL CORP., an Iowa corporation ("Financial"), and NORTHWESTERN SAVINGS BANK, F.S.B., a Federal stock savings bank and wholly-owned subsidiary of Financial ("Savings"), on the other hand. For purposes herein, the Corporation, American and NewSub are collectively referred to herein as "Buyer"or "Buyers" and Financial and Savings are collectively referred to herein as "Seller" or "Sellers."

                                  BACKGROUND

     The parties have determined that it would be desirable and in their respective best interests, including the best interests of their respective shareholders, for (i) NewSub, a wholly owned subsidiary of American, to merge with and into Financial (the "Company Merger"), pursuant to which each of the issued and outstanding shares of common stock of Financial ("Financial Common Stock") shall be automatically by operation of law converted into $23.25 in cash (the "Merger Consideration") and the issued and outstanding shares of NewSub common stock shall be converted by operation of law into an equal number of newly issued shares of Financial Common Stock all of which shall be owned by American, (ii) immediately following the Company Merger, Financial shall be liquidated into American (the "Liquidation") and (iii) immediately following the Liquidation, Savings shall be merged with and into American (the "Bank Merger") in accordance with the Bank Plan of Merger attached as Exhibit A hereto.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                    THE COMPANY MERGER AND RELATED MATTERS

     1.1  The Company Merger.  At the Effective Time (as defined in Section 1.2
          ------------------
hereof), NewSub shall be merged with and into Financial pursuant to the provisions herein. The Company Merger shall be effected in accordance with any and all applicable provisions of the Iowa Business Corporation Act (the "IBCA"). Financial shall thereafter continue as the surviving corporation under the name of "Northwestern Financial Corp." Financial after the Effective Time is sometimes referred to in this Agreement as the "Surviving Corporation." At and after the Effective Time:

          (1)  The separate existence of NewSub shall cease.

          (2) The Articles of Incorporation and the Bylaws of Financial in effect immediately prior to the Company Merger shall continue as the Articles of Incorporation and Bylaws of the Surviving Corporation after the Company Merger.

          (3) The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of Financial and NewSub; and possess all and singular rights, privileges, power and franchises of each of Financial and NewSub, and possess all property, real, personal and mixed, and all debts due to either of Financial and NewSub on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of Financial and NewSub, shall be vested in the Surviving Corporation; and all property, rights, privileges, power and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of Financial and NewSub, and the title to any real estate vested by deed or otherwise, in either of Financial and NewSub, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of Financial or NewSub shall be preserved unimpaired, and all debts, liabilities and duties of Financial and NewSub shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Financial or NewSub shall be prosecuted as if the Company Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of Financial or NewSub.

     1.2  Effective Time of the Company Merger.  As soon as practicable after
          ------------------------------------
each of the conditions set forth in Article VI hereof have been satisfied or waived, NewSub and Financial will file, or cause to be filed, articles of merger with the Secretary of State of Iowa, which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the IBCA. The Company Merger shall become effective at the time the articles of merger are filed with the Secretary of State of Iowa or at such later time as is set forth in the articles of merger (the "Effective Time"), which shall be immediately following the Closing (as defined in Section 2.1) and on the same day as the Closing if practicable.

     1.3  Conversion of Shares.  The manner and basis of the conversion of the
          --------------------
respective outstanding shares of capital stock of Financial and NewSub and the consideration which the respective record holders thereof shall be entitled to receive pursuant to the Company Merger shall be as follows:

          (a)  Financial Common Stock.  At the Effective Time each share of
               ----------------------
Financial Common Stock issued and outstanding immediately prior to the Effective Time (except treasury shares, Dissenting Shares (as defined in Section 1.4) and shares, if any, held by Financial, the Corporation or any of their subsidiaries other than in a fiduciary capacity), shall automatically by virtue of the effectiveness of the Company Merger and without the necessity of any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration.

          (b)  NewSub Common Stock.  Each share of common stock of NewSub issued
               -------------------
and outstanding immediately prior to the Effective Time shall, automatically by virtue of the effectiveness of the Company Merger and without necessity of any action on the part of the holder thereof, be cancelled and converted into one share of common stock of the Surviving Corporation.

     1.4  Dissenting Shares.  Except for purposes of determining the total
          -----------------
number of shares of Financial Common Stock issued and outstanding immediately prior to the Effective Time, the provisions of Sections 1.3, 2.2 and 2.3 hereof shall not apply to any shares of Financial Common Stock which shall be held by holders who properly demand the relief to which dissenting shareholders are entitled under the IBCA ("Dissenting Shares"), it being intended that any holder of Dissenting Shares shall have in consideration for the cancellation of such Dissenting Shares only such rights as may be given to such holder under the IBCA, including the right to require that such holder's Dissenting Shares be purchased at their fair value, in the manner and subject to the procedures and conditions therein provided, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to receive such payment for such holder's shares of Financial Common Stock under the IBCA, at which time such shares shall be cancelled and converted into the right to receive the Merger Consideration only and no other consideration.

     1.5  Directors and Officers.  The directors and officers of the Surviving
          ----------------------
Corporation after the Effective Time, who shall hold office until their resignation or removal or until their successors have been elected and qualified in accordance with law and the Surviving Corporation's Articles of Incorporation and Bylaws, shall be those persons designated in Exhibit B hereto for the terms therein indicated.

     1.6  Financial Stock Options.  Prior to the Effective Time, Financial shall
          -----------------------
amend its 1993 Stock Option and Incentive Plan ("Stock Option Plan") to the extent necessary to permit the cancellation or termination on the Effective Time of each option (whether or not currently exercisable) to purchase Financial Common Stock thereunder ("Financial Stock Option") outstanding on the Effective Time. Each holder of a Financial Stock Option whose option shall be cancelled or terminated shall receive a cash payment on the Effective Time in an amount determined by multiplying the number of shares of Financial Common Stock subject to option by such holder by an amount equal to the difference between the Merger Consideration and the per share exercise price of such option. The amount of such a cash payment to holders of

Financial Stock Options with respect to each option to purchase one share of Financial Common Stock is sometimes referred to in this Agreement as the "Stock Option Price."

     1.7  Right to Revise the Structure of the Transaction.  The Corporation and
          ------------------------------------------------
American shall, in their reasonable discretion, have the unilateral right to revise the structure of the corporate reorganization contemplated by this Agreement in order to achieve tax benefits or for any other reason which they may deem advisable; provided, however, that the Corporation and American shall
                    --------  -------
not have the right to make any revision to the structure of the reorganization which (i) changes the form or amount of the consideration payable hereunder,
(ii) would unreasonably impede or delay consummation of the transactions contemplated herein or (iii) would result in treatment for Federal income tax purposes of receipt by a shareholder of Financial of the Merger Consideration set forth herein as a taxable dividend. The Corporation and American may exercise this right of revision by giving written notice to Financial and Savings in the manner provided in Section 9.4 of this Agreement, which notice shall be in the form of an amendment to this Agreement.


                                  ARTICLE II

                     CLOSING AND EXCHANGE OF CERTIFICATES

     2.1  The Closing.  The closing of the transactions provided for in this
          -----------
Agreement (the "Closing") shall take place at the home office of American, no later than thirty days after the satisfaction or waiver of all conditions and obligations contained in Article VI of this Agreement (the date of the closing is sometimes referred to in this Agreement as the "Closing Date"). On the Closing Date, all documents required to be delivered hereunder by the parties shall be so delivered.

     2.2  Exchange of Shares for Cash.  Within five business days after the
          ---------------------------
Effective Time, an exchange agent to be mutually agreed to by Buyer and Seller (the "Exchange Agent"), will send a notice, instructions and transmittal form to each holder of a certificate theretofore evidencing Financial Common Stock, advising such holder of the procedure for surrendering to the Exchange Agent such certificates in exchange for payment therefor. The parties hereto agree that American may act as Exchange Agent. Except with respect to any Dissenting Shares, each holder of a certificate theretofore evidencing Financial Common Stock, upon surrender of the same to the Exchange Agent together with such letter of transmittal, shall be entitled promptly to receive in exchange for such certificate the Merger Consideration multiplied by the number of shares of Financial Common Stock surrendered thereby. Within five business days after each such holder's certificate has been surrendered, the Exchange Agent will mail to each holder of Financial Common Stock whose certificates for shares, which are not Dissenting Shares, have been surrendered a check in the appropriate amount to which such holder is entitled pursuant to this Agreement in respect of such shares. No interest will be paid or accrued on the cash payable upon surrender of such certificates. If payment for Financial Common Stock is to be made to any person other than the registered holder of Financial Common Stock surrendered as aforesaid, the amount of any stock transfer or similar taxes (whether imposed on the registered holder or such person) payable on account of the transfer of Financial Common Stock will be deducted from the amount to be paid by the Exchange Agent or the Exchange Agent may refuse to make such payment unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Exchange Agent. Shares as to which dissenting shareholders' rights have been properly perfected shall be treated in the manner provided by
Section 1.4. The Stock Option Price shall be paid on the Effective Time to each holder of an outstanding Financial Stock Option whose option shall thereafter be deemed terminated or cancelled.

     2.3  Status of Certificates.  At and after the Effective Time, each
          ----------------------
outstanding certificate which previously represented shares of Financial Common Stock (except any Dissenting Shares, which Dissenting Shares will evidence only the rights specified in Section 1.4 hereof) shall until surrendered for exchange pursuant to this Article II be deemed for all purposes to evidence only the right to receive cash in accordance with the provisions of this Agreement and shall not be deemed to confer upon the holder thereof any voting, dividend or other rights of a shareholder of the Surviving Corporation. After the Effective Time, there shall be no further registration or transfer on the records of the Surviving Corporation of shares of Financial Common Stock (except the shares of common stock of the Surviving Corporation issued pursuant to Section 1.3(b) hereof).


                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF FINANCIAL AND Savings

     Seller represents and warrants to Buyer that, except as disclosed in
Schedule I delivered by Seller to Buyer concurrently with or prior to the date of execution of this Agreement:

     3.1  Organization, Good Standing, Authority, Insurance, Etc.  Financial is
          ------------------------------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Section 3.1 of Schedule I lists each "subsidiary" of Financial and Savings within the meaning of Section 10(a)(1)(G) of the Home Owners' Loan Act ("HOLA"), (individually a "Financial Subsidiary" and collectively the "Financial Subsidiaries") (unless otherwise noted herein all references to a "Financial Subsidiary" or to the "Financial Subsidiaries" shall include Savings). Each of the Financial Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Each of Financial and each Financial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Financial has delivered to American a true, complete and correct copy of the articles of incorporation, charter, or other organizing document and the bylaws of Financial and each Financial Subsidiary. Financial and each Financial Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Financial and the Financial Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Des Moines and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code"), and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder. Financial is duly registered as a savings and loan holding company under the HOLA.

     The minute books of Financial and the Financial Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards).

     3.2  Capitalization.  The authorized capital stock of Financial consists of
          --------------
(i) 4,000,000 shares of common stock, par value $0.01 per share, of which 511,240 shares were issued and outstanding as of the date of this Agreement, and
(ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Financial Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options under the Stock Option Plan as set forth in Section 3.2 of
Schedule I, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Financial's capital stock from Financial and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Contract") to which Financial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of Financial's capital stock. A true and complete copy of the Stock Option Plan, as in effect on the date of this Agreement, is attached as Section 3.2 of Schedule I.

     3.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Financial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Financial or a Financial Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Financial Subsidiary and no Contracts to which Financial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Financial Subsidiaries.

     3.4  Financial Statements.  (a)  Financial has delivered to American: (i)
          --------------------
Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows of Financial and the Financial Subsidiaries as of and for the years ended June 30, 1995 and 1994, certified by KPMG Peat Marwick LLP; and (ii) a consolidated statement of condition, statement of operations, statement of stockholders' equity and statement of cash flows of Financial and the Financial Subsidiaries for the three-month period ended September 30, 1995. Each of the foregoing financial statements fairly presents the consolidated financial condition, assets, liabilities and results of operations of Financial and the Financial Subsidiaries, at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and subject, in the case of interim financial statements, to normal recurring year-end adjustments, which are not material in any case or in the aggregate.

     (b) Financial and Savings have previously delivered, or will deliver, to the Corporation the Financial and Savings regulatory reports, consisting of the thrift financial reports, consolidated reports of condition and income, and accompanying schedules, filed by Financial or Savings with the Office of Thrift Supervision or the Securities and Exchange Commission for each calendar quarter, beginning with the quarter ended December 31, 1992, through the Closing Date ("Regulatory Reports"). The Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices.

     3.5  Absence of Undisclosed Liabilities.  Except (i) as disclosed in
          ----------------------------------
Section 3.5 of Schedule I, (ii) as reflected, noted or adequately reserved against in the financial statements referred to in Section 3.4(a) herein, or
(iii) for deposits incurred in the ordinary course of business consistent with past practice, Financial and the Financial Subsidiaries do not have any material liabilities (whether accrued, absolute, contingent or otherwise) of specific application to Financial or the Financial Subsidiaries and not of general application to thrift institutions.

     3.6  Absence of Changes.  Since June 30, 1995 to the date hereof, Financial
          ------------------
and the Financial Subsidiaries have conducted their respective businesses in the ordinary course of business and, except as disclosed in Section 3.6 of Schedule I, Financial and the Financial Subsidiaries have not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse on a consolidated basis. Without limiting the foregoing, except as disclosed in Section 3.6 of
Schedule I, since June 30, 1995, to the date hereof:

          (i) Financial has not issued, sold, granted, conferred or awarded any of its equity securities (except shares of Financial Common Stock upon exercise of Financial Stock Options), or options to acquire its equity securities, or any corporate debt securities which would be classified under generally accepted accounting principles as long-term debt on the consolidated balance sheets of Financial; (ii) Financial has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iii) neither Financial nor any Financial Subsidiary has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iv) neither Financial nor any Financial Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its material properties or assets; (v) except as required by contract or law, neither Financial nor any Financial Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Employee Plans (as defined in Section 3.16 hereafter) or (D) agreed to do any of the foregoing; (vi) neither Financial nor any Financial Subsidiary has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; and (vii) neither Financial nor any Financial Subsidiary has cancelled or compromised any debt, except for debts of $5,000 or less, individually or in the aggregate, charged off or compromised in accordance with the past practice of Financial and Financial Subsidiaries.

     3.7  Dividends, Distributions and Stock Purchases and Sales.  Except as
          ------------------------------------------------------
disclosed in Section 3.7 of Schedule I, since June 30, 1995 to the date hereof, Financial has not declared, set aside, made or paid any dividend or other distribution in respect of Financial Common Stock, or purchased, issued or sold any shares of Financial Common Stock.

     3.8  Proxy Statement.  At the time the Proxy Statement (as described in
          ---------------
Section 5.4 herein) is mailed to the shareholders of Financial for the solicitation of proxies for the approval of the Company Merger and at all times subsequent to such mailing up to and including the time of such approval, such Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to Financial (including the Financial Subsidiaries) and its shareholders, Financial Common Stock, this Agreement, the Company Merger and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations under such 1934 Act; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     3.9  No Broker's or Finder's Fees.  Except as set forth in Section 3.9 of
          ----------------------------
Schedule I, no agent, broker, investment banker, person or firm acting on behalf or under authority of Financial or any of the Financial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Company Merger or any other transaction contemplated hereby.

     3.10 Contracts.  Each written or oral contract entered into by Financial or
          ---------
any Financial Subsidiary (other than deposit and loan contracts with customers entered into by Financial or any Financial Subsidiary in the ordinary course of business) which involves aggregate payments or receipts in excess of $5,000 per year, including without limitation every agreement, lease, license, indenture, mortgage and other commitment to which Financial or any Financial Subsidiary is a party or by which they or any of their properties may be bound (all such contracts involving annual payments in excess of $5,000 being collectively referred to herein as "Material Contracts") is identified in Section 3.10 of Schedule I. Except as disclosed in Schedule I, all Material Contracts are valid and in full force and effect.

     3.11 Litigation.  Except as disclosed in Section 3.11 of Schedule I: (i)
          ----------
there is no litigation, investigation or proceeding pending, or to the knowledge of the senior officers of Financial threatened, that involves Financial or any Financial Subsidiary or any of their respective properties; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Financial or any Financial Subsidiary.

     3.12 Compliance with Law.  Financial and the Financial Subsidiaries are in
          -------------------
compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Financial and the Financial Subsidiaries, taken as a whole, and neither Financial nor the Financial Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of any of the above.

     3.13 Corporate Actions.  The Boards of Directors of Financial and Savings
          -----------------
have duly authorized their respective officers to execute and deliver this Agreement and, with respect to Savings, the Bank Plan of Merger, and to take all action necessary to consummate the Company Merger and the Bank Merger and the other transactions contemplated hereby and thereby. In its capacity as sole shareholder of Savings, Financial has approved the Bank Merger.

     3.14 Authority.  Except as set forth in Section 3.14 of Schedule I, the
          ---------
execution, delivery and performance of this Agreement by Financial and Savings and the Bank Plan of Merger by Savings does not violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under the articles of incorporation or bylaws of Financial, the articles of incorporation, charter or bylaws of any Financial Subsidiary, any regulatory restraint on the acquisition of Financial or Savings or control thereof (subject to receipt of all required regulatory approvals), or any contract, agreement, lease, note, bond, mortgage, indenture, deed, license or other instrument or obligation to which Financial or any of the Financial Subsidiaries is a party or is subject or by which any of their properties or assets is bound. Financial and Savings have all requisite corporate power and authority to enter into this Agreement and, with respect to Savings, the Bank Plan of Merger, and to perform their respective obligations hereunder and thereunder, except the approval of Financial's shareholders required under applicable law and subject to receipt of all regulatory approvals. This Agreement constitutes the valid and binding obligation of Financial and Savings and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.15 Labor Relations and Employment Agreements.  Neither Financial nor any
          -----------------------------------------
Financial Subsidiary is a party to or bound by any collective bargaining agreement. Financial and each Financial Subsidiary enjoy good working relationships with their employees and there are no labor disputes pending, or to the knowledge of the senior officers of Financial or Savings threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Financial or Savings, taken as a whole. Except as disclosed in Section 3.15 of Schedule I, neither Financial nor any Financial Subsidiary has any employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation ("Employment Obligation") with any director, officer, employee, consultant or agent. Except as disclosed in Section 3.15 of Schedule I, neither Financial nor any Financial Subsidiary has any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code.

     3.16 Employee Benefits.  (a) Neither Financial nor any of the Financial
          -----------------
Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 3.16 of Schedule I. None of Financial or any of the Financial Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the knowledge of Savings, the Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Financial is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 3.16 of Schedule I, neither Financial nor any of the Financial Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) To the knowledge of Financial and Savings, (i) no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; (ii) no "prohibited transaction," as defined in
Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Financial or any Financial Subsidiary; and (iii) neither Financial nor any Financial Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

     3.17 Property and Assets.  Financial and the Financial Subsidiaries have
          -------------------
good and marketable title to all of their real property reflected in the financial statements at June 30, 1995, referred to in Section 3.4 herein, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 3.17 of Schedule I. Financial and the Financial Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither Financial nor any Financial Subsidiary is in default in any material respect under any such lease. All property and assets material to their business and currently used by Financial and the Financial Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     3.18 Tax Matters.  (a)  Except as set forth in Section 3.18 of Schedule I,
          -----------
Financial and each of the Financial Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 3.18 of
Schedule I; and, except as set forth in Section 3.18 of Schedule I, there is no agreement by Financial or any Financial Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in
Section 3.18 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Financial, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Financial aware of any basis for any such assertion or claim.

          (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Financial or any of the Financial Subsidiaries for any period or periods through and including June 30, 1995, has been made and is reflected on the June 30, 1995 Financial consolidated financial statements and has been or will be made with respect to periods ending after June 30, 1995.

     3.19 Environmental Matters.  Except as set forth in Section 3.19 of
          ---------------------
Schedule I, to the best knowledge of Financial, none of the assets of Financial and the Financial Subsidiaries (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Financial or any Financial Subsidiary as of the date of this Agreement and as of the Effective
Time) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials") other than in such quantities which are incidental and customary for the maintenance and operation of such assets (e.g., cleaning fluids) or not otherwise likely, in the aggregate, to have a material adverse effect on the financial condition, business or operations of Financial and the Financial Subsidiaries, taken as a whole ("Incidental Quantities"). Except as set forth in Section 3.19 of
Schedule I, to Financial's best knowledge without inquiry, no collateral securing any loan made by Financial or any Financial Subsidiary contains any Hazardous Materials, other than in Incidental Quantities. Neither of Financial nor any Financial Subsidiary is aware of, nor has Financial or any Financial Subsidiary received written notice from any governmental or regulatory body of any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of Financial's senior officers, threatened against Financial or any Financial Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     3.20 Governmental Approvals and Other Conditions.  Neither Financial nor
          -------------------------------------------
Savings is aware of any reason why (i) the regulatory approvals that are required to be obtained by the Corporation and American in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to the Corporation's and American's future ability to carry on their respective businesses, or (iii) any of the conditions precedent as specified in Article VI to the obligation of either the Corporation and American or Financial and Savings to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

     3.21 SEC Filings.  No registration statement, offering circular, proxy
          -----------
statement, schedule or report (taken together with any amendments thereto) filed and not withdrawn since January 1, 1993 by Financial or Savings with the SEC under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, on the date of effectiveness (in the case of such registration statements or offering circulars) or on the date of filing (in the case of such reports or schedules) or on the date of mailing (in the case of such proxy statements), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.22 Asset Classification.  Section 3.22 of Schedule I sets forth a list,
          --------------------
accurate and complete in all material respects, of each loan, extension of credit and other asset of Savings that has been and remained through December 31, 1995, adversely designated, criticized or classified by Savings or any regulatory authority, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized through the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Savings before the date hereof.

     3.23 Community Reinvestment Act.  Savings' rating pursuant to its most
          --------------------------
recent examination by federal regulatory authorities pursuant to the provisions of the Community Reinvestment Act was a "satisfactory" or better. Neither Financial nor Savings has received any comment letters relating to its Community Reinvestment Act Statement or is otherwise aware of any adverse reaction to such statement.

     3.24 Loan Portfolio.  The allowance for loan losses reflected and shown, or
          --------------
to be shown, on the balance sheets contained in the financial statements provided for in Section 3.4(a) hereof are and will be with respect to financial statements dated after the date hereof, in the opinion of management of Financial, adequate to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the date of such balance sheet, in accordance with the requirements of generally accepted accounting principles. No regulatory authority has requested, in writing, Financial or Savings to increase the allowance for loan losses during 1993, 1994 or 1995 that has not been responded to in a manner satisfactory to such regulatory authority.


                                  ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND American

     Buyers represent and warrant to Sellers that, except as disclosed in
Schedule II delivered by Buyers to Sellers concurrently with or prior to the date of execution of this Agreement:

     4.1  Organization, Good Standing, Authority, Insurance, Etc.  The
          ------------------------------------------------------
Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Section 4.1 of Schedule II lists each "subsidiary" of the Corporation within the meaning of Section 2(d) of 10(a)(1)(G) of HOLA (individually a "Corporation Subsidiary" and collectively the "Corporation Subsidiaries"). Each of the Corporation Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. The Corporation and each Corporation Subsidiary have all requisite power and authority and are duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Corporation has delivered to Financial a true, complete and correct copy of the articles of incorporation or charter and bylaws of the Corporation and American. The Corporation and each Corporation Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Corporation and the Corporation Subsidiaries, taken as a whole. American is a member in good standing of the Federal Home Loan Bank of Des Moines and all eligible accounts issued by American are insured by SAIF to the maximum extent permitted under applicable law. American is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder. The Corporation is duly registered as a savings and loan holding company under the HOLA.

     4.2  Financial Statements.  The Corporation has delivered to Financial: (i)
          --------------------
Consolidated Balance Sheets, Consolidated Statements of Earnings, Consolidated Statement of Stockholders' Equity, and Consolidated Statements of Cash Flows of the Corporation and the Corporation Subsidiaries as of and for the years ended December 31, 1994 and 1993, certified by KPMG Peat Marwick LLP and (ii) Consolidated Balance Sheets, Consolidated Statements of Earnings, Consolidated Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows of the Corporation and the Corporation Subsidiaries as of and for the three-month and nine-month periods ended September 30, 1995. Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of the Corporation and the Corporation Subsidiaries at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and subject, in the case of the interim financial statements, to normal recurring year-end adjustments, which are not material in any case or in the aggregate.

     4.3  Absence of Changes.  Since December 31, 1994, the Corporation and the
          ------------------
Corporation Subsidiaries have not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations which would have a material adverse effect upon the ability of the Corporation and American to consummate the transactions contemplated herein.

     4.4  Litigation.  Except as disclosed in Section 4.4 of Schedule II: (i)
          ----------
there is no litigation, investigation or proceeding pending, or to the knowledge of the senior officers of the Corporation threatened, that involves the Corporation or any Corporation Subsidiary or any of their respective properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of the Corporation or any of its Subsidiaries; (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against or with the consent of the Corporation or any Corporation Subsidiary that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of the Corporation and the Corporation Subsidiaries, taken as a whole, or restrict in any material manner the right of the Corporation or any Corporation Subsidiary to conduct its business as presently conducted.

     4.5  Necessary Information.  With respect to the information to be provided
          ---------------------
by the Corporation and American to Financial for inclusion in Financial's proxy statement to be used for the solicitation of proxies for the approval of the Company Merger, such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

     4.6  No Broker's or Finder's Fees.  Except as set forth in Section 4.6 of
          ----------------------------
Schedule II, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Corporation or any of the Corporation Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Company Merger or any other transaction contemplated hereby.

     4.7  Compliance With Law.  The Corporation and the Corporation Subsidiaries
          -------------------
are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Corporation and the Corporation Subsidiaries, taken as a whole, and the Corporation has not received notice from any federal, state or local government or governmental agency of any material violation of any of the above.

     4.8  Corporate Actions.  The Boards of Directors of the Corporation,
          -----------------
American and NewSub have duly authorized their respective officers to execute and deliver this Agreement and, with respect to American, the Bank Plan of Merger, and to take all action necessary to consummate the Company Merger and the Bank Merger and the other transactions contemplated hereby and thereby. The shareholders of the Corporation are not required to approve either the Company Merger, the Bank Merger or any of the other transactions contemplated by this Agreement. In their capacity as sole shareholder of NewSub and American, respectively, American has approved the Company Merger and the Corporation has approved the Bank Merger.

     4.9  Authority.  The execution, delivery and performance of this Agreement
          ---------
by the Corporation, American and NewSub and the Bank Plan of Merger by American does not violate any of the provisions of, or constitute a breach or default under or give any person the right to accelerate payment or performance under the articles of incorporation or bylaws of the Corporation, the articles of incorporation, charter or bylaws of any other Corporation Subsidiary. The Corporation, American and NewSub have all requisite corporate power and authority to enter into this Agreement and, with respect to American, the Bank Plan of Merger, and to perform their obligations hereunder and thereunder, subject to receipt of all required regulatory approvals. This Agreement constitutes the valid and binding obligation of the Corporation, American and NewSub, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     4.10 Consideration.  At the Effective Time, American will have sufficient
          -------------
cash on hand to pay the aggregate Merger Consideration and the aggregate Stock Option Price for all of the outstanding shares of Financial Common Stock and outstanding Financial Stock Options.

     4.11 Governmental Approvals and Other Conditions.  The Corporation and
          -------------------------------------------
American are unaware of any reason why (i) the regulatory approvals that are required to be obtained by them in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to their future ability to carry on business, or (iii) any of the conditions precedent as specified in Article VI to their obligations to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions. In this connection and in connection with the Bank Merger, the Corporation represents it will incur approximately $4.0 million in indebtedness, all of the proceeds of which will be infused as permanent equity capital into American, and that it has obtained a legally binding loan commitment for such indebtedness, a copy of which commitment is set forth in Section 4.11 of
Schedule II. The Corporation and American further represent, that in their reasonable opinion, they do not believe that American's pro forma tangible, core and risk-based capital levels following consummation of the Bank Merger, including the debt proceeds described above but not including any other equity or debt offering, would be unacceptable to the Office of Thrift Supervision ("OTS"). Payment of the aggregate Merger Consideration will be in compliance with the provisions of 12 CFR 563.134.

     4.12 Community Reinvestment Act.  American's rating pursuant to its most
          --------------------------
recent examination by federal regulatory authorities pursuant to the provisions of the Community Reinvestment Act was a "satisfactory" or better. Neither the Corporation nor American has received any comment letters relating to its Community Reinvestment Act Statement or is otherwise aware of any adverse reaction to such statement.


                                   ARTICLE V

                                   COVENANTS

     5.1  Investigations; Access and Copies.  Between the date of this Agreement
          ---------------------------------
and the Effective Time, Financial agrees on behalf of itself and the Financial Subsidiaries to give to the Corporation and American and their respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times (other than documents or other materials relating to the transactions contemplated herein), and to furnish and cause its subsidiaries to furnish to the Corporation and American and their respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article III of this Agreement (other than documents or other materials relating to the transactions contemplated herein) or on any list, schedule or certificate delivered or to be delivered in connection therewith, and such other documents, records, or information with respect to the business and properties of it and the Financial Subsidiaries as the Corporation and American or their respective agents or representative shall from time to time reasonably request (other than documents or other materials relating to the transactions contemplated herein); provided, however, that any
                                                   --------  -------
such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. The Corporation and American and Financial and Savings will give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article VI of this Agreement.

     5.2  Conduct of Business of Financial and Savings.  Between the date of
          --------------------------------------------
this Agreement and the Effective Time, Financial and Savings agree:

          (a) That, except as otherwise set forth in Section 5.2 hereof, Financial and the Financial Subsidiaries shall conduct their businesses only in the ordinary course, and maintain their books and records in accordance with past practices;

          (b) That Financial or any Financial Subsidiaries shall not, without the prior written consent of American (i) declare, set aside or pay any dividend or make any other distribution with respect to Financial's capital stock or reacquire any of Financial's outstanding shares, except that Savings shall be permitted to pay cash dividends to Financial in the ordinary course to meet any of Financial's obligations; (ii) issue or sell or buy any shares of capital stock of Financial or any Financial Subsidiary, except shares of Financial common stock issued pursuant to the Stock Option Plan; (iii) effect any stock split, stock dividend or other reclassification of Financial's Common Stock; or
(iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Financial or any Financial Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Financial or of any Financial Subsidiary;

          (c) That Financial and the Financial Subsidiaries shall not, without the prior written consent of American (which consent shall not be unreasonably withheld): (i) sell or dispose of any assets of Financial or of any Financial Subsidiary other than the sale of single-family residential mortgage loans in the ordinary course; (ii) change the articles of incorporation, charter documents or other governing instruments of Financial or any Financial Subsidiary; (iii) except as otherwise provided herein, grant to any employee of Financial or any Financial Subsidiary an increase in compensation, bonus or benefits except increases in compensation, bonus or benefits in the ordinary course of business to non-officer employees; (iv) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type, except as contemplated herein and in compliance with applicable law; provided, however, that prior to the Effective Time, Financial and the Financial Subsidiaries shall be permitted, consistent with past practices, to (A) make contributions to the Employee Plans and Benefit Arrangements, and

(B) extend the term of any employment agreement disclosed in Schedule I; (v) authorize severance pay or other benefits for any employee of Financial or any Financial Subsidiary except (A) in accordance with existing agreements or (B) as otherwise provided herein; (vi) incur any material obligation or enter into or extend any Material Contract; (vii) engage in any lending activities, provided, however, that Financial or any Financial Subsidiary may, without the prior approval of the Corporation or American, originate (A) consumer loans in amount of $50,000 or less per loan, (B) single-family residential loans in amount of $175,000 or less per loan for retention in its portfolio, (C) single-family residential loans without limit as to size where Financial or a Financial Subsidiary has obtained a prior and valid commitment for the purchase of such loan, and (D) commercial leases in amount of $25,000 or less per lease; (viii) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Financial Subsidiary or make additional investments in subsidiaries; (ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause Savings to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xi) borrow or agree to borrow any amount of funds, excluding for these purposes FHLB advances with a maturity not to exceed six months and the acceptance of deposits in the ordinary course of business; (xii) hire any new permanent employees; (xiii) make any capital expenditures exceeding $5,000 in the aggregate; or (xiv) establish interest and fee schedules related to Savings' deposit products or lending products which materially differ from the average interest and fees charged for similar products by financial institutions conducting business in Savings' primary market area.

     5.3  No Solicitation.  Neither Financial nor Savings will authorize or
          ---------------
permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Financial or any Financial Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of Financial's Board of Directors may otherwise require, Financial will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Financial or any Financial Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. As used in this Agreement with respect to Financial, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Financial or Savings or for the acquisition of a ten percent (10%) or greater equity interest in Financial or Savings, or for the acquisition of a substantial portion of the assets of Financial or Savings. Financial and/or Savings shall notify the Corporation and American immediately upon they or any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Financial or any Financial Subsidiary becoming aware of the possibility of a Takeover Proposal or having contact initiated with any of them by any party other than the Corporation or American regarding a significant corporate event.

     5.4  Shareholder Approval and Support Agreement.  Financial shall call the
          ------------------------------------------
meeting of its shareholders to be held for the purpose of voting upon the Company Merger and related matters, as soon as practicable. In connection with such meeting, Financial's Board of Directors shall recommend approval of the Company Merger, subject to the fiduciary duties of the Board of Directors and receipt of an updated fairness opinion from its financial advisor immediately prior to the date of mailing of the proxy statement with respect to the Company Merger (the "Proxy Statement"). Financial shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of its common stock in favor of the Company Merger, except as the fiduciary duties of the Board of Directors may otherwise require.

     To induce the Corporation and American to enter into this Agreement, Financial has delivered letter agreements, each in the form attached hereto as Exhibit C (each a "Support Agreement"), entered into by all members of Financial's Board of Directors (solely in their capacity as stockholders of Financial) committing these stockholders to support the transactions contemplated by this Agreement by, among other things, voting in favor of such transactions at the meeting of Financial's shareholders to be held for the purpose of voting upon the Company Merger and related matters and not disposing of any Financial Common Stock prior to such meeting.

     5.5  Filing of Regulatory Applications.  The Corporation and American shall
          ---------------------------------
prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Company Merger, the Bank Merger and the other transactions contemplated herein. The Corporation and American shall provide copies of each such application to Financial and its counsel for their review at least five (5) days prior to the proposed date of filing. The Corporation and American shall use all reasonable efforts to obtain prompt approval of each required application.

     5.6  Publicity.  Neither the Corporation, Financial nor any of their
          ---------
subsidiaries shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Company Merger, the Bank Merger or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Company Merger, the Bank Merger or the other transactions contemplated hereby.

     5.7  Cooperation Generally.  Between the date of this Agreement and the
          ---------------------
Effective Time, the Corporation, Financial and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate (including their joint cooperation and assistance, as necessary, in preparing the Proxy Statement and the regulatory applications), to consummate the Company Merger and the other transactions contemplated by this Agreement at the earliest practicable date. If, at any time after the Effective Time, the Surviving Corporation or American shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or

American its right, title or interest in, to or under any of the rights, properties or assets of Financial or Savings or otherwise carry out the purposes of this Agreement, Financial and Savings and each of their respective officers and directors shall be deemed to have granted to the Surviving Corporation and American an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation or American and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation and American are authorized in the name of Financial, Savings or otherwise to take any and all such action.

     5.8  Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, Financial shall furnish to the Corporation and the Corporation shall furnish to Financial, respectively, its consolidated balance sheet and related statements of operations, cash flows and changes in stockholders' equity for all periods prior to the Effective Time. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Corporation or Financial, as the case may be, subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet.

     5.9  Forbearances of the Corporation.  Between the date of this Agreement
          -------------------------------
and the Effective Time, the Corporation shall not permit any of its subsidiaries to, without the prior written consent of Financial, take any action that would materially adversely affect or delay the ability of either Buyer or Seller to obtain the Governmental Approvals (as defined in Section 6.1(c) hereof) required for the transactions contemplated by this Agreement and the Bank Plan of Merger or to perform its covenants and agreements under this Agreement and the Bank Plan of Merger.


                                  ARTICLE VI

                       CONDITIONS OF THE COMPANY MERGER;
                           TERMINATION OF AGREEMENT

     6.1  General Conditions.  The obligations of Buyers and Sellers to effect
          ------------------
the Company Merger and the Bank Merger shall be subject to the following conditions:

          (a)  Stockholder Approval.  The holders of the outstanding shares of
               --------------------
Financial Common Stock shall have approved this Agreement and the Company Merger by the requisite vote as specified in the IBCA.

          (b)  No Proceedings.  No order shall have been entered and remain in
               --------------
force restraining or prohibiting the Company Merger or the Bank Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c)  Government Approvals.  To the extent required by applicable law
               --------------------
or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC"), applicable state regulatory authorities, the Federal Trade Commission, the U.S. Department of Justice; the Securities and Exchange Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Company Merger and the Bank Merger. All other statutory or regulatory requirements for the valid consummation of the Company Merger and the Bank Merger and related transactions shall have been satisfied.

     6.2  Conditions to Obligations of Buyer.  The obligations of Buyers to
          ----------------------------------
effect the Company Merger, the Bank Merger and the other transactions contemplated herein shall be subject to the following additional conditions:

          (a)  Opinion of Counsel for Financial.  The Corporation shall have
               --------------------------------
received from counsel to Financial an opinion dated as of the Closing Date covering the following matters:

               (i) Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa;

               (ii) Savings is a federal savings bank duly incorporated and existing under the HOLA;

               (iii) This Agreement has been duly and validly authorized, executed and delivered by Financial and Savings and (assuming that this Agreement is a binding obligation of the Corporation, American and NewSub) constitutes a valid and binding obligation of Financial and Savings enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

               (iv) To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by Financial or Savings of the Agreement or any of the documents to be executed and delivered by Financial or Savings in connection therewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Financial or Savings or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and laws of the State of Iowa and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991).

          (b)  No Material Adverse Change.  Between the date of this Agreement
               --------------------------
and the Closing Date, there shall not have occurred any material adverse change (including failure to obtain anticipated financial statement benefits from prior federal income tax filings) in the financial condition, business or results of operations of Financial and the Financial Subsidiaries, taken as a whole, other than any such change attributable to or resulting from changes in law, regulation or generally accepted accounting principles or interpretations thereof of general application to the banking and thrift industries.

          (c)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Financial and
- ------------------------
Savings shall be true in all material respects at the Effective Time with the same effect as though made at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); except (1) as contemplated by this Agreement, (2) as consented to in writing by American or (3) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Financial and the Financial Subsidiaries, taken as a whole; Financial and Savings shall have performed all obligations and complied with each covenant, in all material respects, under this Agreement on their parts to be performed or complied with at or prior to the Effective Time except for failures to perform or comply with such obligations and covenants which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Financial and the Financial Subsidiaries, taken as a whole; and Financial shall have delivered to American a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (d)  Acceptance of Legal Matters.  The form and substance of all legal
               ---------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to Buyer.

          (e)  Consents Under Agreements.  Sellers shall have obtained the
               -------------------------
consent or approval of each person (other than the Governmental Approvals) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Company Merger or American pursuant to the Bank Merger to any obligation, right or interest of Financial or any Financial Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Corporation and the Corporation Subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

          (f)  Stock Options.  All of the outstanding Financial Stock Options
               -------------
shall have been terminated or cancelled as is contemplated in Section 1.6 herein.

          (g)  Tax Opinion.  The Corporation shall have received an opinion of
               -----------
its tax counsel or tax accountants substantially to the effect that (i) the Corporation and American and Financial and Savings will not recognize any gain or loss upon the acquisition of Financial Common Stock in the Company Merger;
(ii) Financial will not recognize any gain or loss upon its distribution of all its assets to, and the assumption of all its liabilities by, American in the Liquidation; (iii) the Corporation and American will not recognize any gain or loss upon receipt of all the assets and assumption of all the liabilities of Financial in the Liquidation; and (iv) the Corporation, American and Savings will not recognize any gain or loss as a result of the Bank Merger.

          (h)  Resignation of Directors and Officers.  Each of the persons
               -------------------------------------
serving as a director or officer of Financial and Savings or any subsidiary of either shall, at the Closing Date, submit his/her written resignation as a director or officer, effective as of the Effective Time.

          (i)  Dissenters Rights.  No greater than 15.0% of the outstanding
               -----------------
Financial Common Stock entitled to vote at the meeting of Financial's stockholders to be held for the purpose of voting upon the Company Merger and related matters, shall have delivered the written notice of intent to demand payment pursuant to the applicable provisions of the IBCA.

          (j)  Severance and Other Payments.  Each of the individuals listed on
               ----------------------------
Exhibit D shall have executed and delivered a letter to the Corporation dated as of the Effective Time providing that the payments made to them, or those specifically identified to be made to them subsequent to the Effective Time, pursuant to their employment by Sellers or under the terms of any agreements with Sellers or as otherwise provided for in this Agreement satisfy all outstanding obligations of Buyers and Sellers to such individual and no other payment, of any kind, is or shall be due or owing to such individual by Buyers, Sellers or any affiliate thereof.

     6.3  Conditions to Obligations of Seller.  The obligations of Sellers to
          -----------------------------------
effect the Company Merger, the Bank Merger and the other transactions contemplated herein shall be subject to the following additional conditions:

          (a)  Opinion of Counsel for the Corporation.  Financial shall have
               --------------------------------------
received from counsel to the Corporation an opinion dated as of the Closing Date covering the following matters:

               (i) The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota;

               (ii) American is a Federal savings bank duly incorporated and existing under the HOLA;

               (iii) This Agreement has been duly and validly authorized, executed and delivered by the Corporation, American and NewSub and (assuming this Agreement is a binding obligation of Financial and Savings) constitutes a valid and binding obligation of the Corporation, American and NewSub enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

               (iv) To the actual knowledge of such counsel, no consent or approval, which has not already been obtained from any governmental authority, is required for execution and delivery by the Corporation, American and NewSub of this Agreement or any of the documents to be executed and delivered by the Corporation and American in connection therewith.

     Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of the Corporation or American or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and laws of the States of Minnesota and Iowa and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

          (b)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Corporation
- ------------------------
and American shall be true in all material respects at the Effective Time with the same effect as though made at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (i) as contemplated by this Agreement, (2) as consented to in writing by Savings or (3) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of the Corporation and the Corporation Subsidiaries, taken as a whole; the Corporation and American shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Effective Time except for failure to perform or comply with such obligations and covenants which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of the Corporation and the Corporation Subsidiaries, taken as a whole; and the Corporation shall have delivered to Financial a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c)  Acceptance of Legal Matters.  The form and substance of all legal
               ---------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to Seller.

          (d)  Receipt of Consideration.  The Exchange Agent in its fiduciary
               ------------------------
capacity shall have acknowledged in writing receipt of the aggregate Merger Consideration for all shares of Financial Common Stock to be acquired hereunder and the aggregate Stock Option Price for all Financial Stock Options to be cancelled hereunder.

     6.4  Termination of Agreement and Abandonment of Company Merger.  This
          ----------------------------------------------------------
Agreement may be terminated at any time before the Effective Time, whether before or after approval thereof by shareholders of Financial, as provided below:

          (a)  Mutual Consent.  By mutual consent of the parties, evidenced by
               --------------
their written agreement.

          (b)  Closing Delay.  At the election of either party, evidenced by
               -------------
written notice, if the Closing Date shall not have occurred on or before October 31, 1996, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section
         --------  -------
6.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice.

          (c)  Conditions to Buyer's Performance Not Met.  By the Corporation or
               -----------------------------------------
American upon delivery of written notice of termination to Savings if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Buyer to effect the Company Merger or the Bank Merger set forth in Sections 6.1 and 6.2 and noncompliance is not waived by Buyer; provided, however, that the right to terminate under this paragraph shall not be available to the Corporation or American where either of their failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice.

          (d)  Conditions to Sellers Performance Not Met.  By Financial or
               -----------------------------------------
Savings upon delivery of written notice of termination to the Corporation or American if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Seller to effect the Company Merger or the Bank Merger set forth in Sections 6.1 and 6.3 and noncompliance is not waived by Sellers; provided, however, that the right to terminate under this paragraph shall not be available to Financial or Savings where either of their failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

                                  ARTICLE VII

                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     7.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 6.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 3.9 and 4.6 (Brokers and Finders), 5.6 (Publicity), 7.2 (Expenses) and 9.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 6.4(c) or 6.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to any other party on account of any breach or failure of any of those representations, warranties and agreements; provided, however, that the foregoing clause shall not (i) apply to
            --------  -------
agreements of the parties which by their terms are intended to be performed after the Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     7.2  Payment of Expenses.  (a)  Each of the parties hereto shall bear and
          -------------------
pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

          (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce the Corporation and American to enter into this Agreement and as a means of compensating the Corporation and American for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, Financial and Savings agree that if this Agreement is terminated in accordance with its terms (other than if terminated by Financial and Savings pursuant to Section 6.4(d) hereof as a result of the Corporation's noncompliance with the conditions set forth in Section 6.3(b) hereof) and prior to such termination a Termination Event, as defined in paragraph (c) below, shall have occurred, Financial and Savings will upon demand pay to the Corporation and American in immediately available funds $500,000.

          (c) For purposes of this Agreement, a Termination Event shall mean either of the following:

               (i) Financial or any Financial Subsidiary, without having received the Corporation's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) other than the

Corporation or any affiliate of the Corporation (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act of 1933) or the Board of Directors of Financial shall have recommended that the shareholders of Financial approve or accept any Acquisition Transaction with any person other than the Corporation or any affiliate of the Corporation. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Financial or any Financial Subsidiary, (y) a purchase, lease, or other acquisition of all or substantially all of the assets of Financial or any Financial Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of 15% or more of any class of equity securities of Financial or any Financial Subsidiary; or


               (ii) After a bona fide proposal is made by any person other than the Corporation or any affiliate of the Corporation to Financial or its shareholders to engage in an Acquisition Transaction, either (x) Financial shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle the Corporation to terminate this Agreement, or
(y) the holders of Financial Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or Financial's Board of Directors shall have withdrawn or modified in a manner adverse to the Corporation the recommendation of Financial's Board of Directors with respect to this Agreement.

     7.3  Non-Enforceability.  This Agreement is not intended to confer nor does
          ------------------
it confer upon any person other than the parties hereto any rights or remedies hereunder, except with respect to the Merger Consideration upon consummation of the Company Merger and except as contemplated in Sections 8.1(a)(ii) and (iii) and 8.2 herein (each of which shall be enforceable by the party intended to be benefitted thereby).


                                 ARTICLE VIII

                          CERTAIN FURTHER AGREEMENTS

     8.1  Employees and Benefits.  (a)(i)  The Corporation and American shall on
          ----------------------
and after the Effective Time, subject to the exercise of their business judgment in their sole discretion, use reasonable efforts to continue the employment of the employees of Financial and Savings as of the Effective Time at comparable positions as employed prior to the Effective Time. To the extent such employment is not so available, the Corporation and American, subject to the exercise of their business judgment in their sole discretion, shall use all reasonable efforts to secure alternative employment for any such persons within the Corporation or any of the Corporation Subsidiaries, including any new positions in the Fargo-Moorhead area.

               (ii) The existing severance agreement between Brian P. Wittman and Financial will be terminated at the Effective Time, and in lieu thereof the severance agreement between Mr. Wittman and American, which shall be binding on both parties in accordance herewith and be in the form of a letter agreement to be executed by American and Mr. Wittman at the Effective Time, shall be as follows: (A) on the earlier to occur of 120 days following the Effective Time or December 31, 1996, Mr. Wittman will receive as consideration for agreeing to terminate his existing severance agreement (and such rights as he may be entitled to thereunder) and for assisting in the transition following the Effective Time a cash payment of $23,130 from American; (B) on the date that is 120 days following the Effective Time, Mr. Wittman will receive an additional cash payment of $23,130 from American, unless on or prior to such date Mr. Wittman and American agree in writing for Mr. Wittman to continue full time employment with American on mutually acceptable terms, in which event such additional $23,130 payment shall not be made; (C) in the event Mr. Wittman's employment is terminated by either the Corporation or American prior to the date on which a payment is to be made pursuant to clause (A) or (B) hereunder, Mr. Wittman will receive a cash payment of $46,260 less any payment previously tendered to him pursuant to clause (A) or (B) effective upon such termination and no further payment shall be required hereunder; and (D) no payments still owing to Mr. Wittman hereunder will be due if at any time prior to the date on which a payment is required to be made hereunder Mr. Wittman voluntarily self-terminates his employment or he is terminated by American for cause. Following the Effective Time, Mr. Wittman's salary during his period of continued employment shall be the same salary he is receiving as of the date hereof from Savings until the earlier of his termination of employment or the entering into of the agreement of the parties as contemplated in clause (B) herein.

               (iii) Buyers will be required to pay each Financial or Savings employee listed in Exhibit 8.1(a)(iii) hereto a cash payment ("Payment") six months after the Effective Time calculated pursuant to the formula set forth in
Part 1 of Exhibit 8.1(a)(iii). Such "Payment" will not be due, however, to an employee if at any time prior to the expiration of such six month period, the employee self-terminates his/her employment or is terminated by the Corporation or American or Financial or Savings for cause. In addition, in any instance where the Corporation or American or Financial or Savings terminates an employee noted as a Senior Officer on Exhibit 8.1(a)(iii) without cause within one year following the Effective Time, such employee shall receive, in addition to the Payment made pursuant to the first sentence of this Paragraph 8.1(a)(iii), a payment ("Severed W/O Cause") calculated pursuant to the formula set forth in
Part 2 of Exhibit 8.1(a)(iii). Such additional "Severed W/O Cause" payment will not be due, however, to such Senior Officer employee if at any time prior to the expiration of such one year period, the Senior Officer employee self-terminates his/her employment or is terminated by the Corporation or American or Financial or Savings for cause.

               (iv) After the Effective Time, the continuing employees of Financial and Savings shall be eligible to receive medical, group hospitalization, dental, life and disability insurance and other welfare benefits no less than those provided to other employees of the Corporation and American holding comparable positions. The continuing employees of Financial and Savings shall not be subject to any exclusion or penalty for pre-existing conditions after the

Effective Time which were covered under an existing Financial or Savings medical insurance plan or any waiting period relating to coverage under a Corporation or American medical insurance plan and they will receive full credit for payment of current and past premiums, co-payments and deductibles.

               (v) After the Effective Time, the continuing employees of Financial and Savings shall become subject to the Corporation's and American's policies and procedures relative to long-term disability, short-term disability and paid time off, the latter of which is available for both vacation time and sick time, to the same extent as comparably situated Corporation or American employees. Accrued vacation time for continuing Financial and Savings employees shall be converted into paid time off on a one for one basis. Those employees of Financial or Savings not continuing as employees of the Corporation or American shall be compensated (based upon their current rate of salary) for any accrued vacation time but not for accrued sick leave.

               (vi) Each employee of Financial or any Financial Subsidiary who becomes an employee of the Corporation or any of its Subsidiaries as of the date of the Company Merger shall be immediately entitled to participate in all employee benefit plans sponsored by the Corporation or any of the Corporation Subsidiaries to the same extent as other comparably situated employees of the Corporation and American. Such employees shall receive credit for their prior period of service to Financial or any Financial Subsidiary for purposes of determining eligibility, participation and vesting in all Corporation or the Corporation Subsidiaries employee benefit plans and for receiving other employee benefits.

          (b) As soon as practicable after the execution of this Agreement, Financial and the Corporation will cooperate to cause the Financial ESOP and Savings' 401(k) Profit Sharing Plan (together, the "Terminating Plans") to be amended and other action taken in a manner reasonably acceptable to Financial and the Corporation to provide (i) that each participant in the Terminating Plans not fully vested will become fully vested in his or her plan account as of the Effective Time, and (ii) that Financial and Savings shall terminate on or before the Effective Time the Terminating Plans. The ESOP amendment and other action taken will provide that, upon the repayment of the ESOP loan, the remaining proceeds in the Loan Suspense Account will be allocated (to the extent permitted by Section 415 of the Code and other applicable laws and regulations) to ESOP participants (as determined under the terms of the ESOP). As soon as practicable after the Effective Time, Financial and the Corporation agree that participants in the Terminating Plans will receive lump sum distributions of their plan accounts. To the extent permitted by applicable law, and to the extent requested by participants in the Financial Terminating Plans, the Corporation will permit continuing employees to elect to have their accounts under the Financial ESOP and Savings' 401(k) Profit Sharing Plan transferred, respectively, into the Corporation's ESOP and American's 401(k) plan.

               The amendments to each Terminating Plan and actions related thereto will be adopted conditioned upon the consummation of the Company Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the

Terminating Plan after any required amendments and any private letter ruling that Financial and the Corporation shall mutually deem appropriate. Financial and the Corporation will cooperate in submitting appropriate requests for any such determination letters or rulings to the IRS and will use their best efforts to seek the issuance of such letter or ruling as soon as practicable following the date hereof. Financial and the Corporation will adopt such additional amendments to the Terminating Plans as may be reasonably required by the IRS as a condition to granting such determination letter or ruling provided that such amendments do not substantially change the terms outlined herein.

               Notwithstanding anything to the contrary in this Agreement, until the Effective Time, Financial and Savings shall not be permitted to make additional contributions to the ESOP, except that Financial and Savings shall be permitted to make a contribution to the ESOP in December 1996 in the amount sufficient for the ESOP to pay the requisite amount of the principal and interest then due on the ESOP loan. Any remaining indebtedness on the ESOP loan as of the Effective Time shall be repaid from the Trust associated with the ESOP.

               If the final distribution of the assets from the Financial ESOP has not been completed prior to the Effective Time, the Corporation shall cause the ESOP to be continued for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the ESOP through distribution of its assets in accordance with its terms without substantive amendments, unless such amendments are needed to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the ESOP. Financial shall cause the Financial ESOP to be amended, effective as of the Effective Time, to provide that the administrative committee thereof shall consist of two individuals appointed by the Board of Directors of Financial prior to the Effective Time (which individuals may not be removed or changed by the Corporation or its affiliates after the Effective Time) and three or more individuals designated by and serving at the pleasure of the Corporation.

          (c) The existing employment agreements between Financial and Savings and David S. Paulson and Mary K. Nelson shall each be terminated at the Effective Time. The Corporation and American acknowledge and agree that consummation of the Company Merger constitutes a change of control under Mr. Paulson's and Ms. Nelson's employment agreements, that the conditions set forth in paragraph (a) of Section 11 of the employment agreement between each such person and Savings will exist and, therefore, each of Mr. Paulson and Ms. Nelson will be entitled to the payment determined pursuant to Section 11(a) of such agreements upon consummation of the Company Merger. Assuming payment of the requisite amount under Section 11(c) of each person's employment agreement with Savings, no further payment will be required to be made upon termination of such person's employment agreement with Financial. Attached hereto as Exhibit E is a schedule of the maximum payments that could be made to Mr. Paulson and Ms. Nelson as of the Closing Date computed pursuant to Section 11(a) of their agreements, without reference to any deductions for deemed parachute payments pursuant to Section 280G of the Code.

          (d) Savings' Directors' Retirement Plan shall be terminated at and as of the Effective Time and as of such time the participants therein will be fully vested in and eligible to receive benefits thereunder. The Corporation and American acknowledge and agree that consummation of the Company Merger constitutes a change of control under the Directors' Retirement Plan. To the extent permitted by applicable law and the Directors' Retirement Plan, all vested accrued benefits (without present value reductions for a beneficiary in pay status) shall be distributed as of the Effective Time. Attached hereto as Exhibit F is a schedule of the payments to be made under Savings' Directors' Retirement Plan upon its termination as of the Effective Time.

          (e) Savings shall continue to maintain any corporate-owned life insurance on its officers and directors in effect as of the date hereof through the Effective Time, and shall, on or before the Effective Time, terminate any of its obligations to provide death benefits to such officers and directors, and no payments of any kind will be made on account of such termination. Attached hereto as Exhibit G is the form of the letter agreement to be entered into as of the Effective Time by each individual covered by any corporate-owned life insurance agreeing to the termination of any right to death benefits.

          (f) Savings shall terminate its Deferred Compensation Plan on or before the Effective Time at no expense to, or require any payment by, Buyers or Sellers.

          (g) Consistent with the provisions herein, Financial and Savings may take such actions on or before the Effective Time as are necessary or appropriate to effectuate the provisions of this Section 8.1, including but not limited to (i) the adoption and execution of agreements and amendments relating to the plans, programs and agreements referenced herein and (ii) the adoption and execution of any amendment required by applicable law.

     8.2  Indemnification and Insurance.  (a) From and after the Effective Time,
          -----------------------------
the Corporation and American (including any successor thereto) shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Financial or any of the Financial Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Financial or any Financial Subsidiary if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Company Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Time (the "Indemnified Liabilities") to the full extent permitted under (i) applicable Iowa or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time or (ii) under Financial's or Savings' Articles of Incorporation, Charter and Bylaws. The Corporation and American shall pay expenses in advance of the final disposition of any such claim to each

Indemnified Party to the full extent permitted by Iowa or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification hereunder upon learning of any Claim, shall notify the Corporation promptly after learning of any Claim (but the failure so to notify the Corporation shall not relieve them from any liability which they may have under this Section 8.2(a) except to the extent such failure materially prejudices the Corporation) and shall deliver to the Corporation the undertaking, if any, required by applicable law. The Corporation shall insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in Financial's Articles of Incorporation and Bylaws, as in effect as of the date hereof, or allowed under applicable Iowa or federal law as in effect as of the date hereof or as amended applicable to a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Company Merger.

          (b) From and after the Effective Time, the directors, officers and employees of Financial and the Financial Subsidiaries who become directors, officers or employees of the Corporation or its subsidiaries, (i) shall have indemnification rights having prospective application only, except for the indemnification rights set forth in paragraph (a) above and (ii) shall be covered by the directors, officers and employees liability insurance policy of the Corporation and its subsidiaries on a basis at least equal to the coverage provided to persons in similar positions with the Corporation or any of the Corporation Subsidiaries. The prospective indemnification rights granted consistent with the provisions hereunder shall consist of such rights to which directors, officers and employees of the Corporation or the Corporation Subsidiaries are entitled under the provisions of (A) the Articles of Incorporation, or similar governing documents, of the Corporation and its subsidiaries, as in effect from time to time after the Effective Time, as applicable, and (B) provisions of applicable Minnesota and federal law as in effect from time to time after the Effective Time.

          (c) The obligations of the Corporation and American provided under paragraphs (a) and (b) of this Section 8.2 are intended to be the joint and several obligations of the Corporation and American and to benefit, and be enforceable against the Corporation and American directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of the Corporation and American.

          (d) Subject to availability and a cost of no greater than $15,000, the Corporation shall permit Financial and Savings to purchase and keep in force for a period of at least three years following the Effective Time, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Financial's and Savings' existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time.

                                  ARTICLE IX

                                    GENERAL

     9.1  Amendments.  Subject to applicable law, this Agreement may be amended,
          ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of Financial, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by Financial shareholders in the Company Merger.

     9.2  Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 5.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party on a non-confidential basis when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other applicable regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 9.2.

     9.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Minnesota without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption and except to the extent that consummation of the Company Merger shall be governed by Iowa law.

     9.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to the Corporation or American, to

          The Corporation     AFS Financial Corporation
                              124 DeMers Avenue
                              East Grand Forks, Minnesota 56721
                              Attn:  Steven P. Worwa, President

          with copy to:       Elias Matz Tiernan & Herrick, L.L.P.
                              12th Floor
                              734 15th Street, N.W.
                              Washington, D.C. 20005
                              Attn:  Daniel P. Weitzel, Esquire

          Financial           Northwestern Financial Corp.
                              720 Main Avenue
                              Fargo, North Dakota 58103
                              Attn: David S. Paulson, President

          with copy to:       Housley Kantarian & Bronstein, P.C.
                              1220 19th Street, N.W., Suite 700
                              Washington, D.C. 20036
                              Attn:  Gary R. Bronstein, Esquire

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     9.5  No Assignment.  This Agreement may not be assigned by any of the
          -------------
parties hereto, by operation of law or otherwise, except as contemplated hereby.

     9.6  Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     9.7  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     9.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     9.9  Entire Agreement.  This Agreement, together with the schedules, lists,
          ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 9.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Company Merger. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     9.10 Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.


AFS FINANCIAL CORPORATION                  NORTHWESTERN FINANCIAL CORP.


By:  /s/ Steven P. Worwa                   By: /s/ David S. Paulson
     -------------------------                 ---------------------------------
Name:   Steven P. Worwa                    Name:  David S. Paulson

Title:  President and Chief Executive      Title: President and Chief Executive
         Officer                                     Officer

AMERICAN FEDERAL BANK                      NORTHWESTERN SAVINGS BANK, F.S.B.


By:  /s/ Steven P. Worwa                   By: /s/ David S. Paulson
     -------------------------                 ---------------------------------
Name:   Steven P. Worwa                    Name:  David S. Paulson

Title:  President and Chief Executive      Title: President and Chief Executive
         Officer                                     Officer

AMERICAN ACQUISITION CORP.


By:  /s/ Steven P. Worwa
     -------------------------
Name:   Steven P. Worwa

Title:  President and Chief Executive
         Officer

                              EXHIBIT 8.1(a)(iii)

                                   Employee
                                   --------

     Stan Bachmeier *                                       Becky Stahl
     Lisa Benson                                            Carol Udart *
     Pat Berglund                                           Paula Wagner
     Marlene Dukart                                         George Wynn
     Arlene Duval                                           Rae Dabill
     Nancy Ellingson                                        Cliff Dronen
     Pat Estenson                                           Marlene Farley
     Bernice Fredericks *                                   Becky Waldera
     Ralph Jose                                             Jason Bedford
     Becky Klein                                            Debbie Greff
     Marie Larson                                           Mary Hewitt
     Marlin Lindquist *                                     Kimberly Jech
     Lynette Neuschwander                                   Nate Monson
     Marcia Nustad                                          Karl Pape
     Eric Rogne *                                           Frank Needham

     ______________
     *  Senior Officer

Part 1.
          Non-Senior Officers:

                                       Monthly Base
          Years of Service    and      Compensation         Payment(a)
          ----------------             ------------         ----------
               N/A                     Full Commissioned          $1,000
                                         Employees
          Less than 1.5 years          Less than $1,500           $1,000
          1.5 years to 3 years         Less than $1,500           $1,750
          More than 3 years            More than $1,500           $5,000

          _____________
          (a) Employees not meeting both the Years of Service and Compensation thresholds fall into the next lower Payment category.

          Senior Officers:

               1/2 of monthly base salary for each year of service up to a maximum of six months.

Part 2

          None-Senior Officers:

               None

          Senior Officers:

               1/2 of monthly base salary for each year of service up to a maximum of six months.

                                   APPENDIX B

June 3, 1996


Board of Directors
Northwestern Financial Corp.
701 Main Avenue
Fargo, North Dakota 58103

Dear Directorate:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share, (the "Common Stock") of Northwestern Financial Corp. ("NFC" or the "Company"), of the consideration to be paid for the Common Stock pursuant to the Reorganization and Merger Agreement (the "Agreement") dated as of February 13, 1996 among AFS Financial Corporation, American Acquisition Corp. (collectively "AFS"), and American Federal Bank ("AFB") and NFC, Northwestern Savings Bank FSB (collectively, the "Company").

Pursuant to the agreement, the Company will be merged with a wholly owned subsidiary of AFB and each share of outstanding Common Stock of NFC, other than shares held by dissenters, shall be exchanged for a price of $23.25 per share ("Acquisition Share Price"), representing aggregate consideration of $12.5 million (the "Consideration"). Consideration paid to NFC shareholders by AFS shall be in the form of cash. Holders of NFC options shall also be cashed out at $13.25 which represents the Acquisition Share Price less the option exercise price of $10.00 per share.

Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Baird is familiar with the Company having provided financial advisory services in connection with the negotiations leading to the Agreement.

In connection with the opinion, we have reviewed among other things: (a) the Agreement; (b) NFC's proxy statement dated September 25, 1995; (c) NFC's audited financial statements for the five fiscal years ended June 30, 1995; and its interim financial statements on Form 10-Q for the period ended September 30, 1995, December 31, 1995, and March 31, 1996; (d) financial forecasts and analyses prepared by Management of the Company; (e) the views of senior management and the Board of Directors of the Company's past and future business operations; (f) certain reported price and trading history for the NFC's common stock; (g) the financial terms of recent business combinations in the savings institution business; (h) the current market environment generally and the banking environment in particular; and, (i) such other financial information, studies, analyses and investigations as well as financial, market and economic criteria we considered relevant.

Northwestern Financial Corp.
Page 2


In performing our review, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets
and liabilities of the Company or the collectibility of any such assets.   With
respect to the financial projections reviewed with management, we have assumed they reflect the best currently available estimates and judgments of the Company's Management. We also have assumed that there has been no material change in the Company's financial condition, results of operation, business or prospects since the date of the last financial statements made available to us. We have assumed that AFS will receive regulatory approvals without undue delay.

Our opinion is necessarily based on economic, market and other conditions in effect on and material made available to us as of the date hereof. Subsequent events could materially effect the assumptions used in this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof.

We have acted as NFC's financial advisor and will receive a fee for that service. A significant portion of that fee is contingent on consummation of an acquisition.

It is understood that this opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Baird's prior written consent. Baird hereby consents to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Acquisition so long as the opinion is quoted in full in such registration statement or proxy statement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ ROBERT W. BAIRD & CO. INCORPORATED



Steven P. Kent
Managing Director

                                   APPENDIX C

                                                                      APPENDIX C
                                 DIVISION XIII
                               DISSENTERS' RIGHTS
                                     PART A

     490.1301 DEFINITIONS FOR DIVISION XIII.  --  In this division:

     1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

     4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all circumstances.

     6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     7. "Shareholder" means the record shareholder or the beneficial shareholder.


     490.1302 SHAREHOLDERS' RIGHT TO DISSENT.  --

     1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

               (1)  Shareholder approval is required for the merger by section
490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

               (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

          b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

               (1)  Alters or abolishes a preferential right of the shares.

               (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

               (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

               (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

               (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

               (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

          e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


     490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.  --

     1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder assets dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

          a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

          b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.


                                     PART B

     490.1320 NOTICE OF DISSENTERS' RIGHTS.  --

     1.   If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

     2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

     490.1321  NOTICE OF INTENT TO DEMAND PAYMENT.  --

     1.   If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

          a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

          b. Not vote the dissenting shareholder's shares in favor of the proposed action.

     2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

     490.1322 DISSENTERS' NOTICE.

     1.   If proposed corporate action creating dissenters' rights under section
490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

     2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

          a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

          b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

          c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

          d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

          e.   Be accompanied by a copy of this division.

     490.1323  DUTY TO DEMAND PAYMENT.  --

     1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

     2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

     490.1324 SHARE RESTRICTIONS.  --

     1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

     2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     490.1325 PAYMENT.  --

     1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section
490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     2.   The payment must be accompanied by all of the following:

          a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

          b. A statement of the corporation's estimate of the fair value of the shares.

          c.   An explanation of how the interest was calculated.

          d.   A statement of the dissenter's right to demand payment under section 490.1328.

          e.   A copy of this division.

     490.1326 FAILURE TO TAKE ACTION.  --

     1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

     490.1327 AFTER-ACQUIRED SHARES.  --

     1.   A corporation may elect to withhold payment required by section
490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

     490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.  --

     1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

          a.   The dissenter believes that the amount paid under section
490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

          b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

          c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.


                                     PART C

     490.1330 COURT ACTION.  --

     1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

          a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

          b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

     490.1331 COURT COSTS AND COUNSEL FEES.  --

     1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

     2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

          a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

          b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                REVOCABLE PROXY
                          NORTHWESTERN FINANCIAL CORP.

________________________________________________________________________________
                        SPECIAL MEETING OF STOCKHOLDERS
                                 JUNE 28, 1996
________________________________________________________________________________

     The undersigned hereby appoints John M. Grove, Carl R. Ekern and Mark V. Sweeney, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the Common Stock of Northwestern Financial Corp. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders (including any adjournment or postponement, the "Special Meeting"), to be held at Northwestern Savings Bank, F.S.B.'s South Bank office located at 1301 30th Avenue South, Fargo, North Dakota on Friday, June 28, 1996 at 11:00 a.m., local time, and at any and all adjournments thereof, as indicated below and as determined by the majority of the Board of Directors with respect to such other matters as may come before the Special Meeting.

   1.  The approval of a Reorganization and Merger       FOR   AGAINST  ABSTAIN
       Agreement, dated as of February 13, 1996          ---   -------  -------
       (the "Agreement"), by and between the
       Company and Northwestern Savings Bank,
       F.S.B. (the "Bank") on the one hand and AFS
       Financial Corporation ("AFS"), American
       Federal Bank ("American Federal") and
       American Acquisition Corp. ("NewSub") on
       the other hand, pursuant to which: (i) the
       Company will be acquired by AFS by means of
       the merger of NewSub, a wholly owned
       subsidiary of American Federal, with and
       into the Company (the "Merger") with the
       Company as the surviving corporation; (ii)
       each share of the Company's common stock,
       $0.01 par value per share (the "Common
       Stock"), will be converted into the right
       to receive $23.25 in cash; and (iii) each
       holder of an option to acquire Common Stock
       will receive a cash payment in an amount
       determined by multiplying the number of
       shares of Common Stock subject to option by
       an amount equal to the difference between
       $23.25 and the per share exercise price of
       the option, under such terms and conditions
       as are described in the Proxy Statement and
       the Agreement and the other transactions
       contemplated thereby.
                                                          [_]     [_]     [_]





  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSITION.
________________________________________________________________________________
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS
                    ---
PRESENTED AT THE SPECIAL MEETING, INCLUDING WITHOUT LIMITATION MATTERS RELATING TO THE CONDUCT OF THE SPECIAL MEETING AND MATTERS WHICH THE BOARD DOES NOT KNOW A REASONABLE TIME BEFORE COMMENCEMENT OF THIS SOLICITATION ARE TO BE PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.
________________________________________________________________________________

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the undersigned's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Special Meeting and a Proxy Statement.


Date: _____________, 1996


____________________________      ___________________________
PRINT NAME OF STOCKHOLDER         PRINT NAME OF STOCKHOLDER


____________________________      ___________________________
SIGNATURE OF STOCKHOLDER          SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


________________________________________________________________________________
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
________________________________________________________________________________